   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996.


                                                       REGISTRATION NO. 333-9627
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DATAPOINT CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            3571                           74-1605174
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                               4 RUE D'AGUESSEAU
                              75008 PARIS, FRANCE

                              8410 DATAPOINT DRIVE
                         SAN ANTONIO, TEXAS 78229-8500
             (Address of principal executive offices and zip code)

                                (33-1) 4007 3737
                                 (210) 593-7000
              (Registrant's telephone number, including area code)


                               GERALD N. AGRANOFF
                       Vice President and General Counsel
                             Datapoint Corporation
                              8410 Datapoint Drive
                         San Antonio, Texas 78229-8500
                                 (210) 593-7000
      (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                           --------------------------

                                WITH A COPY TO:

                              SELIG D. SACKS, ESQ.
                        Pryor, Cashman, Sherman & Flynn
                                410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100
                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
     UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROXY
                             STATEMENT/PROSPECTUS.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM  PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE      AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED       BE REGISTERED        PER UNIT       OFFERING PRICE   REGISTRATION FEE
Common Stock, par value $.25 per
 share............................     6,071,182                                          $2,455.85(1)(2)

(1) Pursuant to Rule 457(f)(1), the registration fee has been calculated on the basis of the market value of the $1.00 Exchangeable Preferred Stock, $20 liquidation preference per share, to be received by the Registrant in the Exchange Offer (as defined herein), assuming that all outstanding 1,868,056 shares of the $1.00 Preferred Stock are tendered in the Exchange Offer. Pursuant to Rule 457(c), the market value of the $1.00 Exchangeable Preferred Stock was based upon the average of the high and low prices ($3.875 and $3.750, respectively) reported in the consolidated reporting system as of July 31, 1996.
(2) Previously paid by the Registrant on August 6, 1996 in connection with the initial filing of this Registration Statement on Form S-4.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             DATAPOINT CORPORATION
                                    FORM S-4
                             REGISTRATION STATEMENT
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K


                                                                                    PROXY STATEMENT/PROSPECTUS
FORM S-4 ITEM NUMBER AND CAPTION                                                        CAPTION OR LOCATION
-----------------------------------------------------------------------  -------------------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION
           (i)        Forepart of Registration Statement and Outside
                       Front Cover Page of Prospectus..................  Outside Front Cover Page
           (ii)       Inside Front and Outside Back Cover Pages of
                       Prospectus......................................  Available Information; Table of Contents
           (iii)      Risk Factors, Ratio of Earnings to Fixed Charges
                       and Other Information...........................  Summary; Risk Factors; Selected Consolidated
                                                                          Financial Data
           (iv)       Terms of the Transactions........................  Background; Purposes and Effects of the Exchange
                                                                          Offer; The Exchange Offer and Stock
                                                                          Solicitation; Description of Common Stock; The
                                                                          Preferred Stock Amendment; Certain Federal
                                                                          Income Tax Considerations; Annex A --
                                                                          Description of Preferred Stock
           (v)        Pro Forma Financial Information..................  Historical Capitalization; Pro Forma Unaudited
                                                                          Financial Information
           (vi)       Material Contracts with Company Being Acquired...                          *
           (vii)      Additional Information Required for Reoffering by
                       Persons and Parties Deemed to be Underwriters...                          *
           (viii)     Interests of Named Experts and Counsel...........                          *
           (ix)       Disclosure of Commission Position on
                       Indemnification for Securities Act
                       Liabilities.....................................                          *
       B.  INFORMATION ABOUT THE REGISTRANT
           (x)        Information with Respect to S-3
                       Registrants.....................................                          *
           (xi)       Incorporation of Certain Information by
                       Reference.......................................                          *
           (xii)      Information with respect to S-2 or S-3
                       Registrants.....................................                          *
           (xiii)     Incorporation of Certain Information by
                       Reference.......................................                          *

                                                                                    PROXY STATEMENT/PROSPECTUS
FORM S-4 ITEM NUMBER AND CAPTION                                                        CAPTION OR LOCATION
-----------------------------------------------------------------------  -------------------------------------------------
           (xiv)      Information with Respect to Registrants Other
                       Than S-2 or S-3 Registrants.....................  Summary; Consolidated Financial Statements and
                                                                          Other Financial Data; Management's Discussion
                                                                          and Analysis of Financial Condition and Results
                                                                          of Operations; Business of the Company; Election
                                                                          of Directors; Directors and Executive Officers
                                                                          of the Company; Compensation of Directors;
                                                                          Compensation of Executive Officers; Security
                                                                          Ownership of Certain Beneficial Owners and
                                                                          Management
       C.  INFORMATION ABOUT COMPANY BEING ACQUIRED
           (xv)       Information with Respect to S-3
                       Companies.......................................                          *
           (xvi)      Information with Respect to S-2 or S-3
                       Companies.......................................                          *
           (xvii)     Information with Respect to Companies Other Than
                       S-2 or S-3 Companies............................                          *
       D.  VOTING AND MANAGEMENT INFORMATION
           (xviii)    Information if Proxies, Consents or
                       Authorizations are to be Solicited..............  Available Information; Summary; Security
                                                                          Ownership of Certain Beneficial Owners and
                                                                          Management; Compensation of Directors;
                                                                          Compensation of Executive Officers; The Exchange
                                                                          Offer and Stock Solicitation; Election of
                                                                          Directors; Directors and Executive Officers of
                                                                          the Company; The Preferred Stock Amendment
           (xix)      Information if Proxies, Consents or
                       Authorizations are not to be Solicited in an
                       Exchange Offer..................................                          *


------------------------
*Omitted since the answer is negative or the Item is not applicable.

                             DATAPOINT CORPORATION

8410 Datapoint Drive                                           4 rue d'Aguesseau
San Antonio, Texas, 78229                                    75008 Paris, France
(210) 593-7000                                                  (33 1) 4007-3737

Dear Stockholder:


    You are cordially invited to the Annual Meeting of Stockholders of Datapoint Corporation to be held on December 10, 1996, at The University Club, One West 54th Street, New York, New York, at 9:00 a.m., (local time).



    The enclosed Notice of Meeting and Proxy Statement/Prospectus cover the formal business of the meeting, which includes proposals to elect eight directors, including two directors to be elected by holders of the Company's Preferred Stock, and to ratify the appointment of Ernst & Young LLP, certified public accountants, as Datapoint's independent auditors for fiscal year 1997. Stockholders will also consider and vote upon the adoption of the 1996 Director Stock Option Plan and the 1996 Employee Stock Option Plan.


    In addition, stockholders will consider and vote upon an amendment to Datapoint's certificate of incorporation providing for the reclassification and conversion of each outstanding share of the Company's Preferred Stock into 3.25 shares of Common Stock. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF DATAPOINT HAS APPROVED THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL THEREOF.

    In addition, Datapoint is offering to exchange, upon the terms and subject to the conditions set forth in the enclosed Proxy Statement/Prospectus, for each share of its $1.00 Exchangeable Preferred Stock, $20 liquidation preference per share, 3.25 shares of Common Stock of the Company.

    You are cordially invited to attend the Annual Meeting. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          ASHER B. EDELMAN
                                          CHAIRMAN OF THE BOARD


October 30, 1996

                             DATAPOINT CORPORATION

8410 Datapoint Drive                                           4 rue d'Aguesseau
San Antonio, Texas 78229                                     75008 Paris, France
(210) 593-7000                                                  (33 1) 4007-3737
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 10, 1996

                            ------------------------

TO THE STOCKHOLDERS


    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of Datapoint Corporation, a Delaware corporation ("Datapoint" or "Company"), will be held on December 10, 1996, at The University Club, One West 54th Street, New York, New York, at 9:00 a.m., (local time) for the following purposes.


    (1) Election of six directors by holders of Datapoint's Common Stock, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    (2) Election of two directors by holders of Datapoint's Preferred Stock, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    (3) Consideration and approval of an amendment to Datapoint's certificate of incorporation providing for the reclassification and conversion of all outstanding shares of Datapoint's Preferred Stock into shares of Common Stock.


    (4) Ratification of the appointment of Ernst & Young LLP, certified public accountants, as Datapoint's independent auditors for fiscal year 1997.


    (5) Consideration and approval of the 1996 Director Stock Option Plan and the 1996 Employee Stock Option Plan.

    (6) Transaction of such other business as properly may come before the Annual Meeting or any adjournment thereof.

    In addition, Datapoint is offering to exchange, upon the terms and subject to the conditions set forth in the enclosed Proxy Statement/Prospectus, for each share of its $1.00 Exchangeable Preferred Stock, $20 liquidation preference per share, 3.25 shares of Common Stock of the Company.

    The Company's Amended and Restated By-laws (the "Bylaws") generally provide that no matters may be brought before any stockholders meeting by a stockholder unless the Company has receive notice of the proposed matter from the stockholder no later than sixty (60) days before the date of the meeting or, in certain cases, ten (10) days following public announcement thereof, at its principal executive offices. The Company has not received notice of any such proposal.


    Pursuant to the Bylaws of Datapoint and action taken by the Board of Directors of Datapoint, October 31, 1996, has been fixed as the record date for the determination of the stockholders entitled to notice and to vote at the Annual Meeting and any adjournment thereof.



    The information contained in the Annual Report of the Company on Form 10-K for the fiscal year ending July 27, 1996, including financial statements, is included in this Proxy Statement/Prospectus.


    Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly to Datapoint in the return envelope enclosed for your use, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by filing with the Secretary of Datapoint a written revocation of a proxy bearing a later date, or by attending and voting at the Annual Meeting in person.


    Between November 27, 1996, and the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open for examination during ordinary business hours by any stockholder, for any purpose germane to the meeting, at Datapoint's offices at 8410 Datapoint Drive, San Antonio, Texas 78229-8500, and at Datapoint's offices at 717 Fifth Avenue, New York, New York 10022.


    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By order of the Board of Directors,

                                          GERALD N. AGRANOFF
                                          CORPORATE SECRETARY
San Antonio, Texas

October 30, 1996


                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                             DATAPOINT CORPORATION
                           PROXY STATEMENT/PROSPECTUS
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 10, 1996

                            ------------------------


    This combined Notice of Annual Meeting, Proxy Statement/Prospectus is being furnished to holders (each a "Holder") of shares of the common stock and preferred stock (collectively, the "Stock") of Datapoint Corporation, a Delaware corporation ("Datapoint" or "Company"), in connection with the solicitation of proxies by the Board of Directors of Datapoint for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 10, 1996, at The University Club, One West 54th Street, New York, New York at 9:00 a.m., local time, and at any adjournment thereof. This document also serves as a prospectus of the Company in connection with the offer to exchange for each share of its $1.00 Exchangeable Preferred Stock, $20 liquidation preference per share (the "Preferred Stock"), 3.25 shares of the common stock, par value $.25 per share, of the Company (the "Common Stock"). This combined Notice of Annual Meeting, Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of Datapoint on or about November 1, 1996.



    The information contained in the Annual Report of the Company on Form 10-K for the fiscal year ending July 27, 1996, including financial statements, is included in this Proxy Statement/Prospectus.



    On October 18, 1996, the issued and outstanding voting capital stock of Datapoint consisted of 13,931,640 shares of Common Stock (excluding 7,059,577 shares held in the treasury of Datapoint), held by approximately 3,128 holders of record and 1,868,056 shares of Preferred Stock held by approximately 415 holders of record.


    The accompanying proxy is solicited on behalf of the Board of Directors of Datapoint.

                      VOTING RIGHTS AND PROXY INFORMATION


    The Board of Directors has fixed the close of business on October 31, 1996, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each holder of Preferred Stock and Stock on the Record Date is entitled to cast one vote per share. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to ratify the appointment of auditors and to approve the stock option plans. A plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect the persons nominated as directors to be elected by the holders of Common Stock. The affirmative vote of two-thirds of the outstanding shares of Preferred Stock and a majority of the outstanding shares of the Common Stock is required to approve the adoption of the amendment to the Company's certificate of incorporation. A plurality vote of the shares of Preferred Stock represented at the Annual Meeting and entitled to vote is required to elect the persons nominated as directors to be elected by the holders of Preferred Stock.


    All shares of Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are indicated, proxies will be voted for the election of the nominees as set forth in the Proxy Statement/Prospectus and in favor of the other proposals referred to above. Abstentions will have the effect of a vote against all proposals other than the election of directors. Under the rules of the New York Stock Exchange (the "NYSE"), the proposal to adopt the amendment to the certificate of incorporation and the proposal to adopt the stock option plans are considered "non-discretionary items" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such broker "non-votes" will have the same effect as a vote against the certificate of amendment, but will have no effect on the proposals to adopt the stock option plans. Withheld votes and broker non-votes will not affect the votes required for election of directors.

                                                  (COVER CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR
  DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
    SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION
     NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR
       MERITS OF THIS TRANSACTION OR UPON THE ACCURACY
        OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 31, 1996.

(CONTINUED FROM COVER PAGE)

    Datapoint does not know of any matters, other than as described in the Notice of Annual Meeting, which are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.


    A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked (i) by filing with the Corporate Secretary of Datapoint at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) by duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of Datapoint at or before the Annual Meeting or (iii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Mr. Gerald N. Agranoff, Corporate Secretary, Datapoint Corporation, 8410 Datapoint Drive, San Antonio, Texas 78229-8500.


                   THE EXCHANGE OFFER AND STOCK SOLICITATION

    Datapoint Corporation hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") and in the accompanying Proxy and Letter of Transmittal, to exchange for each share of its Preferred Stock, 3.25 shares of the Common Stock of the Company (such shares of Common Stock being issued in exchange for the Preferred Stock being referred to herein as the "Exchange Consideration").

    Concurrently with the Exchange Offer, the Company is soliciting (the "Stock Solicitation"), in person or by proxy (the "Stock Proxies"), from holders of outstanding shares of Preferred Stock and Common Stock votes with respect to an amendment to the certificate of incorporation of the Company (the "Charter"). Such amendment would immediately upon the filing of the amendment with the Secretary of State of the State of Delaware, reclassify and change each share of Preferred Stock (inclusive of accumulated dividends) into 3.25 shares of Common Stock (the "Preferred Stock Amendment"). The votes of holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, and a majority of the outstanding shares of Common Stock, voting separately as a class (the "Requisite Votes"), is required to approve the Preferred Stock Amendment. If the Preferred Stock Amendment becomes effective, all shares of Preferred Stock will be subject to the Preferred Stock Amendment and will be automatically reclassified and changed into shares of Common Stock, regardless of whether the holder thereof voted therefor. Assuming the Preferred Stock Amendment is approved and filed with the Secretary of State of Delaware, the Company promptly thereafter will commence exchange of certificates representing shares of Preferred Stock in accordance with the terms of the Preferred Stock Amendment (the "Preferred Stock Reclassification").

    No fractional shares of Common Stock will be issued in the exchange offer. Each person otherwise entitled to a fractional share of Common Stock will receive a payment in cash in lieu of such fractional share based upon the average of the high and low prices of the Common Stock on the NYSE on the Expiration Date.


    THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON DECEMBER 10, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERED SHARES OF PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME UNTIL THE EXPIRATION DATE AND STOCK PROXIES MAY BE REVOKED AT ANY TIME UNTIL THE PREFERRED STOCK AMENDMENT HAS BEEN APPROVED AT THE ANNUAL MEETING.


    From and including October 15, 1994, the Company has not paid the regularly-scheduled quarterly dividends payable on the Preferred Stock. Under the terms of the certificate of designation of preferences, rights and limitations establishing the Preferred Stock (the "Preferred Stock Designation"), whenever quarterly dividends payable on the Preferred Stock are in arrears in an aggregate amount at least equal to six full quarterly dividends, the number of directors constituting the Board of Directors of the Company shall be increased by two, and the holders of the Preferred Stock shall have the right to elect two directors of the Company at the next succeeding annual meeting of stockholders. As a result, as of January 16, 1996, the Holders of Preferred Stock have the right to elect two directors (the "Preferred Directors") to the Board of Directors of the Company (the "Election Right") at the Annual Meeting. If the Preferred Stock Amendment is adopted and the Preferred Stock Reclassification is consummated, the Preferred Directors will remain in their capacities as directors until the completion of their term or until their earlier resignation or removal. If the Preferred Stock Amendment is not adopted, at the next annual meeting of stockholders and at each successive annual meeting thereafter until all dividend arrearages on the Preferred Stock have been eliminated, the Holders of Preferred Stock will continue to have the right to elect two directors to the Board of Directors.

    Holders of Preferred Stock whose shares are tendered and exchanged in the Exchange Offer will relinquish their right to (i) receive any accumulated dividends with respect to such shares of Preferred Stock; (ii) elect two directors to the Board of Directors of the Company at any future annual meetings of

                                                  (COVER CONTINUED ON NEXT PAGE)

(CONTINUED FROM COVER PAGE)
stockholders and (iii) receive the liquidation preference of $20 per share in the event of the liquidation, dissolution or winding up of the Company. See "Risk Factors -- Risk Associated with Investment in the Exchange Consideration" and "Annex A -- Description of Preferred Stock."

    Upon consummation of the Exchange Offer, the equity interest of the current Holders of Common Stock would be diluted to (i) approximately 70% of the total of issued and outstanding shares of Common Stock, assuming the Preferred Stock Reclassification is consummated and all of the Preferred Stock is reclassified as Common Stock or (ii) approximately 82% of the total of issued and outstanding shares of Common Stock, assuming the 50% Tender Assumption (as defined herein). See "Background; Purposes and Effects of the Exchange Offer -- Dilution".

    At the Annual Meeting of Stockholders, the Holders of Preferred Stock have the right to elect two directors to the Board of Directors in connection with the Election Right. See "Election of Directors." In the event that the Preferred Stock Reclassification is consummated, the Preferred Directors will remain in their capacities as directors until the completion of their term or until their earlier resignation or removal. If the Preferred Stock Reclassification is not consummated, Holders of Preferred Stock will continue to have the right, voting separately as a class, to elect two directors at the next annual meeting of stockholders and at each successive annual meeting thereafter until all dividend arrearages on the Preferred Stock have been eliminated. See "Background; Purposes and Effects of the Exchange Offer -- Certain Consequences to Holders of Preferred Stock That Is Not Exchanged" and "Annex A -- Description of Preferred Stock."

    If the Preferred Stock Reclassification is not consummated (i) quarterly dividends payable on the Preferred Stock shall continue to accrue on the shares of Preferred Stock that remain outstanding following the Exchange Offer; (ii) Holders of Preferred Stock will continue to have a liquidation preference of $20 per share in the event of the liquidation, dissolution or winding up of the Company; and (iii) until all dividend arrearages on the Preferred Stock have been eliminated (a) Holders of such Preferred Stock shall continue to have the right to elect two directors of the Company at the next annual meeting of stockholders and at each successive annual meeting of stockholders thereafter and (b) each of the outstanding shares of Preferred Stock shall, at the option of the holder thereof, continue to be exchangeable into two shares of Common Stock in accordance with the terms of the Preferred Stock Designation. See "Annex A -- Description of Preferred Stock."

    Consummation of the Exchange Offer with the issuance of the Exchange Consideration is conditioned on, among other things, there not having occurred certain material changes in the business or financial affairs of the Company. Notwithstanding the approval of the Preferred Stock Amendment at the Annual Meeting, the Board of Directors reserves the right to abandon filing the Preferred Stock Amendment and consummation of the Preferred Stock Reclassification. See "The Exchange Offer -- Conditions." All references herein to the Exchange Offer shall be deemed to include the Stock Solicitation, unless otherwise required by context or specified herein.

    Shareholder Communications Corporation (the "Solicitation Agent") is acting as solicitation agent for the Company in connection with the Exchange Offer and will be compensated therefor. For information regarding the relationship of Shareholder Communications Corporation to the Company, the fees to be paid to, and the indemnification of Shareholder Communications Corporation, see the "The Exchange Offer -- Solicitation Agent."

    Corporate Capital Consultants, Inc. ("Corporate Capital") has delivered to the Independent Committee (as defined herein) its written opinion concluding that the Exchange Consideration to be received by exchanging Holders of Preferred Stock is fair, from a financial point of view, to such holders (other than Asher B. Edelman, Chairman of the Board, Chief Executive Officer and a significant holder of Preferred Stock and Common Stock, with respect to whom no opinion was requested). Patricof & Co. Capital Corp. ("Patricof") has delivered to the Board of Directors its written opinion concluding that the Exchange Consideration to be paid to exchanging Holders of Preferred Stock is fair, from a financial point of view, to the Holders of Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested). Neither Corporate Capital's opinion nor Patricof's opinion addresses the Company's underlying business decision to proceed with the Exchange Offer. See "Background; Purposes and Effect of the Exchange Offer -- Fairness Opinions" and Annexes B and C hereto.

               THE SOLICITATION AGENT FOR THE EXCHANGE OFFER IS:

                     SHAREHOLDER COMMUNICATIONS CORPORATION


  THIS PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO HOLDERS ON OR ABOUT
                               NOVEMBER 1, 1996.

                             AVAILABLE INFORMATION


    The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. The Company has also filed two previous amendments to the Registration Statement. Additionally, the Company filed a Schedule 13E-4 (the "Schedule 13E-4") with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained (or to be contained) in the Registration Statement and the Schedule 13E-4. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered hereby and the Company, reference is made to the Registration Statement, the financial schedules and exhibits filed as a part thereof, and to the Schedule 13E-4 and the exhibits thereto. Statements contained in this Proxy Statement/Prospectus as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement and the Schedule 13E-4, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Copies of the Preferred Stock Designation and the Preferred Stock Amendment may also be obtained from the Company upon request to the Company at its offices located at 8410 Datapoint Drive, San Antonio, Texas 78229-8500. The Preferred Stock and the Common Stock are each listed on the NYSE. Reports and other information concerning Datapoint and its subsidiaries can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    No person has been authorized to give any information or to make any representations, other than those contained in this Proxy Statement/Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by Datapoint. Datapoint is not aware of any jurisdiction in which the making of the Stock Solicitation is not in compliance with applicable law. If Datapoint becomes aware of any jurisdiction in which the making of the Stock Solicitation would not be in compliance with applicable law, Datapoint will make a good faith effort to comply with such law. If, after such good faith effort, Datapoint cannot comply with any such law, the Stock Solicitation will not be solicited from Holders residing in such jurisdictions. In any jurisdiction where the securities, blue sky or other laws require the Stock Solicitation to be made by a licensed broker or dealer, the Stock Solicitation will be deemed to be made on behalf of Datapoint by the Solicitation Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Datapoint or its subsidiaries since the date hereof.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

                                  THE COMPANY


    Datapoint Corporation is principally engaged in the development, acquisition, marketing, servicing, and to a lesser degree, manufacture of computer and communication products -- both hardware and software -- for integrated computer, telecommunication and video conferencing network systems. The Company is also actively engaged in the business of licensing its video conferencing technology and its dual protocol local area network ("LAN") technology.


    The Company was organized under the laws of the State of Delaware on September 20, 1976, as the successor corporation to a Texas corporation originally incorporated in 1968 as Computer Terminal Corporation and which changed its name to Datapoint Corporation in 1972. Its principal executive offices are located at 4 rue d'Aguesseau, 75008 Paris, France (telephone number -- 011-331-4007-3737) and at 8410 Datapoint Drive, San Antonio, Texas 78229-8500
(telephone number -- (210) 593-7000).

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER


    The Company is currently seeking to improve its financial position through a variety of strategies designed to restructure its balance sheet. The Exchange Offer is designed to reduce or eliminate the accumulated but unpaid dividends on the Preferred Stock (aggregating approximately $4.2 million through and including October 15, 1996) and eliminate the future expenditure for dividend payments on the Preferred Stock. Holders of Preferred Stock who tender in the Exchange Offer will receive for each share tendered 3.25 shares of Common Stock upon the consummation of the Exchange Offer and the issuance of the Exchange Consideration. If the Requisite Votes are not received at the Annual Meeting, the Company shall accept for exchange such Preferred Stock tendered in the Exchange Offer and not withdrawn as of the Expiration Date, provided that at least 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date. If less than 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date, the Company may elect to accept for exchange such shares of Preferred Stock in whole, or in the alternative, to not accept any such shares for exchange. In the event that the Requisite Votes are received at the Annual Meeting, then, immediately upon the filing of the Preferred Stock Amendment with the Secretary of State of the State of Delaware and as a result of the Preferred Stock Reclassification, each outstanding share of Preferred Stock (inclusive of accrued and unpaid dividends) will be automatically reclassified and changed into 3.25 shares of Common Stock. If the Preferred Stock Amendment is not adopted, shares of Preferred Stock that are not exchanged in the Exchange Offer will remain outstanding, and (i) quarterly dividends payable on the Preferred Stock shall continue to accrue on such shares of Preferred Stock; (ii) Holders of Preferred Stock will continue to have a liquidation preference of $20 per share in the event of the liquidation, dissolution or winding up of the Company; and (iii) until all dividend arrearages on the Preferred Stock have been eliminated (a) the Holders of such shares will have the right, voting separately as a class, to elect two directors to the Company's Board of Directors at the next annual meeting of stockholders (and at each successive annual meeting thereafter) and (b) each of the outstanding shares of Preferred Stock shall, at the option of the holder thereof, continue to be exchangeable into two shares of Common Stock in accordance with the terms of the Preferred Stock Designation. See "Election of Directors"; "The Preferred Stock Amendment" and "Annex A -- Description of Preferred Stock." Holders of Common Stock of the Company will be diluted upon consummation of the Exchange Offer. See "Background; Purposes and Effects of the Exchange Offer -- Dilution". However, the Company believes that the value of the Common Stock issued in the Exchange Offer or the Preferred Stock Reclassification, as the case may be, should reflect the reduction or elimination of accumulated dividends on the Preferred Stock, the extinguishment of future dividend payments and the reduction or elimination of the Preferred Stock liquidation preference, as the case may be.

    The Company previously proposed an exchange offer for its 8 7/8% Convertible Subordinated Debentures due 2006 (the "Debentures") in 1991, which was later withdrawn, and an exchange offer for its $4.94 Exchangeable Preferred Stock, $38 liquidation preference per share (the "Old Preferred Stock"), which was consummated in April, 1992 (the "1992 Preferred Stock Exchange") with the issuance of shares of the Preferred Stock and Common Stock. The Company is currently seeking to restructure its balance sheet through a variety of strategies, including the Exchange Offer and Stock Solicitation. See "Background; Purposes and Effects of the Exchange Offer -- Background" and "-- Recent Developments."

    The terms of the Exchange Offer were developed by management of the Company in consultation with the Company's financial advisor, Patricof, and have been approved by the Board of Directors upon recommendation by an independent committee of the Board of Directors (the "Independent Committee"). The Board of Directors, members of the Company's management and representatives of Corporate Capital held discussions with the Independent Committee and its counsel in developing the terms of the Exchange Offer. See "Background; Purposes and Effects of the Exchange Offer -- Background"; "-- Determinations of the Board of Directors" and "-- Fairness Opinions."


    In order for the Company to meet certain of its obligations and to improve its financial position, the Company pursued and is pursuing actions to provide additional cash infusions, including the sale of selected assets and operations of the Company ("Dispositions"). On May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England ("Kalamazoo"), providing for the sale by Datapoint to Kalamazoo of Datapoint's European based Automotive Dealer Management Systems business ("EADS") for a purchase price of approximately $33.0 million.



    Of the approximately $29.4 million net proceeds received from the above sale, the Company paid $850,000 to satisfy and discharge in full the outstanding senior secured indebtedness owing to the CIT Group/Credit Finance ("CIT") and paid Northern Telecom Inc. ("NTI"), one of its two generally secured creditors, $2.2 million representing the two deferred principal payments on secured debt which were due in December 1994 and December 1995, as well as accrued and unpaid interest. In addition, the proceeds from the Kalamazoo transaction enabled the Company to pay by June 30, 1996 (within the 30-day grace period measured from June 1, 1996) the $2.857 million interest payment on the Debentures. On July 1, 1996, Datapoint entered into an agreement with NTI pursuant to which Datapoint paid $5.05 million to NTI in full satisfaction of all amounts due and to be due under a 1992 agreement Datapoint had entered into with NTI to resolve a patent dispute. The prepayment agreement relieves the Company of its obligation to make annual $1 million payments to NTI that commenced in December 1993 and of which seven payments remained to be made, as well as certain contingent payment obligations. The balance of the proceeds from the sale of EADS will be utilized by Datapoint for working capital purposes and to pay other obligations of the Company. This may include, from time to time, repurchasing in the public market or in privately negotiated transactions the Debentures or otherwise reducing existing debt owed by the Company to its creditor groups. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments."


    For a summary description of certain pro forma financial effects of the Exchange Offer, including after giving effect to certain of the Dispositions, see "Pro Forma Unaudited Financial Information." For a description of the consequences to the Holders of Preferred Stock whose shares of Preferred Stock are not tendered and exchanged in the Exchange Offer in the event the Preferred Stock Amendment is not adopted, see "Risk Factors -- Risks Associated With Retention of the Preferred Stock -- Certain Consequences to Non-Tendering Holders" and "Background; Purposes and Effects of the Exchange Offer -- Certain Consequences to Holders of Preferred Stock That Is Not Exchanged."

               COMPARISON OF THE PREFERRED STOCK AND COMMON STOCK

    The terms of the Common Stock differ from the terms of the Preferred Stock in certain respects, including dividend rights and rights on liquidation of the Company. For a discussion of the terms of the Common Stock, see "Description of Common Stock." The terms of the Preferred Stock are described in Annex A to this Proxy Statement/Prospectus.

                                  RISK FACTORS

    Retention of the Preferred Stock or investment in the Common Stock, as the case may be, is subject to a number of material risks. Prior to deciding whether to accept the offer of Common Stock in the Exchange Offer and/or to vote for the Preferred Stock Amendment, each Holder should carefully consider all of the information contained in this Proxy Statement/Prospectus, especially the factors mentioned in "Risk Factors." For a further discussion of considerations relating solely to the retention of the Preferred Stock in the event the Preferred Stock Amendment is not adopted, see "Background; Purposes and Effects of the Exchange Offer -- Certain Consequences to Holders of Preferred Stock That Is Not Exchanged."

                               THE EXCHANGE OFFER


The Exchange Offer.....................  For each share of Preferred Stock, $20 liquidation preference per share: 3.25 shares of Common Stock.
                                         If the Requisite Votes are received at the Annual
                                         Meeting then, as a result of the adoption of the
                                         Preferred Stock Amendment and immediately upon
                                         filing of the Preferred Stock Amendment with the
                                         Secretary of State of the State of Delaware, all
                                         shares of Preferred Stock will be subject to the
                                         Preferred Stock Amendment and each share (inclusive
                                         of accrued and unpaid dividends) will be
                                         automatically reclassified as and changed into 3.25
                                         shares of Common Stock, regardless of whether the
                                         holder thereof voted therefor.
Dividends..............................  The Company has not paid the nine regularly scheduled quarterly dividends payable on the
                                         Preferred Stock accumulated from and including
                                         October 15, 1994 through and including October 15,
                                         1996, aggregating approximately $4.2 million ($2.23
                                         per share of Preferred Stock). Quarterly dividends
                                         on the Preferred Stock currently accrue at a rate
                                         of approximately $467,000 per quarter ($.25 per
                                         share). Holders of Preferred Stock whose shares are
                                         tendered and exchanged in the Exchange Offer will
                                         relinquish their right to (i) receive any accrued
                                         and unpaid dividends on the Preferred Stock; (ii)
                                         elect two directors to the Board of Directors of
                                         the Company at the next annual meeting of
                                         stockholders and each successive annual meeting
                                         thereafter until such dividend arrearage is
                                         eliminated; and (iii) receive the liquidation
                                         preference of $20 per share in the event of the
                                         liquidation, dissolution or winding up of the
                                         Company. See "The Exchange Offer -- Dividends on
                                         Preferred Stock"; "Election of Directors" and "Risk
                                         Factors -- Risks Associated With Investment in the
                                         Exchange Consideration."
Election of Directors..................  At the Annual Meeting, the Holders of Preferred
                                         Stock have the right to elect two directors to the
                                         Board of Directors in connection with Election
                                         Right. In the event that the Preferred Stock
                                         Reclassification is consummated, the Preferred
                                         Directors will remain in their capacities as
                                         directors until the completion of their term or
                                         until their earlier resignation or removal. In the
                                         event that the Preferred Stock Reclassification is
                                         not consummated, Holders of Preferred Stock whose
                                         shares are not exchanged

                                         in the Exchange Offer shall have the right, voting
                                         separately as a class, to elect two directors to
                                         the Board of Directors at the next annual meeting
                                         of stockholders (and at each successive annual
                                         meeting thereafter until all the dividend
                                         arrearages on the Preferred Stock have been
                                         eliminated). See "Election of Directors."
Liquidation Preference Outstanding.....  As of October 18, 1996, there were approximately
                                         415 record holders of Preferred Stock, and there
                                         was outstanding approximately $41.5 million
                                         aggregate liquidation preference (1,868,056 shares)
                                         (which includes accumulated but unpaid dividends of
                                         approximately $4.2 million through and including
                                         October 15, 1996) of Preferred Stock. Holders of
                                         Preferred Stock whose shares are tendered and
                                         exchanged in the Exchange Offer will relinquish
                                         their right to receive any liquidation preference
                                         with respect to such shares in the event of the
                                         liquidation, dissolution or winding up of the
                                         Company.
Conditions to Exchange Offer...........  The consummation of the Exchange Offer is conditioned on, among other things, there not
                                         having occurred certain material changes in the
                                         business or financial affairs of the Company. See
                                         "The Exchange Offer -- Conditions."
Certain Consequences to Holders of
 Preferred Stock That Is Not
 Exchanged.............................  If the Requisite Votes are not received at the
                                         Annual Meeting and the Company accepts for tender
                                         those shares of Preferred Stock that were tendered
                                         and not withdrawn in the Exchange Offer, certain
                                         adverse consequences may occur to Holders of
                                         Preferred Stock whose shares are not tendered and
                                         exchanged in the Exchange Offer, including the
                                         following: (i) the trading market for untendered
                                         and unexchanged shares of Preferred Stock may
                                         become more limited, which may affect the liquidity
                                         and market price of the Preferred Stock and (ii)
                                         the Company may determine not to pay dividends on
                                         the Preferred Stock as a result of its financial
                                         position, and as such, the dividend arrearages on
                                         the Preferred Stock will continue to accumulate and
                                         remain unpaid and negatively impact the Company's
                                         ability to improve its financial position. However,
                                         Holders of shares of Preferred Stock not exchanged
                                         in the Exchange Offer will (i) until all dividend
                                         arrearages on the Preferred Stock are eliminated,
                                         have the right to (a) elect two directors of the
                                         Company at the next annual meeting of stockholders
                                         and at all successive annual meetings thereafter,
                                         voting separately as a class, and (b) exchange each
                                         share of Preferred Stock (inclusive of accrued and
                                         unpaid dividends) for two shares of Common Stock;
                                         (ii) continue to be entitled to a $20 liquidation
                                         preference, plus an amount equal to accrued and
                                         unpaid dividends, in the event of the liquidation,
                                         dissolution or winding up of the Company; and (iii)
                                         continue to be senior to any claims of the Holders
                                         of Common Stock, including Common Stock issued in
                                         the Exchange Offer, in the event of the bankruptcy,
                                         liquidation or reorganization of the Company. See
                                         "Risk Factors --

                                         Risks Associated With Retention of the Preferred
                                         Stock" and "Background; Purposes and Effects of the
                                         Exchange Offer -- Certain Consequences to Holders
                                         of Preferred Stock That Is Not Exchanged."

                                     THE ANNUAL MEETING

Date, Time and Place of Annual
 Meeting...............................  The Annual Meeting of Stockholders of the Company
                                         will be held on December 10, 1996, at 9:00 a.m.,
                                         local time, at The University Club, One West 54th
                                         Street, New York, New York. The holders of a
                                         majority of the outstanding shares of Common Stock
                                         entitled to vote must be present at the meeting in
                                         person or by proxy to constitute a quorum for the
                                         transaction of business by the Holders of Common
                                         Stock. The holders of a majority of the outstanding
                                         shares of Preferred Stock must be present in person
                                         or by proxy to constitute a quorum for the
                                         transaction of business by the Holders of Preferred
                                         Stock.
Record Date............................  Only Holders of shares of Preferred Stock and
                                         Common Stock at the close of business on October
                                         31, 1996 (the "Record Date") are entitled to notice
                                         of the Annual Meeting and only Holders of record of
                                         shares of Preferred Stock and Common Stock on the
                                         Record Date or any persons who have obtained a
                                         properly completed proxy from such record holders
                                         are entitled to vote at the Annual Meeting.
Purposes of the Annual Meeting.........  (1) Election of eight directors, six directors by holders of Common Stock, voting separately as a
                                         class, and two directors by holders of Preferred
                                         Stock, voting separately as a class, (2) To
                                         consider and vote upon the approval and adoption of
                                         the Preferred Stock Amendment; (3) Ratification of
                                         the appointment of Ernst & Young LLP as the
                                         Company's independent auditors for fiscal year
                                         1997; (4) To consider and vote upon the Company's
                                         1996 Director Stock Option Plan and the 1996
                                         Employee Stock Option Plan; and (5) Transaction of
                                         such other business as may properly come before the
                                         Annual Meeting or any adjournment thereof. See
                                         "Election of Directors"; "The Preferred Stock
                                         Amendment"; "Ratification and Appointment of
                                         Auditors"; "1996 Director Stock Option Plan" and
                                         "1996 Employee Stock Option Plan."
Vote Required..........................  A plurality vote of the shares of Preferred Stock represented at the Annual Meeting and entitled to
                                         vote is required to elect the persons nominated as
                                         Preferred Directors. A plurality vote of the shares
                                         of Common Stock represented at the Annual Meeting
                                         and entitled to vote is required to elect the
                                         persons nominated as directors to be elected by the
                                         Holders of Common Stock. The affirmative vote of
                                         the Holders of at least (i) two-thirds in number of
                                         the outstanding shares of Preferred Stock, voting
                                         separately as a class, and (ii) a majority in
                                         number of the outstanding shares of Common Stock,
                                         voting separately as a class, is

                                         required to approve the Preferred Stock Amendment.
                                         The affirmative vote of the Holders of at least a
                                         majority in number of the shares of Common Stock
                                         represented at the Annual Meeting and entitled to
                                         vote is required to ratify the appointment of
                                         auditors, to approve the adoption of the stock
                                         option plans, and to approve all other business
                                         that may come before the meeting.
                                         On October 18, 1996, there were approximately
                                         1,868,056 shares of Preferred Stock and
                                         approximately 13,931,640 shares of Common Stock
                                         outstanding and entitled to vote at the Annual
                                         Meeting, which shares were held of record by
                                         approximately 415 Holders and 3,128 Holders,
                                         respectively. Holders of Preferred Stock are
                                         entitled to cast one vote per share of Preferred
                                         Stock, either in person or by properly executed
                                         proxy. Holders of Common Stock are entitled to cast
                                         one vote per share of Common Stock, either in
                                         person or by properly executed proxy. As of October
                                         18, 1996, Asher B. Edelman, Chairman of the Board
                                         of the Company, and corporations and partnership
                                         with which he is affiliated are the beneficial
                                         owners of an aggregate of approximately 24.9% of
                                         the outstanding shares of Preferred Stock and
                                         approximately 11.7% of the outstanding shares of
                                         Common Stock, and all of the other executive
                                         officers and directors of the Company as a group
                                         are the beneficial owners of an aggregate of
                                         approximately an additional 1.6% of the outstanding
                                         shares of Preferred Stock and approximately an
                                         additional 2.8% of the outstanding shares of Common
                                         Stock (in each case excluding shares also
                                         beneficially owned by Mr. Edelman). Mr. Edelman and
                                         the corporations and partnerships with which he is
                                         affiliated and the other officers and directors of
                                         the Company have indicated their present intention
                                         to tender their shares of Preferred Stock in the
                                         Exchange Offer and to vote in favor of the
                                         Preferred Stock Amendment. See "Security Ownership
                                         of Certain Beneficial Owners and Management."

                               THE PREFERRED STOCK AMENDMENT

Votes Required to Adopt the Proposed
 Amendment.............................  Approval of the Preferred Stock Amendment requires the affirmative vote of the Holders of at least (i)
                                         two-thirds in number of the outstanding shares of
                                         Preferred Stock, voting separately as a class, and
                                         (ii) a majority in number of the outstanding shares
                                         of Common Stock, voting separately as a class.
                                         Abstentions and broker "non-votes" will be
                                         considered in determining the presence of a quorum
                                         but will not be counted as a vote cast for the
                                         proposed amendment, and as such will have the same
                                         effect as a vote against the Preferred Stock
                                         Amendment.
The Preferred Stock Amendment..........  The Preferred Stock Amendment would add a provision to the Charter that would, upon the filing of the
                                         Preferred Stock Amendment with the Secretary of
                                         State of the State of Delaware, automatically
                                         reclassify and change each share

                                         of Preferred Stock (inclusive of accrued and unpaid
                                         dividends) into 3.25 shares of Common Stock. The
                                         Company will commence exchange of certificates
                                         representing shares of Preferred Stock in
                                         accordance with the terms of the Preferred Stock
                                         Amendment immediately upon the filing of the
                                         Preferred Stock Amendment with the Secretary of
                                         State of the State of Delaware, assuming the
                                         Preferred Stock Amendment is adopted and the
                                         Preferred Stock Reclassification is consummated.
                                         The Preferred Stock Amendment will eliminate all
                                         outstanding Preferred Stock. Such elimination of
                                         the Preferred Stock will eliminate accumulated
                                         dividends, future dividend payment requirements,
                                         the liquidation preference and the future right of
                                         holders of Preferred Stock to elect two directors
                                         to the Company's Board of Directors.
                                         Notwithstanding the approval of the Preferred Stock
                                         Amendment at the Annual Meeting, the Board of
                                         Directors reserves the right to abandon filing the
                                         Preferred Stock Amendment and consummation of the
                                         Preferred Stock Reclassification.

                                          GENERAL

Expiration Date........................  The Expiration Date for the Exchange Offer will be
                                         9:00 a.m., New York City time, on December 10,
                                         1996, unless extended, in which case the term
                                         "Expiration Date" shall mean the last date to which
                                         the Exchange Offer is extended. See "The Exchange
                                         Offer -- Expiration Date; Extensions; Amendments."
Holders................................  The term "Holder" means any person in whose name shares of Preferred Stock or Common Stock are
                                         registered on the books of the Company on the
                                         Record Date or any person who has obtained a
                                         properly completed stock power and/or a proxy from
                                         the registered holder thereof.
How to Tender Preferred Stock in the
 Exchange Offer........................  A Holder electing to tender Preferred Stock in the
                                         Exchange Offer should either (i) complete and sign
                                         the Letter of Transmittal, have the signatures
                                         thereon guaranteed if required by Instruction 4
                                         thereof and mail or deliver such Letter of
                                         Transmittal with the Preferred Stock and any other
                                         required documents to the Depositary at one of the
                                         addresses set forth on the back cover page of this
                                         Proxy Statement/Prospectus, or effect a tender of
                                         Preferred Stock pursuant to the procedures for
                                         book-entry transfer as set forth under "The
                                         Exchange Offer -- How to Tender Preferred Stock in
                                         the Exchange Offer", or (ii) request its broker,
                                         dealer, commercial bank, trust company or other
                                         nominee to effect the transaction for it. Holders
                                         will not be obligated to pay any brokerage
                                         commissions or solicitation fees in connection with
                                         the Exchange Offer. Holders of Preferred Stock may
                                         submit a proxy for vote at the Annual Meeting or
                                         vote in person at the Annual Meeting regardless

                                         of whether such Holder tendered its shares of
                                         Preferred Stock in the Exchange Offer. See "The
                                         Exchange Offer -- How to Tender Preferred Stock in
                                         the Exchange Offer."
How to Vote Preferred Stock in the
 Stock Solicitation....................  A Holder of Preferred Stock desiring to vote in the
                                         Stock Solicitation should complete and sign the
                                         YELLOW proxy card and mail or deliver such proxy to
                                         the Depositary at one of the addresses set forth on
                                         the back cover page of this Proxy
                                         Statement/Prospectus. Holders of Preferred Stock
                                         may also vote their shares of Preferred Stock in
                                         person at the Annual Meeting. Holders of Preferred
                                         Stock whose purchase has been registered after the
                                         Record Date and who wish to vote at the Annual
                                         Meeting must arrange with their seller to receive a
                                         proxy from the holder of record on the Record Date
                                         of such Preferred Stock. Holders of Preferred Stock
                                         may submit a proxy for vote at the Annual Meeting
                                         or vote in person at the Annual Meeting regardless
                                         of whether such Holder tendered its shares of
                                         Preferred Stock in the Exchange Offer. See "The
                                         Exchange Offer -- How to Vote Preferred Stock in
                                         the Stock Solicitation."
How to Vote Common Stock in the Stock
 Solicitation..........................  A Holder of Common Stock desiring to vote in the
                                         Stock Solicitation should complete and sign the
                                         WHITE proxy card and mail or deliver such proxy to
                                         the Depositary at one of the addresses set forth on
                                         the back cover page of this Proxy
                                         Statement/Prospectus. Holders of Common Stock may
                                         also vote their shares of Common Stock in person at
                                         the Annual Meeting. Holders of Common Stock whose
                                         purchase has been registered after the Record Date
                                         and who wish to vote at the Annual Meeting must
                                         arrange with their seller to receive a proxy from
                                         the holder of record on the Record Date of such
                                         Common Stock. See "The Exchange Offer -- How to
                                         Vote Common Stock in the Stock Solicitation."
Withdrawal Rights and Revocation.......  Tenders of shares of Preferred Stock may be withdrawn at any time until the Expiration Date.
                                         Notwithstanding the foregoing, tenders of shares of
                                         Preferred Stock may also be withdrawn after the
                                         expiration of forty business days from the date
                                         hereof, if such Shares have not yet been accepted
                                         for payment. Stock Proxies with respect to the
                                         Preferred Stock Amendment may be revoked at any
                                         time until the Preferred Stock Amendment has been
                                         approved at the Annual Meeting. See "The Exchange
                                         Offer -- Withdrawal of Tenders and Revocation of
                                         Proxies."
Acceptance of Preferred Stock and
 Delivery of Common Stock..............  Subject to the satisfaction or waiver of all conditions of the Exchange Offer, if the Preferred
                                         Stock Amendment is not adopted, the Company will
                                         accept for exchange such Preferred Stock validly
                                         tendered and not withdrawn as of the Expiration
                                         Date, provided that at least 66 2/3% of the
                                         outstanding shares of Preferred Stock has been
                                         tendered

                                         and not withdrawn as of the Expiration Date. If
                                         less than 66 2/3% of the outstanding shares of
                                         Preferred Stock has been tendered and not withdrawn
                                         as of the Expiration Date, the Company may elect to
                                         accept for exchange such shares of Preferred Stock
                                         in whole, or in the alternative, to not accept any
                                         such shares for exchange. The Common Stock will be
                                         delivered in exchange for the tendered Preferred
                                         Stock accepted in the Exchange Offer promptly after
                                         acceptance on the Expiration Date. If the Preferred
                                         Stock Amendment is adopted and the Preferred Stock
                                         Reclassification is consummated, the Common Stock
                                         will be delivered in exchange for certificates
                                         representing the Preferred Stock promptly after the
                                         filing of the Preferred Stock Amendment with the
                                         Secretary of State of the State of Delaware in
                                         accordance with the terms of the Preferred Stock
                                         Amendment. See "The Exchange Offer -- General."
Fractional Shares of Common Stock......  No fractional shares of Common Stock will be issued in the Exchange Offer. Each person otherwise
                                         entitled to a fractional share of Common Stock will
                                         receive a payment in cash in lieu of such
                                         fractional share based upon the average of the high
                                         and low prices of the Common Stock on the NYSE on
                                         the Expiration Date. See "The Exchange Offer --
                                         General."
Dilution...............................  Assuming the Preferred Stock Amendment is adopted and all outstanding shares of Preferred Stock are
                                         reclassified as and converted into shares of Common
                                         Stock, the equity interest of the current holders
                                         of Common Stock will be diluted to approximately
                                         70% of the total of issued and outstanding shares
                                         of Common Stock. Assuming the 50% Tender
                                         Assumption, the equity interest of the current
                                         Holders of Common Stock will be diluted to
                                         approximately 82% of the total of issued and
                                         outstanding shares of Common Stock. See
                                         "Background; Purposes and Effects of the Exchange
                                         Offer -- Dilution".
Dissenters' Rights.....................  Holders of Preferred Stock and Holders of Common
                                         Stock who do not vote for the Preferred Stock
                                         Amendment will not have dissenters' rights under
                                         applicable state law or under the Company's
                                         Certificate of Incorporation, nor will dissenters'
                                         rights be voluntarily accorded to Holders of
                                         Preferred Stock or Holders of Common Stock in
                                         connection with the Exchange Offer.
Federal Income Tax Consequences........  For a discussion of certain federal income tax consequences of (i) the Exchange Offer and the
                                         Preferred Stock Reclassification to Holders of
                                         Preferred Stock, and (ii) the Exchange Offer and
                                         the Preferred Stock Reclassification to the
                                         Company, see "Certain Federal Income Tax
                                         Considerations."
Market and Trading Information for
 Preferred Stock and Common Stock......  The Preferred Stock and Common Stock are each currently listed on the NYSE. As of October 18,
                                         1996, there were approximately 3,128 record holders
                                         and 13,931,640

                                         outstanding shares of Common Stock and
                                         approximately 415 record holders and 1,868,056
                                         outstanding shares of Preferred Stock. There can be
                                         no assurance that an active market for the
                                         Preferred Stock will continue following
                                         consummation of the Exchange Offer if the Preferred
                                         Stock Amendment is not adopted and no assurance can
                                         be given as to the prices at which the Preferred
                                         Stock and Common Stock might be traded or that the
                                         Preferred Stock will continue to be listed on the
                                         NYSE or any other national securities exchange.
                                         With respect to the Common Stock, see "Risk Factors
                                         -- Risks Associated with Investment in the Exchange
                                         Consideration -- Leverage and Liquidity"; "--
                                         Potential Impact on the Market Price of Common
                                         Stock as a Result of Consummation of the Exchange
                                         Offer"; and "-- Value of Common Stock Received".
                                         With respect to the Preferred Stock, See "Risk
                                         Factors -- Risks Associated with Retention of the
                                         Preferred Stock -- NYSE Listing" and "-- Certain
                                         Consequences to Non-Tendering Holders." See also
                                         "Market Prices for Preferred Stock and Common
                                         Stock."
Solicitation Agent.....................  Shareholder Communications Corporation is serving as Solicitation Agent in connection with the
                                         Exchange Offer. Its telephone number is (800)
                                         733-8481 Ext. 402. Requests for additional copies
                                         of this Proxy Statement/Prospectus, the Preferred
                                         Stock Proxy and Letter of Transmittal and the
                                         Common Stock Proxy should be directed to the
                                         Solicitation Agent at its address and telephone
                                         number set forth on the back of this Proxy
                                         Statement/Prospectus.
Depositary.............................  Continental Stock Transfer & Trust Company has been appointed as Depositary for the Exchange Offer.
                                         Questions and requests for assistance may be
                                         directed to the Depositary at (212) 509-4000 Ext.
                                         227.
Further Information....................  For further information, contact Gerald N.
                                         Agranoff, Vice President and General Counsel of the
                                         Company, at (210) 593-7000.

                           HISTORICAL CAPITALIZATION



    The following table sets forth the capitalization of the Company as of July 27, 1996 and as adjusted to give effect to the Exchange Offer as though it had been consummated on July 27, 1996. The adjustments give effect to the Exchange Offer under the 50% Tender Assumption and the 100% Conversion Assumption. The information below should be read in conjunction with the Consolidated Financial Statements and the Pro Forma Unaudited Financial Information and related notes appearing elsewhere herein.



                                 CAPITALIZATION
                             DATAPOINT CORPORATION
                                 JULY 27, 1996
                                  (Unaudited)



                                                                             AS ADJUSTED FOR 50%      AS ADJUSTED FOR 100%
                                                                              TENDER ASSUMPTION       CONVERSION ASSUMPTION
                                                                           -----------------------   -----------------------
                                                                                            AS                        AS
(IN THOUSANDS)                                                HISTORICAL   ADJUSTMENTS   ADJUSTED    ADJUSTMENTS   ADJUSTED
                                                              ----------   -----------   ---------   -----------   ---------
Short term debt:
                                                               $   9,831                  $ 9,831                  $  9,831
Long term debt (including current maturities):
  8 7/8% Convertible Subordinated Debentures................      63,652                   63,652                    63,652
Real estate notes...........................................         530                      530                       530
  Other obligations.........................................       1,220                    1,220                     1,220
  Foreign loan..............................................       1,657                    1,657                     1,657
                                                              ----------                 ---------                 ---------
                                                                  67,059                   67,059                    67,059
                                                              ----------                 ---------                 ---------
Stockholders' deficit:
  $1.00 Preferred Stock, $1.00 par value....................       1,868    $   (934)A        934     $ (1,868)A          0
  Common Stock, $.25 par value..............................       5,248         759A       6,007        1,518A       6,766
  Other equity (deficit)....................................     (62,318)        175A     (62,143)         350A     (61,968)
                                                              ----------       -----     ---------   -----------   ---------
    Total stockholders' deficit.............................     (55,202)          0      (55,202)           0      (55,202)
                                                              ----------       -----     ---------   -----------   ---------
Total capitalization........................................   $  21,688    $      0      $21,688     $      0     $ 21,688
                                                              ----------       -----     ---------   -----------   ---------
                                                              ----------       -----     ---------   -----------   ---------



    A. This adjustment represents the issuance of shares of Common Stock held in the treasury pursuant to the 50% Tender Assumption and the 100% Conversion Assumption. Under both assumptions, each share of Preferred Stock was converted into 3.25 shares of Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXPECT SHARE AND PER SHARE DATA)

                                                                                                   FISCAL YEARS
                                                                                       -------------------------------------
                                                                                          1996         1995         1994
                                                                                       -----------  -----------  -----------
OPERATING RESULTS FOR THE FISCAL YEAR
  Total revenue......................................................................  $   179,541  $   174,901  $   172,936
  Operating income (loss)............................................................        1,017      (18,232)     (81,021)
  Income (loss) before extraordinary credits.........................................       19,015      (28,343)     (94,765)
  Net income (loss)..................................................................       19,342      (28,343)     (93,425)
  Net income (loss) per common share:
    Before extraordinary credit and effect of change in accounting principle.........         1.27        (2.29)       (6.69)
    After extraordinary credit and effect of change in accounting principle..........         1.30        (2.29)       (6.60)
  Net income per common share assuming full dilution:
    Before extraordinary credit and effect of change in accounting principle.........         1.11          n/a          n/a
    After extraordinary credit.......................................................         1.13          n/a          n/a
FINANCIAL POSITION AT END OF FISCAL YEAR
  Current assets.....................................................................  $    69,995  $    67,506  $    79,915
  Fixed asset, net...................................................................       14,625       18,877       29,088
  Total assets.......................................................................       93,818      101,751      127,434
  Current liabilities................................................................       76,965      100,256       98,202
  Long-term debt.....................................................................       63,945       64,923       70,561
  Stockholders' equity (deficit).....................................................      (55,202)     (74,116)     (50,761)
FINANCIAL CONDITION
  Working capital....................................................................  $    (6,970) $   (32,750) $   (18,287)
  Current ratio......................................................................      .9 to 1      .7 to 1      .8 to 1
  Long-term debt-to-equity ratio.....................................................           (1)          (1)          (1)
  Long-term debt as % of total invested capital......................................           (1)          (1)          (1)
Other information
  Average common shares outstanding..................................................   13,455,878   13,194,667   14,430,574
  Number of common stockholders......................................................        3,142        3,274        3,378
  Preferred shares outstanding.......................................................    1,868,071    1,846,456    1,784,456
  Dividends paid or accumulated on preferred stock...................................  $     1,885  $     1,815  $     1,784
  Number of employees................................................................          705          991        1,444


                                                                                          1993         1992
                                                                                       -----------  -----------
OPERATING RESULTS FOR THE FISCAL YEAR
  Total revenue......................................................................  $   208,344  $   255,243
  Operating income (loss)............................................................       (1,258)       6,655
  Income (loss) before extraordinary credits.........................................      (11,859)     (10,409)
  Net income (loss)..................................................................      (11,260)      (8,756)
  Net income (loss) per common share:
    Before extraordinary credit and effect of change in accounting principle.........         (.97)       (1.62)
    After extraordinary credit and effect of change in accounting principle..........         (.93)       (1.47)
  Net income per common share assuming full dilution:
    Before extraordinary credit and effect of change in accounting principle.........          n/a          n/a
    After extraordinary credit.......................................................          n/a          n/a
FINANCIAL POSITION AT END OF FISCAL YEAR
  Current assets.....................................................................  $    94,169  $   121,991
  Fixed asset, net...................................................................       27,950       34,533
  Total assets.......................................................................      202,275      248,813
  Current liabilities................................................................       74,759       90,581
  Long-term debt.....................................................................       71,551       66,101
  Stockholders' equity (deficit).....................................................       47,021       74,835
FINANCIAL CONDITION
  Working capital....................................................................  $    19,410  $    31,410
  Current ratio......................................................................     1.3 to 1     1.3 to 1
  Long-term debt-to-equity ratio.....................................................     1.5 to 1     .88 to 1
  Long-term debt as % of total invested capital......................................           60%          47%
Other information
  Average common shares outstanding..................................................   14,081,964   11,093,431
  Number of common stockholders......................................................        3,710        3,877
  Preferred shares outstanding.......................................................    1,784,456    1,784,456
  Dividends paid or accumulated on preferred stock...................................  $     1,784  $     7,601
  Number of employees................................................................        1,528        1,777


No cash dividends on common stock have been declared during the five-year period.

Net income for 1996 includes a gain of $32.2 million resulting from a divestiture.

------------------------
(1) The Company was in a deficit equity position for these periods.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


    On June 25, 1996, the Company sold its European based Auto Dealer Systems business ("EADS") to Kalamazoo Computer Group, plc ("Kalamazoo") for $33 million less certain adjustments and escrow deposits. The accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended July 27, 1996 have been prepared to give effect to the Exchange Offer and the sale referred to above as though each had been consummated on July 30, 1995. The adjustments give effect to the Exchange Offer under the 50% Tender Assumption and the 100% Conversion Assumption. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had the Exchange Offer and the sale of EADS to Kalamazoo been completed as of the assumed date and for the period presented or which may be obtained in the future and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes appearing elsewhere herein.

                             DATAPOINT CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JULY 27, 1996
                                  (UNAUDITED)


                                                                                                                        100%
                                                                                                                     CONVERSION
                                                                                        50% TENDER ASSUMPTION        ASSUMPTION
                                                                                     ----------------------------   ------------
                                                                        HISTORICAL   ADJUSTMENTS      PRO FORMA     ADJUSTMENTS
                                                                        -----------  ------------   -------------   ------------
                                                                           (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue:
  Sales...............................................................     $ 98,876    $ (3,679)A        $ 95,197     $ (3,679)A
  Service.............................................................       80,665     (13,349)A          67,316      (13,349)A
                                                                        -----------  ------------   -------------   ------------
    Total Revenue.....................................................      179,541     (17,028)          162,513      (17,028)
Operating Cost and Expenses:
  Cost of Sales.......................................................       72,483                        72,483
  Cost of Service and Other...........................................       51,524      (6,377)A          45,147       (6,377)A
  Research and Development............................................        2,661                         2,661
  Selling, General and Administrative.................................       51,593      (7,537)A          41,356       (7,537)A
                                                                                         (2,700)B                       (2,700)B
  Reorganization/Restructuring Costs..................................          263                           263
                                                                        -----------  ------------   -------------   ------------
    Total Operating Costs and Expenses................................      178,524     (16,614)          161,910      (16,614)
Operating Income (Loss):..............................................        1,017        (414)              603         (414)
                                                                        -----------  ------------   -------------   ------------
Non-Operating Income (Expense):
  Interest Expense....................................................       (8,619)                       (8,619)
Realized gain on sale of EADS.........................................       32,200     (32,200)B               0      (32,200)B
  Other, Net..........................................................       (1,891)       (712)B          (2,603)        (712)B
                                                                        -----------  ------------   -------------   ------------
    Income (Loss) Before Income Taxes and Extraordinary Credit........       22,707     (33,326)          (10,619)     (33,326)
Income Taxes..........................................................        3,692        (272)A             261         (272)A
                                                                                         (3,159)B                       (3,159)B
                                                                        -----------  ------------   -------------   ------------
    Income (Loss) Before Extraordinary Credit.........................       19,015     (29,895)          (10,880)     (29,895)
    Extraordinary Credit-Debt Extinguishment..........................          327                           327
                                                                        -----------  ------------   -------------   ------------
    Net Income (loss).................................................     $ 19,342   $ (29,895)        $ (10,553)   $ (29,895)
                                                                        -----------  ------------   -------------   ------------
                                                                        -----------  ------------   -------------   ------------
Net Income (Loss) Less
 Preferred Stock Dividends............................................     $ 17,457                     $ (11,496)
                                                                        -----------                 -------------
                                                                        -----------                 -------------
Net Income (Loss) Per Common Share:
    Before Extraordinary Credit.......................................        $1.27                        $(0.72)
    Extraordinary Credit-Debt Extinguishment..........................         0.03                          0.02
                                                                        -----------
      Net Income (Loss)...............................................        $1.30                        $(0.70)

Average Common Shares:................................................   13,455,878   3,035,616C       16,491,494    6,071,231C


                                                                          PRO FORMA
                                                                        --------------

Revenue:
  Sales...............................................................        $ 95,197
  Service.............................................................          67,416
                                                                        --------------
    Total Revenue.....................................................         162,513
Operating Cost and Expenses:
  Cost of Sales.......................................................          72,483
  Cost of Service and Other...........................................          45,147
  Research and Development............................................           2,661
  Selling, General and Administrative.................................          41,356

  Reorganization/Restructuring Costs..................................             263
                                                                        --------------
    Total Operating Costs and Expenses................................         161,910
Operating Income (Loss):..............................................             603
                                                                        --------------
Non-Operating Income (Expense):
  Interest Expense....................................................          (8,619)
Realized gain on sale of EADS.........................................               0
  Other, Net..........................................................          (2,603)
                                                                        --------------
    Income (Loss) Before Income Taxes and Extraordinary Credit........         (10,619)
Income Taxes..........................................................             261

                                                                        --------------
    Income (Loss) Before Extraordinary Credit.........................         (10,880)
    Extraordinary Credit-Debt Extinguishment..........................             327
                                                                        --------------
    Net Income (loss).................................................       $ (10,553)
                                                                        --------------
                                                                        --------------
Net Income (Loss) Less
 Preferred Stock Dividends............................................       $ (10,553)
                                                                        --------------
                                                                        --------------
Net Income (Loss) Per Common Share:
    Before Extraordinary Credit.......................................          $(0.56)
    Extraordinary Credit-Debt Extinguishment..........................            0.02

      Net Income (Loss)...............................................          $(0.54)
Average Common Shares:................................................      19,527,109



    See accompanying notes to Pro Forma Condensed Consolidated Statement of
                                   Operations

                             DATAPOINT CORPORATION
                          NOTES TO PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


    A. This adjustment eliminates the operations of the EADS business. As part of the agreement in connection with the sale of the EADS business, the Company agreed to continue to sell hardware to Kalamazoo at various discounts from its normal hardware prices and to continue to provide hardware service maintenance to Kalamazoo at a 15% discount from the Company's normal hardware service maintenance prices. The pro forma adjustments reduce historical revenues by the agreed upon discount. However, there can be no assurances that the future volume levels will remain the same. Revenues related to the EADS business remaining in the pro forma amounts are $12.6 million for the year ended July 27, 1996. The Company transferred to Kalamazoo all of its employees who were dedicated to the EADS business. Because the Company's accounting records do not segregate the EADS business' historical performance, certain allocations were required based upon employee effort analyses of EADS and other appropriate measures.



    B. This adjustment eliminates the gain on the sale of the EADS business and the direct effects of the transaction which include the estimated income taxes due in certain of the Company's subsidiaries, accrued Management bonuses based upon the Company's pre-tax profitability and certain incentives associated with the sale of EADS, and the settlement of a pension liability related to the transfer of employees in one of the Company's subsidiaries to Kalamazoo.



    C. This adjustment represents the issuance of shares of Common Stock held in treasury pursuant to the 50% Tender Assumption and 100% Conversion Assumption. Under both assumptions, each share of Preferred Stock was converted into 3.25 shares of Common Stock.

                                  RISK FACTORS

    Retention of the Preferred Stock or investment in the Common Stock is subject to a number of material risks, including those enumerated below. Prior to deciding whether to accept the offer of Common Stock in the Exchange Offer and/or to vote for the Preferred Stock Amendment, each Holder should carefully consider all of the information contained in this Proxy Statement/Prospectus, especially the factors described or cross-referenced in the following paragraphs.

RISKS ASSOCIATED WITH THE COMPANY IN GENERAL

FINANCIAL CONDITION OF THE COMPANY


    For the fiscal year ended July 27, 1996, the Company realized net income after giving effect to preferred stock dividends accumulated of approximately $17.5 million ($1.30 per share of Common Stock). For the previous fiscal years ending July 29, 1995 and July 30, 1994 the Company incurred a net loss of $30.2 million ($2.29 per share of Common Stock), and $95.2 million ($6.60 per share of Common Stock), respectively after giving effect to preferred stock dividends paid or accumulated. The net results after giving effect to preferred stock dividends paid or accumulated in such years included the amounts of dividends on the Preferred Stock of approximately $1.885 million, $1.815 million, $1.784 million, respectively. With respect to fiscal years 1996 and 1995, approximately $1.885 million and $1.815 million, respectively, of such dividends were undeclared and unpaid at year end, resulting in cumulative dividends in arrears of $3.7 million as of July 27, 1996.



    During 1996, the Company had total revenue of $179.5 million, an increase of $4.6 million from the previous year. The increase was primarily attributable to higher sales in certain of the Company's European subsidiaries offset by a declining maintenance revenue base in the European subsidiaries and a favorable impact of $2.2 million related to the weakening U.S. dollar when compared with the same period a year ago. In addition, as a result of the full year realization of the several cost cutting actions undertaken in the prior year, operating expenses decreased $12.3 million. The combination of these two factors resulted in the Company's achieving operating income during 1996 of $1.0 million.



    At July 27, 1996, the Company had outstanding long-term debt (including the current portion thereof) on a consolidated basis of approximately $67.1 million, having a debt service requirement of approximately $5.86 million over the succeeding four quarters, all of which is payable in cash. The Company has not paid the eight quarterly dividends on the Preferred Stock due from October 15, 1994 through and including July 15, 1996, aggregating approximately $3.7 million with respect to the Preferred Stock outstanding as of July 27, 1996.



    At July 27, 1996, the Company had tax operating loss carryforwards approximating $165 million and $28 million for federal and foreign tax purposes, respectively, expiring in various amounts beginning in 2001 and 1997, respectively. Federal long-term capital loss carryforwards of $1.5 million expire in various amounts beginning in 1997. Utilization of the ordinary and capital tax loss carryforwards is subject to limitation in the event of more than 50% change in ownership of the Company. (See Note 4 to Consolidated Financial Statements).



    During 1996, the Company pursued and is continuing to pursue actions to provide cash infusions, including the sale of selected assets and operations of the Company, to meet certain of its obligations and to improve its financial position. In this regard, on May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England, providing for the sale by Datapoint to Kalamazoo of EADS, other than its United Kingdom operations, for the purchase price of $33.0 million. After net liabilities transferred to Kalamazoo and other expenses related to the sale, the Company's net cash proceeds were approximately $29.4 million. As part of the agreement, the Company will continue to provide computer hardware and hardware services to the EADS network, at various discounts, through a subcontract agreement with Kalamazoo.



    Of the approximately $29.4 million proceeds (net of transaction related expenses and adjustments) received from the above sale, the Company paid $850,000 to satisfy and discharge in full the outstanding senior secured indebtedness owing to the CIT Group/Credit Finance ("CIT") and paid Northern Telecom

Inc. ("NTI"), one of its two generally secured creditors, $2.2 million representing the two deferred principal payments on secured debt which were due in December 1994 and December 1995, as well as accrued and unpaid interest. In addition, the proceeds from the Kalamazoo transaction enabled the Company to pay by June 30, 1996 (within the 30-day grace period measured from June 1, 1996) the $2.857 million interest payment on the Debentures. On July 1, 1996, Datapoint entered into an agreement with NTI pursuant to which Datapoint paid $5.05 million to NTI in full satisfaction of all amounts due and to be due under a 1992 agreement Datapoint had entered into with NTI to resolve a patent dispute. The prepayment agreement relieves the Company of its obligation to make annual $1 million payments to NTI that commenced in December 1993 and of which seven payments remained to be made, as well as certain contingent payment obligations. The balance of the proceeds will be utilized by Datapoint for working capital purposes and to pay other obligations of the Company. This may include, from time to time, repurchasing in the public market or in privately negotiated transactions the Debentures or otherwise reducing existing debt owed by the Company to its creditor groups. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments."



    The Company has retained Patricof in connection with the potential disposition of its Telephony business, as well as other asset and equity sale transactions and proposals. Consummation of any or all of the contemplated Dispositions will result in a reduction of assets of the Company, and therefore the assets of the Company available to pay obligations in respect of its creditors and debt and equity holders in the event of bankruptcy, liquidation or reorganization of the Company may be limited. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments." Consummation of such Dispositions will also result in the divestiture of historically significant business operations of the Company, with the future focus of the Company emphasizing the development and enforcement of its patent licenses and related research and development. See "Business of the Company -- Patents and Trademarks."


COMPETITION

    The Company operates in the intensely competitive computer data processing, video conferencing and telephony industries that are characterized by the frequent introduction of new products based upon technology advances. The Company competes, domestically and abroad, with a substantial number of companies, many of which are larger and have greater financial, research, marketing and production resources than the Company. Such companies, considered in the aggregate, compete in the entire line of products manufactured and marketed by the Company. These competitors differ somewhat depending on the market segment, customer and geographic area involved.

    Competition in this market is based primarily on the relationship between price and performance; the ability to offer a variety of products and unique functional capabilities; the strength of sales, service and support organizations; and upgradability, flexibility, and ease of use of products. The Company could be adversely affected if its competitors introduced technologically superior products or substantial price reductions.

LEGAL PROCEEDINGS


    In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April, 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. During the fourth quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The $3.3 million settlement, which was reached to avoid the considerable expense and business disruption of a protracted appeal and legal process, had no material impact on the Company's then current cash position as it included payment of funds from a non-working capital trust fund which were otherwise not available to the Company, issuance of a short term note, and shares of the Company's common stock. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments."


    The Company is a defendant in various lawsuits generally incidental to its business. The amounts sought by the plaintiffs in such cases are substantial and, if all such cases were decided adversely to the Company, the Company's aggregate liability might be material. However, the Company does not expect such an aggregate result based upon the limited number of such actions and an assessment that most such actions will be successfully defended. No provision has been made in the accompanying financial statements for any possible liability with respect to such lawsuits.

RISKS ASSOCIATED WITH INVESTMENT IN THE EXCHANGE CONSIDERATION

COMPANY STRUCTURE

    Substantially all of the Company's operations are conducted through its consolidated subsidiaries. Funds are provided to the Company by its subsidiaries through dividend payments and other intercompany payments. The Company will be dependent on the earnings and cash flow from these and other subsidiaries to pay dividends on the Common Stock. The Company has not paid cash dividends to date on its Common Stock and has no present intention to pay cash dividends on its Common Stock in the near future. Because a substantial part of the assets of the Company are and will continue to be held by its subsidiaries, any claims of the holders of Preferred Stock or Common Stock on the assets of the Company will be subject to the payment of all liabilities (whether or not for borrowed money) of such subsidiaries.

SUBORDINATION

    The Common Stock will continue to be subordinate to the Preferred Stock and to claims of all creditors of the Company, including holders of the Debentures, and has no liquidation preference. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations in respect of the Common Stock only after claims of all creditors of the Company have been paid in full and the liquidation preference, plus an amount equal to accrued and unpaid dividends, has been paid to all holders of Preferred Stock. Accordingly, in such event sufficient assets may not exist to pay any claims of holders of Common Stock. Unless the Preferred Stock Amendment is adopted and the Preferred Stock Reclassification is consummated, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the Holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company.

LEVERAGE AND LIQUIDITY

    Consummation of the Preferred Stock Reclassification will increase common stockholders' equity of the Company while concurrently eliminating its obligations to pay dividends on the Preferred Stock; however, the Company, together with its subsidiaries, will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. The Company's leverage may have the effect generally of impairing the Company's ability to obtain financing in the future and reducing the Company's flexibility in responding to changing business and economic conditions.

    The Company is a holding company with no significant operations or assets other than the stock of its subsidiaries. As a result, the Company's ability to pay cash interest on its debt and cash dividends on its Preferred Stock and Common Stock is dependent upon the ability of its subsidiaries to pay cash dividends or make other distributions, which may be significantly limited by, among other things, provisions contained in agreements governing indebtedness of the Company's subsidiaries. In addition, the Company anticipates entering into a senior secured credit facility to provide working capital, and such credit facility may contain limitations on the Company's ability to pay cash dividends on its capital stock.

REPRESENTATION

    No representative has been retained to act on behalf of the Holders of the Common Stock in connection with the Exchange Offer or the preparation of this Proxy Statement/Prospectus. Patricof has been retained by the Company to express its opinion to the Board of Directors regarding the fairness, from a financial point of view, to the Holders of Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested), of the Exchange Consideration proposed to be issued to exchanging Holders of Preferred Stock. Patricof has rendered its written opinion, dated July 24, 1996, that the Exchange Consideration to be received by exchanging Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested), is fair from a financial point of view to the Holders of Common Stock. Patricof has made no recommendation as to whether a Holder of Preferred Stock should tender his shares in the

Exchange Offer. Holders are urged to consult their own advisors in making such decision as to whether to participate in the Exchange Offer and/or to vote for the Preferred Stock Amendment. See "Background; Purposes and Effects of the Exchange Offer -- Fairness Opinions" and "Annex C -- Fairness Opinion of Patricof."

POTENTIAL IMPACT ON THE MARKET PRICE OF COMMON STOCK AS A
RESULT OF CONSUMMATION OF THE EXCHANGE OFFER OR THE PREFERRED STOCK RECLASSIFICATION

    The Company intends to issue up to a maximum of 6,071,182 shares of Common Stock in connection with the Exchange Offer. The issuance of such shares will result in dilution of the Common Stock which may cause a decline in the market price of the Common Stock. If 6,071,182 shares of Common Stock are issued in connection with the Preferred Stock Reclassification, shares of Common Stock outstanding immediately prior to the Expiration Date will represent approximately 70% of the total outstanding shares of Common Stock immediately following consummation of the Preferred Stock Reclassification. If 3,035,591 shares of Common Stock are issued under the 50% Tender Assumption, shares of Common Stock outstanding immediately prior to the Expiration Date will represent approximately 82% of the total outstanding shares of Common Stock immediately following consummation of the Exchange Offer. See "Background; Purposes and Effects of the Exchange Offer -- Dilution."

VALUE OF COMMON STOCK RECEIVED

    The market for the Common Stock is subject to fluctuation as a result of dilution or other factors. Accordingly, the market value of Common Stock that holders receive on the date of receipt may be more or less than the market value of such Common Stock on the date of this Proxy Statement/Prospectus.

TAX CONSEQUENCES

    If the Preferred Stock is exchanged for the Exchange Consideration and the fair market value of the Common Stock received for one share of Preferred Stock exceeds the issue price of the Preferred Stock, the lesser of such excess and the amount of dividend arrearages on the Preferred Stock will be taxable as a dividend to the recipient to the extent of the Company's current and accumulated earnings and profits. See "Certain Federal Income Tax Consequences -- Exchange of Preferred Stock for Common Stock."

RISKS ASSOCIATED WITH RETENTION OF THE PREFERRED STOCK

COMPANY STRUCTURE

    Substantially all of the Company's operations are conducted through its consolidated subsidiaries. Funds are provided to the Company by its subsidiaries through dividend payments and other intercompany payments. The Company will be dependent on the earnings and cash flow from these and other subsidiaries to pay dividends on the Preferred Stock. Because a substantial part of the assets of the Company are and will continue to be held by its subsidiaries, any claims of the holders of the Preferred Stock or Common Stock on the assets of the Company will be subject to the payment of all liabilities (whether or not for borrowed money) of such subsidiaries.


    Upon consummation of certain contemplated transactions with respect to the sale of selected assets and operations of the Company, the Company may improve its financial position sufficiently to enable it to resume dividend payments on the Preferred Stock in the future. There can be no assurances, however, that the proceeds from any such transactions will be sufficient for the Company to maintain its debt service requirements and meet its outstanding obligations, including interest payments on the Debentures and the currently existing $4.2 million dividend arrearages on the Preferred Stock. The Board of Directors of the Company has concluded that it is unlikely that the Company will be able to pay such dividend arrearages in the near future. See "Background; Purposes and Effects of the Exchange Offer -- Determinations of the Board of Directors."


SUBORDINATION

    The Preferred Stock will be subordinate to claims of all creditors of the Company, including holders of the Debentures. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations in respect of the Preferred Stock only after claims of all creditors of the Company have been paid in full. Accordingly, in such event sufficient assets may not exist to pay the liquidation preference on the Preferred Stock. However, if the Preferred Stock Amendment is not adopted, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the Holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company. The Preferred Stock Designation does not contain any limitation on the incurrence of additional indebtedness by the Company or its subsidiaries. See "Annex A -- Description of Preferred Stock."

LEVERAGE AND LIQUIDITY

    Consummation of the Exchange Offer will increase common stockholders' equity of the Company while concurrently reducing its obligations to pay dividends on the Preferred Stock; however, the Company, together with its subsidiaries, will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. The Company's leverage may have the effect generally of impairing the Company's ability to obtain financing in the future and reducing the Company's flexibility in responding to changing business and economic conditions.

    The Company is a holding company with no significant operations or assets other than the stock of its subsidiaries. As a result, the Company's ability to pay cash interest on its debt and cash dividends on its Preferred Stock and Common Stock is dependent upon the ability of its subsidiaries to pay cash dividends or make other distributions, which may be significantly limited by, among other things, provisions contained in agreements governing indebtedness of the Company's subsidiaries. In addition, the Company anticipates entering into a senior secured credit facility to provide working capital and such credit facility may contain limitations on the Company's ability to pay cash dividends on its capital stock.

NYSE LISTING


    The Preferred Stock is listed on the NYSE. In the event that the Preferred Stock Amendment is not approved (and therefore the Preferred Stock Reclassification does not occur) but the Exchange Offer is consummated with the issuance of the Exchange Consideration, the trading market for the shares of Preferred Stock not exchanged in the Exchange Offer will become more limited, and such Preferred Stock may no longer be eligible for continued listing on the NYSE or any other national securities exchange. The NYSE will consider delisting a class of preferred stock such as the Preferred Stock if the aggregate market value of shares of such class of preferred stock that is publicly held is less than $2 million (although failure to comply with this criteria will not automatically result in the delisting of such security). As of October 18, 1996, the aggregate market value of the Preferred Stock was approximately $6.8 million. Assuming the 50% Tender Assumption, the aggregate market value of the Preferred Stock will be approximately $3.4 million. If the Preferred Stock is delisted from the NYSE, the extent of the public market for such Preferred Stock and availability of quotations thereof would depend upon the number of holders of such Preferred Stock remaining at such time, the interest in maintaining a market in such Preferred Stock on the part of securities firms and other factors. An issue of preferred stock with a small outstanding number of shares available for trading (a small "float") may command a lower price than would a comparable issue of preferred stock with a greater float. Therefore, the market price for Preferred Stock not exchanged in the Exchange Offer may be reduced to the extent that the amount of Preferred Stock exchanged pursuant to the Exchange Offer reduces the float. The reduced float may also tend to make trading prices more volatile. See "Market Prices for Preferred Stock and Common Stock." In the event the NYSE delists the Preferred Stock, the Company will attempt to have the Preferred Stock listed on another national securities exchange. However, the Company can make no assurances that the Preferred Stock will continue to be listed on the NYSE or any other national securities exchange or the prices at which the Preferred Stock might be traded.

REPRESENTATION

    No representative other than the Independent Committee has been retained to act on behalf of the Holders of Preferred Stock in connection with the Exchange Offer or the preparation of this Proxy Statement/Prospectus. Corporate Capital has been retained by the Independent Committee to express its opinion, from a financial point of view, of the Exchange Consideration to be received by exchanging Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested). Corporate Capital has rendered its written opinion, dated July 24, 1996 that the Exchange Consideration to be received by exchanging Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested) is fair from a financial point of view to such Holders. Corporate Capital has made no recommendation as to whether a Holder of Preferred Stock should tender his shares in the Exchange Offer. Holders are urged to consult their own advisors in making a decision as to whether to participate in the Exchange Offer and/or to vote for the Preferred Stock Amendment. See "Background; Purposes and Effects of the Exchange Offer -- Fairness Opinions" and "Annex C -- Fairness Opinion of Corporate Capital."

CERTAIN CONSEQUENCES TO NON-TENDERING HOLDERS

    If the Requisite Votes are received and the Preferred Stock Amendment becomes effective, each share of Preferred Stock will be subject to the Preferred Stock Amendment and will be automatically reclassified as and changed into 3.25 shares of Common Stock, regardless of whether such Holder thereof voted for the Preferred Stock Amendment. Holders of Preferred Stock that is reclassified in the Preferred Stock Reclassification will not be entitled to receive dividends accumulated thereon, will no longer be entitled to elect two directors of the Company at future annual meetings as a result of dividend arrearages and will not be entitled to receive the $20 liquidation preference, plus an amount equal to accrued and unpaid dividends, in the event of the liquidation, dissolution or winding up of the Company.

             BACKGROUND; PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

BACKGROUND


    The Company's net income, after giving effect to preferred stock dividends accumulated for fiscal 1996 was $17.457 million. In 1994 and 1995, the Company incurred a net loss, adjusted for preferred stock dividends paid or accumulated of $95.209 million and $30.158 million, respectively.



    During 1996, the Company had total revenue of $179.5 million, an increase of $4.6 million from the previous year. The increase was primarily attributable to higher sales in certain of the Company's European subsidiaries offset by a declining maintenance revenue base in the European subsidiaries and a favorable impact of $2.2 million related to the weakening U.S. dollar when compared with the same period a year ago. In addition, as a result of the full year realization of the several cost cutting actions undertaken in the prior year, operating expenses decreased $12.3 million. The combination of these two factors resulted in the Company's achieving operating income during 1996 of $1.0 million.



    During 1996, the company pursued and is continuing to pursue actions to provide cash infusions, including the sale of selected assets and operations of the company, to meet certain of its obligations and to improve its financial position. In this regard, on May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England, providing for the sale by Datapoint to Kalamazoo of EADS, other than its United Kingdom operations, for a purchase price of $33.0 million. After net liabilities transferred to Kalamazoo and other expenses related to the sale, the Company's net cash proceeds were approximately $29.4 million. As part of the agreement, the Company will continue to provide computer hardware and hardware services to the EADS network, at various discounts, through a subcontract agreement with Kalamazoo. See "-- Recent Developments."



    As a result of the Company's capital deficiency which existed at the end of 1994, and throughout 1995 and 1996, the Company determined not to pay the October 15, 1994, January 15, 1995, April 15, 1995, July 15, 1995, October 15,
1995, January 15, 1996, April 15, 1996, July 15, 1996 and October 15, 1996
preferred dividend payments to stockholders. On January 16, 1996, the Company announced that the preferred dividend payments were six full quarters in arrears, and that, as such, each holder of Preferred Stock has the right to exchange each such share (inclusive of all accrued and unpaid dividends) into two shares of Common Stock and the holders of Preferred Stock, voting separately as a class, have the right to elect two directors to the Company's Board of Directors at the next annual meeting of stockholders. These rights continue until such time as the dividend arrearages have been paid in full. The number of directors constituting the Board of Directors of the Company has been increased by two and Holders of the Preferred Stock (not including those who had exchanged Preferred Stock for the Common Stock), voting as a single class, have the right to elect two directors to the Board of Directors of the Company to fill such newly created directorships at the Annual Meeting of Stockholders. See "Annual Meeting" and "Election of Directors". The Company had 1,868,056 shares of its Preferred Stock outstanding at October 15, 1996.



    In order to reduce its debt service requirements and outstanding indebtedness, the Company has repurchased a portion of the Debentures. As of July 27, 1996, $36.348 million aggregate principal amount of Debentures has been repurchased. The Company has, from time to time, repurchased Debentures in the open market and may continue to do so from time to time, and, although it has no present intentions to propose an exchange offer for the Debentures, the Company may in the future make such a proposal.



    The Company will continue to proceed with the above actions, including the Dispositions, and any other actions which will result in additional cost reductions and cash infusions. These additional cash infusions are necessary to meet certain of the Company's obligations, including interest payments on the Debentures. The Company has retained Patricof in connection with the potential disposition of its Telephony business, as well as other asset and equity sale transactions and proposals.


    The terms of the Exchange Offer were developed by management of the Company in consultation with the Company's financial advisor, Patricof, and have been approved by the Board of Directors upon recommendation by an independent committee of the Board of Directors (the "Independent Committee"). The Board of Directors, members of the Company's management and representatives of Corporate Capital held discussions with the Independent Committee and its counsel in developing the terms of the Exchange Offer. See "Background; Purposes and Effects of the Exchange Offer -- Background"; "-- Determinations of the Board of Directors" and "-- Fairness Opinions."

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER AND THE PREFERRED STOCK RECLASSIFICATION


    The Exchange Offer and the Preferred Stock Reclassification are designed to reduce or eliminate the accumulated but unpaid dividends on the Preferred Stock (aggregating $4.2 million through and including October 15, 1996), reduce or eliminate the future dividend payment requirements on the Preferred Stock and reduce or eliminate the Preferred Stock liquidation preference, as the case may be. The issuance of the Exchange Consideration to exchanging Holders of Preferred Stock will give such Holders a common equity interest which should more directly reflect any continuing improvement in the Company's performance. The existing Holders of Common Stock will be diluted upon consummation of the Exchange Offer or the Preferred Stock Reclassification, but the Company believes that the value of the Common Stock should reflect the reduction or elimination of the accumulated dividends, liquidation preference and future dividend payments relating to the Preferred Stock. However, the Company is unable to quantify the extent to which the value of the Common Stock will reflect such matters, if at all.


    The equity interest of the current Holders of Common Stock would be diluted to approximately 70% of the total issued and outstanding shares of Common Stock, assuming the 100% Conversion Assumption, or approximately 82% of the total issued and outstanding shares of Common Stock, assuming the 50% Tender Assumption. See "-- Dilution."


    Assuming the 100% Conversion Assumption, on a pro forma basis after giving effect to the Exchange Offer for fiscal 1996, the aggregate preferred stock liquidation preference (including accumulated dividends) would be eliminated (as compared to approximately $41.1 million, as of July 27, 1996, of which approximately $3.7 million constituted accumulated but unpaid dividends). Assuming the 50% Tender Assumption, on a pro forma basis after giving effect to the Exchange Offer for fiscal 1996, the aggregate preferred stock liquidation preference (including accumulated dividends) would decrease to approximately $20.5 and the total preferred stock dividends would decrease to approximately $1.9 million.

    The Company has not paid the nine regularly scheduled quarterly dividends on the Preferred Stock due from October 15, 1994 through and including October 15, 1996, aggregating approximately $4.2 million with respect to the Preferred Stock outstanding as of October 15, 1996. As a result, each Holder of Preferred Stock has the right to exchange each such share (inclusive of all accrued and unpaid dividends) for two shares of Common Stock and the Holders of Preferred Stock, voting separately as a class, have the right to elect two directors to the Company's Board of Directors at the Annual Meeting. These rights continue until such time as all dividends in arrears on the Preferred Stock have been paid and the then current quarterly dividend thereon has been paid or declared and set apart for payment. In the event that the Requisite Votes are received at the Annual Meeting, and the Preferred Stock Reclassification is consummated, such continuing rights, including the right to elect two directors at future annual meetings, will be eliminated. However, if the Preferred Stock Amendment is not adopted, then the Holders of Preferred Stock remaining after consummation of the Exchange Offer shall continue to have such rights, including the right to elect two directors at the next annual meeting of stockholders and at each successive annual meeting thereafter (until such time as all dividends in arrears on the Preferred Stock have been paid and the then current quarterly dividend has been paid or declared and set apart for payment).



    Upon consummation of certain contemplated Dispositions, the Company may improve its financial position sufficiently to enable it to resume dividend payments on the Preferred Stock in the future. There can be no assurances, however, that the proceeds from any such transactions will be sufficient for the Company to maintain its debt service requirements and meet its outstanding obligations, including the currently existing $4.2 million dividend arrearages on the Preferred Stock. The Board of Directors of the Company has concluded that it is unlikely that the Company will be able to pay such dividend arrearages in the near future. See "-- Determinations of the Board of Directors."


    For a summary description of certain pro forma financial effects of the Exchange Offer and Preferred Stock Reclassification, see "Pro Forma Unaudited Financial Information." For a description of the consequences to the Holders of Preferred Stock who do not tender their Preferred Stock in the Exchange Offer, see "-- Certain Consequences to Non-Tendering Holders of Preferred Stock."

DETERMINATIONS OF THE BOARD OF DIRECTORS

    Based on preliminary analysis, the Company announced on April 16, 1996 that it intended to submit a proposal to stockholders under which each share of the Preferred Stock would be converted into 2.75 shares of Common Stock in an effort to improve its financial position. In this respect the Company formed the Independent Committee, consisting of Director Daniel R. Kail, which retained Corporate Capital to evaluate the terms of such proposal.


    In light of the desirability of reducing and potentially eliminating the Company's accumulated dividends on the Preferred Stock and the future expenditure for dividends on the Preferred Stock and the factors discussed below, the Board of Directors of the Company (with Mr. Edelman abstaining), upon the recommendation by the Independent Committee, determined at a meeting held on July 18 and 24, 1996, that the Exchange Offer is fair to and in the best interests of the Company, and is fair to the Holders of Preferred Stock and the Holders of the Common Stock. The Board of Directors makes no recommendation as to whether a Holder of Preferred Stock should tender his shares and accept the Exchange Consideration because, although the directors believe that the transaction is fair to Holders of Preferred Stock. The directors also believe that such Holders of Preferred Stock should make an independent judgment as to whether such action is in their own best interest. The directors and officers of the Company, however, have indicated their present intention to tender their shares of Preferred Stock in the Exchange Offer and to vote for the Preferred Stock Amendment. See "Security Ownership of Certain Beneficial Owners and Management."


    In reaching its conclusion as to fairness, the Board of Directors considered, among other things, the recommendation of the Independent Committee, the written fairness opinions delivered by Patricof and Corporate Capital and the oral presentations and analyses delivered by each of Patricof and Corporate

Capital and financial information, including book value, liquidation analysis, discounted cash flow analysis and comparable company data, as described under "Fairness Opinions" below, supporting the fairness opinions.

    The Independent Committee met with Corporate Capital on June 12, 1996, at which time Corporate Capital reported its initial analysis and additional information gathering steps to be taken in its analysis. On July 18, 1996, Corporate Capital delivered to the Independent Committee a preliminary oral opinion that an exchange ratio of at least 3.00 shares of Common Stock for each share of Preferred Stock would be necessary for the proposed exchange offer to be fair, from a financial point of view, to the Holders of Preferred Stock and that further analysis would be required to finalize its conclusion. Immediately following the July 18th meeting of Corporate Capital with the Independent Committee, a meeting of the full Board of Directors was convened. At such meeting, Patricof delivered a preliminary opinion with respect to the fairness, from a financial point of view, to the Holders of Common Stock of the proposed exchange offer at an exchange ratio of 2.75 shares of Common Stock for each share of Preferred Stock (inclusive of accrued and unpaid dividends). Thereafter at such meeting, Corporate Capital reported its initial conclusion that an exchange ratio of at least 3.00 shares of Common Stock for each share of Preferred Stock would be necessary to make the transaction fair to the Holders of Preferred Stock, and the Independent Committee reported that it would not be able to recommend an exchange ratio of anything less than 3.00 shares of Common Stock for each share of Preferred Stock. At such time the Board took no further action and adjourned the meeting for further consideration and analysis. On July 24, 1996, the Independent Committee met with Corporate Capital, which gave a presentation supporting an exchange ratio of 3.00 to 3.25 shares of Common Stock per share of Preferred Stock. Based on the presentation and upon further discussion, the Independent Committee determined to recommend an exchange ratio of 3.25 shares of Common Stock per share of Preferred Stock. Immediately following the meeting of Corporate Capital with the Independent Committee, the Board of Directors meeting was reconvened. At that meeting, Corporate Capital delivered its oral report that a ratio of 3.25 shares of Common Stock per share of Preferred Stock was fair, from a financial point of view, to the Holders of Preferred Stock, and the Independent Committee recommended to the Board of Directors that the exchange ratio be set at 3.25 shares of Common Stock per share of Preferred Stock. Patricof then delivered it oral opinion that such an exchange ratio would be fair to the Holders of Common Stock. The Board of Directors, with Mr. Edelman abstaining, then unanimously approved the Exchange Offer. On July 24, 1996, Corporate Capital delivered to the Independent Committee a written fairness opinion, which concluded that the Exchange Consideration proposed to be issued to the Holders of Preferred Stock in the Exchange Offer is fair from a financial point of view to the exchanging Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested). Also on July 24, 1996, Patricof delivered to the Board a written fairness opinion concluding that the Exchange Offer is fair, from a financial point of view, to the Holders of Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested). See "-- Fairness Opinions" and Annexes B and C for a description of the types of analyses performed and the factors considered by Patricof and Corporate Capital and for a description of the scope and limitations on their fairness opinions.

    The Independent Committee and the Board of Directors considered the financial position of the Company, the various disclosures contained in this Proxy Statement/Prospectus and other factors, including the following:

        (i) the current and historical market prices for the Preferred Stock and Common Stock. See "Market Prices for Preferred Stock and Common Stock." The Independent Committee and the Board considered the fact that the historical prices for the Preferred Stock had historically traded significantly under its liquidation preference. The Board also considered that the prices for these securities in recent months were likely to have been impacted by the pendency of an exchange offer and investor attitudes as to the likelihood of its consummation and impact on the Company.

        (ii) the fact that the Company has not paid the last eight regularly-scheduled quarterly dividends payable on the Preferred Stock from and including October 15, 1994, and that, pursuant to the terms of the Preferred Stock Designation, the Holders of Preferred Stock, as of January 16, 1996, became entitled to elect two directors to the Board of Directors at the Annual Meeting and to exchange each share of Preferred Stock for two shares of Common Stock. The Independent Committee and the Board also considered that exchanging Holders of Preferred Stock would receive the full voting equity interests in the Company attendant to ownership of the Common Stock to be issued in the Exchange Offer;

       (iii) the possible conflicts of interest based on the ownership of Common Stock and Preferred Stock by certain members of the Board and entities with which they are affiliated and, in particular, that Mr. Edelman and certain of his affiliates have a significant investment in the Preferred Stock and Common Stock. See "Security Ownership of Certain Beneficial Owners and Management"; and

        (iv) the fact that, if the Requisite Votes are received, non-tendering Holders will receive the same consideration in the Preferred Stock Reclassification compared with the Exchange Consideration to be issued in the Exchange Offer.

    In determining whether the Exchange Offer is in the best interests of the Company, the Independent Committee and the Board also considered whether the Company should, over time, simply attempt to pay the dividend arrearages on the Preferred Stock. The Independent Committee and the Board concluded that it was unlikely that the Company would be able to pay such arrearages in the near future, and that the Exchange Offer would reduce or eliminate such arrearages, while providing Holders of Preferred Stock with a mechanism by which they could share in any appreciation in the value of the Company through the receipt of Common Stock.

    In view of the wide variety of factors considered by the Independent Committee and the Board of Directors in connection with the Exchange Offer, the Independent Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the factors considered in reaching its determination set forth above.

    The Independent Committee engaged the law firm of Morris, Nichols, Arsht & Tunnell ("Morris Nichols") to advise it in connection with the Exchange Offer and retained Corporate Capital to provide a written opinion as to the fairness, from a financial point of view, to the holders of the Company's Preferred Stock, of the Exchange Offer.

    FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS (WITH MR. EDELMAN ABSTAINING) UNANIMOUSLY APPROVED THE EXCHANGE OFFER AND RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PREFERRED STOCK AMENDMENT.

FAIRNESS OPINIONS

FAIRNESS OPINION OF CORPORATE CAPITAL

    The Independent Committee retained Corporate Capital to provide a written opinion as to the fairness, from a financial point of view, to the Holders of the Company's Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested) of a proposed plan by the Company to offer to exchange shares of Common Stock for the Preferred Stock. On July 18, 1996, Corporate Capital delivered to the Independent Committee a preliminary oral opinion with respect to the fairness, from a financial point of view, to the Holders of Preferred Stock of the proposed exchange offer at an exchange ratio of at least
3.0 shares of Common Stock for each share of Preferred Stock. On July 24, 1996, Corporate Capital delivered to the Independent Committee a written fairness opinion (the "CCC Opinion") concluding that the Exchange Offer is fair, from a financial point of view, to the Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested). The CCC Opinion is attached hereto as Annex B, and the written presentation to the Independent Committee describing CCC's analysis is attached as Exhibit (99)(e) to the Company's Registration Statement filed with the Commission on September 27, 1996 in connection with the Exchange Offer.

    In connection with rendering the CCC Opinion, Corporate Capital reviewed and analyzed, among other things: a) drafts of the Registration Statement for the Company on Form S-4 up to and including the draft as of July 16, 1996 (the "Registration Statement"); b) the Forms 10-K filed by Datapoint for the fiscal years 1991 through 1995; c) the Forms 10-Q for the Company for the three fiscal quarters ended April 27,

1996; d) drafts of the Proxy Statement/Prospectus; e) the indenture pertaining to the Company's Debentures; f) various corporate documents, including by-laws, minutes, loan agreements, litigation documents, employment agreements, product literature, proxies, and so forth; g) certain internal financial documents, memoranda and other information furnished by the Company; h) historical market prices for the two classes of stock; i) certain financial, operational, and stock market data of companies engaged in businesses comparable to the Company; and additional information provided from time to time by Datapoint or by other sources deemed relevant. No limitations were imposed by the Independent Committee with respect to the investigations made or procedures followed by Corporate Capital in rendering its opinion.

    In addition, Corporate Capital: a) met with the Company's principal officers and visited its San Antonio facility; b) discussed the Company's financial and operating performance with such officers; c) reviewed with such officers the current and future prospects of Datapoint; and d) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Corporate Capital deemed relevant.

    In rendering this opinion, Corporate Capital has not made any independent appraisal of any of the physical or intangible assets or liabilities of the Company, and has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials that have been provided to it by the Company, or which are publicly available. Corporate Capital has also relied on the representations made by various representatives of the Company and their agents and advisors, and other relevant factors.

    Based upon and subject to the foregoing, Corporate Capital is of the opinion that, as of the date of its opinion letter, the Exchange Consideration to be received by the Holders of the Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested) upon the terms and conditions set forth in the Proxy Statement/Prospectus, is fair, from a financial point of view, to such Holders.

    The following is a summary of the material financial analyses utilized by Corporate Capital in connection with providing its opinion to the Independent Committee.

    STOCK TRADING ANALYSIS
    Corporate Capital reviewed markets for, and tracked trading activity of, both classes of stock from April 30, 1992, the date of inception of trading of the Preferred Stock, through July 16, 1996. However, particular attention was paid to the twenty trading days prior to the announcement on April 16, 1996 of the proposal to exchange 2.75 shares of Common Stock for each share of Preferred Stock, in order to judge prices accorded by a free market prior to the proposal's change in the exchange ratio from 2:1, which was in effect since the Company's preferred dividend payments became six full quarters in arrears. The average closing price of a share of Common Stock was $1.44 for that twenty-day period, and $3.10 for a share of the Preferred Stock. This constituted a ratio of 2.15:1, indicating that the Preferred Stock was trading at just over its 2:1 conversion value in effect prior to the April 16 announcement, or at a premium of approximately 7.6% over that value. At the ratio of 2.75:1 proposed in the April 16 announcement, the Preferred Stock was worth approximately $3.96 per share, a 37.5% premium over the pre-announcement conversion value, and the additional 0.75 shares of Common Stock proposed in the April 16 announcement were worth $1.08 per share. Corporate Capital also compared the value of (1) the increment in the April 16 proposal over the two shares of Common Stock into which the Holders of Preferred Stock have the ability to convert each share until all of the Preferred Stock dividend arrearage is paid in full with (2) the value of the arrearage. This analysis contemplated the possibility that the Preferred stockholders could receive almost all of the dividend arrearage and then convert each share of Preferred Stock into two shares of Common Stock. The cumulative Preferred Stock arrearage averaged $1.58, $0.50 above the additional 0.75-share exchange value proposed in the April 16 announcement. To put it another way, the incremental exchange value provided in the proposal announced on April 16 constituted a 32% discount off the cumulative arrearage on the Preferred Stock.

    On July 16, 1996, the most recent date tracked by Corporate Capital, the Common Stock closed at $1.13 and the Preferred Stock at $3.25, a ratio of 2.88:1. Thus, the Preferred Stock sold at a slightly higher price than the 2.75 conversion value proposed on April 16. According to these closing prices, the 0.75-share incremental conversion value was worth approximately $0.85 per share vs. $1.75 per share in the current cumulative Preferred Stock arrearage (which would be $2.00 by the end of July), a discount of approximately 52%.

    To reach the cumulative arrearage for the average twenty-day period preceding the April 16, 1996 announcement would have required $0.50 more of Common Stock value per share of Preferred Stock. At an average closing price of $1.44 per share for the Common Stock for this twenty-day period, Corporate Capital calculated that the exchange ratio would have to be 3.10 shares of Common Stock for each share of Preferred Stock. As of the most recent date Corporate Capital examined, given the $1.13 closing price of Datapoint's Common Stock, the additional value required to reach the cumulative Preferred Stock dividend arrearage was approximately $0.90 per share, which would require raising the exchange ratio to 3.55:1.

    Corporate Capital was of the opinion that there should be a discount from the dividend arrearage to reflect both the high risk of actually receiving most of the arrearage and retaining the conversion right. But Corporate Capital was also cognizant that there is an intangible value to giving up the seniority of the Preferred Stock, which is difficult to quantify. This portion of Corporate Capital's study, comparing the market prices of the Preferred Stock and the Common Stock, and comparing the value of the arrearage with the market value of the incremental conversion value, led it to conclude that the exchange ratio should be no less than 3:1. Thus, Corporate Capital concluded that, from a stock trading perspective, the Exchange Consideration of 3.25 shares to one share of Preferred Stock was fair.

    COMPARABLE COMPANY ANALYSIS
    Corporate Capital examined certain financial operating and stock market data for selected companies in the value added reseller and servicing businesses related to computer-based networking and internetworking products and services. Specifically, Corporate Capital reviewed such data for Alpha Microsystems, Alphanet Solutions, BTG, Inc., Fore Systems, Inc., Micros-To-Mainframes, Inc., Network Peripherals, Inc., North Star Universal, Inc., Optical Data Systems, Inc., Techforce Corporation, and Western Micro Technology, Inc. (the "Selected Companies"). These companies were chosen in part because their revenues were in the range of $30 million to $235 million, as compared to the 1995 revenues of the Company of approximately $175 million. Corporate Capital noted, however, that none were really directly comparable to the Company in terms of the nature of their business, the fact that they have operated primarily domestically whereas nearly all of Datapoint's business has been in Europe, and that their financial history and balance sheets have been more stable. Based upon recent closing prices, such analysis indicated that, for the Selected Companies, the median market capitalization to trailing twelve months earnings before depreciation and amortization, interest and taxes ("EBDAIT") was 10.8 times, and the median market capitalization to earnings before interest and taxes ("EBIT") was 11.9 times. As determined from the data by Corporate Capital, the median market value to EBDAIT for the Selected Companies was 7.9 times, the median market value to EBIT was 9 times and the median market value to the latest twelve months' earnings per share was 21.4 times. Owing to the relative financial condition of the Company and its history of losses, Corporate Capital concluded that such medians should be considered the upper limits of multiples applied to Datapoint.

    Corporate Capital used two sets of projected numbers for Datapoint, assuming that: a) no further assets would be sold by the Company; and b) certain other business assets would be sold in the near future. Corporate Capital removed certain non-recurring items, adjusted for employee reductions, and, in the case of the second scenario, assumed the application of net proceeds from the asset sale to the reduction of certain long-term debt.

    According to its comparable company analysis, Corporate Capital found that Datapoint's Common Stock would be valued from a range of $5.27 to $11.90 per share before dilution stemming from the ratio proposed in the April 16 announcement, and from $3.93 to $8.75 per share after such dilution. The Exchange Consideration of 3.25:1 would increase the dilution, reducing the range to $3.74 to $8.34. Multiplying any of these values by either exchange ratio would produce such high numbers relative to the market value of the Preferred Stock that even a lower exchange ratio would be fair to the Preferred Stock shareholders. However, Corporate Capital concluded that little or no weight should be placed on this analysis owing to the lack of real comparability, and the inherent risk in the various assumptions used.

    DISCOUNTED CASH FLOW ANALYSIS
    Corporate Capital projected the net present value of the Company based on Corporate Capital's own five-year forecasts. These projected an optimistic case based on 5% annual sales growth, a no-growth case, and a negative case with sales declining 5% per annum. Corporate Capital applied in each of these cases the two previously described scenarios relating to further sale versus retention of certain other assets. Three discount rates were used: 15.3%, 22%, and 30%, and applied to the projected net free cash flow over a five-year period commencing with the 1997 fiscal year, and to a terminal value based on applying a multiple of seven times projected EBDAIT at the end of five years. Both net free cash flow and terminal value were discounted back to the April 16 announcement. The resulting scenarios were weighted, with the no-growth scenario after sale of assets given most prominent weight. This yielded a present value range for the Common Stock of $1.22 to $1.36 per share, with the lower end of the range reflecting full dilution. At the proposal announced on April 16 to exchange 2.75 shares of Common Stock per share of Preferred Stock, the Preferred Stock would be valued at between $3.36 to $3.74 per share, a range in excess of the average market price of the Preferred Stock of $3.10 for the twenty days immediately prior to that announcement. On this basis, in Corporate Capital's opinion, the exchange ratio appeared to have given some value to the intangible factors of the loss of the Preferred dividend arrearage, liquidation preference and board representation for Preferred Stock shareholders. This suggested to Corporate Capital that the terms of the proposal announced on April 16 were fair to the Preferred Stock shareholders. Of course, on this basis, the higher exchange ratio provided in the Exchange Offer would be considerably more attractive to Holders of the Preferred Stock. However, Corporate Capital could not place much emphasis on this approach, again because of the speculative nature of forecasts, which were partially offset by the discount rate factors used.

    LIQUIDATION VALUE
    Although one major operation has been sold and another asset may be offered for sale, the Company has advised Corporate Capital that it has no present intention to liquidate the Company's remaining business. Nevertheless, Corporate Capital felt compelled to analyze the Exchange Offer on this basis, because the Preferred Stock has a $20.00 liquidation value and would be entitled to that sum plus the cumulative arrearage in a liquidation scenario. Based on the fair market value of the remaining net assets using the discounted present value and comparable company analyses described above, in a liquidation after costs, expenses, and taxes, Corporate Capital estimated that the shares of Preferred Stock in a liquidation scenario would be worth between 23% and 100% of their liquidation value. Corporate Capital did not rely on this approach for the reasons that it is not contemplated by management, the Preferred Stock shareholders have no control over the possibility that it could happen, and the figures are based on highly speculative forecasts of cash flow and valuations.

    COMPARABLE TRANSACTIONS ANALYSIS
    Corporate Capital was able to find and review only two recent transactions involving similar companies. Both transactions were for companies with revenues in excess of $1 billion, and in one of the two cases, no price information was publicly disclosed. The other transaction was the purchase of AmeriData Technologies, Inc. ("AmeriData") by General Electric Capital Corporation at $16.00 a share through a recent tender offer. Corporate Capital calculated that such a purchase of AmeriData's outstanding common stock was at approximately
0.235 times 1995 revenues, 0.1695 estimated 1996 revenues, 5.24 times 1995 EBDAIT, 3.15 times estimated 1996 EBDAIT, 20.25 times 1995 earnings per share before dilution, 11.9 times estimated 1996 earnings, and finally, 2.2 times year-end 1995 stated book value. On the basis of such multiples, Corporate Capital calculated that the implied value of the Company would be in the range of $0.59 to $3.69 per share, averaging $2.24 per share, and the Exchange Consideration would be worth $1.92 to $11.99 per share of Preferred Stock. However, Corporate Capital considered that this was not a very meaningful approach owing to the size and operating history of AmeriData as compared to the Company, and gave no weight to this analysis.

    PROJECTED BOOK VALUE
    Corporate Capital took as its base case the Company's projected balance sheet for the end of the fiscal year, which it adjusted to take into account the sale of EADS and adjustments stemming from that. Corporate Capital then computed pro forma balance sheets for the two principal scenarios concerning sale versus retention of certain assets by the Company. The negative net worth of $80,870,000 of the base case was reduced to a negative $54,351,000 after taking into account the sale of EADS and no further Dispositions, and to a positive net worth of $2,792,000 in its optimistic scenario, with specific assets sold under certain optimistic assumptions.

    Taking the most optimistic result, Corporate Capital applied a reduction to the $2,792,000 net worth to account for the par value of the Preferred Stock of $1,892,000 in the most recent stated balance sheet, which left the Common Stock with a book value of $896,000, or nearly $.07 per Share. The Preferred Stock would have only $1.49 of aggregate book value.

    Thus, Corporate Capital concluded that book value technically was next to worthless, though it should be considered in a minor way.

    ABILITY TO PAY ARREARS AND RESUME DIVIDEND PAYMENTS
    Corporate Capital also considered the ability of the Company to pay the cumulative dividend arrearage and resume dividend payments of the Preferred Stock. Based on Corporate Capital's projections of cash flow per the various forecasted scenarios described above, Corporate Capital concluded that the earliest point at which such arrearage could be paid in its entirety would be by the end of fiscal 1999. With a less optimistic forecast, assuming moderate growth but no further asset sales beyond that of EADS, the arrearage could be paid in full at the end of fiscal 2001. Discounting the cumulative arrearage payments at 30% provided a range of present values of $1.77 to $2.13 per share of Preferred Stock as of the announcement date of April 16. Since the proposal announced on that date provided for 2.75 shares of Common Stock to be exchanged for each share of Preferred Stock, versus the 2:1 conversion ratio then in effect, the Preferred Stock shareholder would be giving up the possibility of receiving almost the entire arrearage in return for an additional 0.75 Common Stock shares, which were worth $1.08 on the basis of the Common Stock market value at the date of announcement, as against the $1.77 to $2.13 per share present value of the arrearage. On the basis of the probability-weighted discounted present value of the Common Stock derived from Corporate Capital's discounted cash flow analysis, Corporate Capital found that the additional 0.75 shares of Common Stock would be worth between $0.92 to $1.02 per share. The Exchange Consideration, on the other hand, provided an additional 1.25 shares of Common Stock over the 2:1 conversion ratio currently in effect. This was worth $1.80 per share, on the basis of the Common Stock market value at announcement date, as against the $1.77 to $2.13 present value range for the arrearage. From the standpoint of discounted cash flow values of the Common Stock, the range of value provided in the Exchange Consideration was $1.53 to $1.70.

    Corporate Capital also compared the value of the Exchange Consideration with not only giving up the ability to collect the cumulative arrearage in the future, but also with the market value of the Preferred Stock when dividends become current. Corporate Capital assumed that once the Preferred Stock dividend is on a current basis (in 1999 or 2001), the Preferred Stock will sell at between $8 and $10 a share, based on the stock price history of the Preferred Stock prior to the deferment of dividend payments. The combined present value of both arrearage and the assumed Preferred Stock market price, discounted at a 30% rate, ranged from $3.79 to $6.39, with the higher number representing the higher price achieved at the earliest date. In comparing these values against the exchange ratio proposed on April 16, Corporate Capital found that whereas the
2.75 shares of Common Stock at market value prior to the announcement of the offer yielded a value at the lower end of this range ($3.96), the Exchange Consideration's 3.25:1 ratio, yielded a value of $4.68 based on the market value of the Common Stock before the April 16 announcement. Finally, comparing the combined present value of the arrearage and assumed Preferred Stock price against the probability-weighted present value of the Common Stock per Corporate Capital's discounted cash flow analysis, Corporate Capital found that at the exchange ratio proposed on April 16, the value of the offer would be in a range from $3.36 to $3.74 per share. On the other hand, the equivalent value of the Exchange Consideration ranged between $3.97 to $4.42, putting it well within the range.

    From this perspective, Corporate Capital concluded that the Exchange Consideration was well within a range of fairness, considering the high risk of actually achieving the dividend payment and market price scenarios described above.

    OTHER FACTORS

    Corporate Capital also considered the fact that the Preferred Stock is thinly traded compared to the Common Stock, whose average daily volume over the longest period examined was approximately nine times that of the Preferred Stock. Thus, it is advantageous to exchange the Preferred Stock for Common Stock for liquidity purposes.

    Corporate Capital reviewed the possible returns from patent litigation which could potentially reward the Company with royalty payments over time. While this could only be a positive factor in the valuation of the Company's Preferred and Common Stock, Corporate Capital expressed its belief that there was no way to put a reasonable figure on the possibility of payments. Thus, Corporate Capital has chosen to ignore them in this valuation.

    CONCLUSION

    Although Corporate Capital gave most weight to the Stock Trading and Ability to Pay Arrears Analyses, it was of the opinion that its analyses must be considered as a whole, and as a whole they supported a conclusion that the Exchange Consideration is fair to the Preferred Stock shareholders from a financial point of view. Corporate Capital was cognizant throughout its analysis that any estimates incorporated in such analyses, particularly in the discounted cash flow analysis, were not necessarily indicative of actual past or future results or values, which may be more or less favorable than such estimates, and which are inherently subject to uncertainty.

    CCC has reviewed the most current preliminary 1997 budget information of Datapoint and reviewed its analyses based on such information assuming both the expected sale of Telephony and the possibility that Telephony will not be sold, and it remains CCC's opinion that the Exchange Offer is fair, from a financial point of view, to the exchanging holders of the Company's Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested).

    In its capacity as an investment banking firm, Corporate Capital is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, exchange offers, and other corporate transactions. Corporate Capital has not in the past provided investment banking services to the Company or to its principal officers and does not have any equity interest in the Company.

    The terms of the engagement of Corporate Capital by the Independent Committee are set forth in a letter agreement dated May 30, 1996, between Corporate Capital and the Independent Committee (the "Engagement Letter"). Pursuant to the Engagement Letter, the Company has agreed to pay Corporate Capital a fee based on Corporate Capital's hourly rate of $300.00, with a minimum fee of $10,000, plus out-of-pocket expenses. A retainer of $10,000 has been paid by the Company. The total estimated fee to be paid by the Company is $54,200. Datapoint, pursuant to the Engagement Letter, has agreed to indemnify Corporate Capital against certain liabilities in connection with its engagement, including certain liabilities under the Federal securities laws.

FAIRNESS OPINION OF PATRICOF

    Patricof was retained to consider the fairness, from a financial point of view, of the Exchange Offer to the unaffiliated holders of Common Stock. Patricof delivered a preliminary opinion on July 18, 1996 with respect to the fairness, from a financial point of view, to the holders of Common Stock of the proposed exchange offer at an exchange ratio of 2.75 shares of Common Stock for each share of Preferred Stock (inclusive and accrued and unpaid dividends). Upon reconsideration of certain analyses, on July 24, 1996, Patricof delivered to the Board a written fairness opinion (the "Patricof Fairness Opinion") concluding that the proposed Exchange Offer at an exchange ratio of 3.25 shares of Common Stock for each share of Preferred Stock (inclusive of accrued and unpaid dividends) is fair to the holders of Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested). Patricof has consented to the use of its opinion in this Proxy Statement/Prospectus. The Patricof Fairness Opinion is attached hereto as Annex C, and the written presentation to the Board describing Patricof's analysis is attached as Exhibit (99)(f) to the Company's Registration Statement filed with the Commission on September 27, 1996 in connection with the Exchange Offer.

    BASIS OF FAIRNESS OPINION; SCOPE OF REVIEW

    In arriving at its opinion, Patricof reviewed the draft S-4 statements (up to and including the draft as of July 16, 1996), public filings of the Company, financial and other information provided by Company management, and information obtained in conversations with Company management. Information provided by Company management included financial statements reflecting estimated 1996 fiscal year results, adjusted to remove non-recurring items and to reflect completed and planned cost reductions, pro forma for the sale of EADS (announced June 25, 1996) and certain Dispositions. The Company has retained Patricof to explore the sale of certain assets and intends to use the proceeds from any such sales to repurchase Debentures. In addition, Company management provided base case, upside case and downside case projected financial results of the Company through 2001 together with estimates of the likelihood of occurrence of each case. Patricof relied upon and assumed without independent verification the accuracy and completeness of all information about the Company that Patricof reviewed. With respect to the pro forma financial statements and projections, Patricof assumed that such pro forma financial statements and projections had been prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its expected future performance. Patricof did not assume any responsibility for the information or forecasts provided to it. Patricof relied upon assurances of Company management that they are unaware of any facts that would make the information or forecasts provided to Patricof incomplete or misleading. Patricof did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company.

    In addition, Patricof compared certain financial data of the Company with various other companies whose securities are publicly traded, reviewed the historical prices and trading volumes of the Common Stock, Preferred Stock and Debentures of the Company, and, as further discussed below, conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion, including consideration, on a pre- and post- exchange basis, of the value per share of Common Stock based on comparative company, liquidation and discounted cash flow valuation methods.

    In rendering its opinion, Patricof performed valuation analyses which compared the estimated value of the Common Stock on a per share basis prior to the consummation of the Exchange Offer with the estimated value of the Common Stock on a per share basis pro forma for the consummation of the Exchange Offer. The estimated value of the Common Stock prior to the consummation of the Exchange Offer was calculated as the equity value of the Company less the estimated value of the Preferred Stock. In its determination of the equity value of the Company, Patricof relied equally on the results of a discounted cash flow valuation of the Company and the results of a comparative company valuation of the Company. These analyses were based primarily on the Company's estimated 1996 fiscal year results, adjusted to remove non-recurring items and to reflect completed and planned cost reductions results, pro forma for the sale of EADS and certain Dispositions, assuming the use of proceeds from any such sales plus cash on hand to repurchase Debentures. In its determination of the estimated value of the Preferred Stock, Patricof utilized a discounted dividend approach. Based on these analyses and various assumptions respecting discount rates, the price at which certain Dispositions will be sold and the price at which Debentures will be repurchased, Patricof estimates a range of value per share of Common Stock of $1.86 to $4.16 prior to the consummation of the Exchange Offer and $1.61 to $3.81 pro forma for the consummation of the Exchange Offer.

    Patricof expressed no opinion as to the prices at which the Common Stock may trade following the consummation of the Exchange Offer.

    METHODOLOGY

    The following is a summary of the analyses undertaken by Patricof in rendering the Patricof Fairness Opinion. This summary does not purport, however, to be a complete description of the analyses underlying the Patricof Fairness Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances at hand. Accordingly, a fairness opinion is not readily susceptible to summary description.

    In valuing the equity of the Company, Patricof considered (i) the Company's market focus, growth opportunities, and competition, (ii) the value of the Company's tangible and intangible assets, (iii) the

Company's earnings capacity and predictability of earnings, (iv) the market value of the Company's Common and Preferred Stock, (v) the value of comparative public companies ("Comparative Company Analysis"), (vi) the discounted cash flow projected by the Company ("Discounted Cash Flow Analysis"), and (vii) the discounted value of the Preferred Stock arrearage and annual dividends.

    MARKET FOCUS, GROWTH OPPORTUNITIES AND COMPETITION

    As of the date of the April 27, 1996 10-Q, the Company primarily consisted of three lines of business: the automotive dealer management system business ("EADS"), the computer telephony integration systems business ("CTI"), and the systems integration and proprietary hardware and software business (Open Systems Networking division, or "OSN") which includes the MINX video conferencing business. The Company estimates total revenue of $184.6 million, EBITDA of $15.3 million and loss before extraordinary items (excluding the gain realized on the sale of EADS) of $6.6 million for the fiscal year ended July 27, 1996.

    On June 25, 1996 Datapoint announced the sale of EADS to Kalamazoo Computer Group plc for a price of $33 million. During 1996 Datapoint took actions to reduce operating expenses. Adjusting estimated fiscal year 1996 results for the full year impact of cost reductions and for non-recurring expenses results in an increase in earnings before interest, taxes, depreciation and amortization ("EBITDA") of $3.1 million. The Company plans to undertake additional cost cutting programs in the remainder of fiscal year 1996 and into fiscal year 1997. Adjusting estimated fiscal year 1996 results for these actions results in an increase in EBITDA of an additional $2.6 million. The Company has estimated 1996 revenue and EBITDA, pro forma for the sale of EADS, and adjusted for non-recurring items and cost reductions, of $158.2 million and $15.0 million. The Company generated the majority (over 90%) of this estimated fiscal year 1996 revenue in Europe.

    Pro forma for the sale of EADS, the Company is focused on (i) systems integration for corporate clients in the field of computer telephony integration, including the sale of computer telephony integration products manufactured by third parties and provision of ongoing service and maintenance for this equipment, and (ii) the sale of proprietary and third party computer systems networking equipment and software, the integration of this equipment and software into the customers existing systems, and the ongoing service and maintenance of this equipment (OSN). Both the CTI and OSN divisions face strong competition from larger, well capitalized companies. Management believes that the CTI division is well positioned to capitalize on the strong growth expected in the computer telephony integration market, and that the OSN division will maintain its current sales level by selling upgrades and service to its installed base of proprietary hardware and software and by assisting existing and new customers in integrating third party hardware and software.

    VALUE OF TANGIBLE AND INTANGIBLE ASSETS

    The Company is not anticipating a liquidation of its assets, and Patricof therefore placed little weight on the result of a liquidation value analysis of the Company's tangible assets. Based on the Company's estimated fiscal year end 1996 balance sheet, the value of the Company's tangible assets in a liquidation, after satisfaction of the Company's liabilities, is likely to be negative and therefore lower than the going concern value of the Company.

    The most significant intangible assets of the Company are its video conferencing and dual speed local area networking patents, and related litigation in which Datapoint is plaintiff. These patents and lawsuits are potentially extremely valuable to the Company. However, Patricof believes based on discussions with the Company's outside counsel, that there is no way to predict the outcome of these lawsuits or the value of the patents at this time. As such, Patricof has not assigned a quantitative value to these assets in its analyses. However, when comparing the Company to the comparative companies in the Comparative Company Analysis, Patricof did consider the potential value of these assets as a positive factor for the Company.

EARNINGS CAPACITY AND PREDICTABILITY OF EARNINGS

    The Company has estimated 1996 revenue and EBITDA, pro forma for the sale of EADS and certain Dispositions, and adjusted for non-recurring items and cost reductions, of $113.7 million and $13.7 million, respectively. Company management believes that it is likely the Company will continue to generate this level of revenue and EBITDA for the foreseeable future due to the stability of revenue and profits from the installed base of proprietary hardware and software and due to the Company's ability to generate revenue and profits from the sale of third party equipment and software to existing and new customers.

MARKET PRICES OF COMMON AND PREFERRED STOCK

    Patricof considered, but did not rely upon, the trading history of the Common Stock and Preferred Stock. The recent trading history of the Common Stock and Preferred Stock has been influenced by the announcement of the proposed exchange offer. Prior to the announcement of the proposed exchange offer, the market prices of these securities did not fully reflect a successful sale of EADS, and as such do not accurately reflect the current value of the Company.

ESTIMATED EQUITY VALUE OF THE COMPANY BASED ON COMPARATIVE COMPANY ANALYSIS

    Patricof selected companies comparative to Datapoint based on six criteria:
(i) primary SIC code of 7373, (ii) revenue between $25 and $500 million, (iii) negative net income before extraordinary items for at least three of the last five fiscal years, (iv) traded on NYSE, ASE, or NASDAQ exchange, (v) not the subject of an ancillary transaction such as a takeover or going private transaction, and (vi) U.S. company. This resulted in six companies (the "Comparatives"): (i) Consilium, Inc., (ii) Control Data Systems, Inc., (iii) IKOS Systems, Inc., (iv) Rational Software Corporation, (v) Structural Dynamics Research Corporation, and (vi) Sulcus Computer Corporation. Patricof believes that the most important investor appraisal ratios in valuing the Company's equity to be total enterprise value (equity value plus net debt, "TEV") to revenues and TEV to EBITDA. Patricof selected Control Data Systems, Inc. as the most comparable to the Company. Based on analyst estimates of revenue and EBITDA for Control Data Systems, Inc. for the fiscal year ended December 31, 1996, Control Data Systems, Inc. exhibited TEV to revenue and TEV to EBITDA ratios of 0.6x and 9.6x, respectively. Patricof applied a 20% discount to these multiples to reflect the smaller size and weaker capital structure of the Company, offset by the potential value of the Company's patents and litigation. The discounted multiples of 0.5x revenue and 7.7x EBITDA were applied to the Company's estimated 1996 revenue and EBITDA, pro forma for the sale of EADS and certain Dispositions, and adjusted for non-recurring items and cost reductions, of $113.7 million and $13.7 million, to obtain a TEV for the Company. Net debt was subtracted from this TEV, at varying levels of net debt based on various sales prices for certain Dispositions and repurchase scenarios for Debentures, to reach an estimated equity value for the Company of $42.5 to $77.5 million.

ESTIMATED EQUITY VALUE OF THE COMPANY BASED ON DISCOUNTED CASH FLOW ANALYSIS

    The Company's unlevered free cash flow from 1997 through 2001 was discounted to the present. A terminal value was calculated based on the average of (i) the perpetuity value of 2001 unlevered free cash flow and (ii) a terminal multiple of between seven and nine times EBITDA. The value of the discounted unlevered free cash flow was added to the discounted terminal value to obtain a TEV for the Company for each of the Company's base case, downside case and upside case projections, given a range of discount rates reflecting a range of Datapoint cost of equity of 15% to 25%. Net debt was subtracted from this TEV, at varying levels of net debt based on various sales prices for certain Dispositions and repurchase scenarios for Debentures, to reach an estimated equity value for the Company of $21 million to $73 million.

ESTIMATED VALUE OF PREFERRED STOCK

    Patricof has been informed by the Company's counsel that there are various restrictions under Delaware law that may limit the Company's ability to pay dividends on its Preferred Stock. The accumulated dividend arrearage and the value of the $1 annual dividend were discounted to the present from the date at which the Company would reach positive net worth, on the assumption that under Delaware law then Company would then be permitted to pay such dividends and the Company's Board would declare dividends at that juncture. This calculation was performed for each of the base case, upside case and downside case projections, and based on various sales prices for certain Dispositions and repurchase scenarios for Debentures, to reach an estimated value of the Preferred Stock of $6.3 million to $18.4 million.

CONCLUSION


    The above ranges of value are necessarily broad, as they reflect the results of a number of different scenarios considered in arriving at Patricof's opinion. The scenarios represent a range of assumptions regarding two variables (the proceeds from the sale of Telephony and the discount rate applied in the discounted cash flow analysis) in the case of the determination of the discounted cash flow equity value and the preferred value, and one variable (the proceeds from the sale of Telephony) in the case of the determination of the comparative company equity value. The fairness of the Exchange Offer in each of the scenarios was considered in determining Patricof's opinion (e.g. in the scenario in Patricof's analysis which results in an equity value at the bottom of the range, the Exchange Offer is fair to common shareholders, similarly, in the scenario in which the equity value is at the top end of the range the Exchange Offer is fair to the common shareholders). Based on the average of the equity values obtained in the Comparative Company and Discounted Cash Flow analyses and the value of the Preferred Stock obtained as described above, Patricof estimates a range of value per share of Common Stock of $1.86 to $4.16 prior to the consummation of the Exchange Offer and $1.61 to $3.81 pro forma for the consummation of the Exchange Offer. Based on the overlapping ranges of value and upon the consideration of unquantifiable benefits to holders of Common Stock, such as increased financial flexibility of the Company following the consummation of the Exchange Offer, it is Patricof's opinion as of July 24, 1996 and as of the date of this Proxy Statement that the Exchange Offer is fair, from a financial point of view, to the holders of Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested).



    Patricof and its affiliate, Apax Partners & Co., approached a number of U.S. and European companies which are potential strategic purchasers of Telephony. Patricof provided those potential purchasers evidencing interest in Telephony with certain business and financial information regarding Telephony and set a deadline of September 16, 1996 for submission of indications of interest by prospective purchasers (such indications of interest are to contain a preliminary valuation of Telephony). On October 22, 1996 the Company announced that it had received indications of interest in connection with the potential sale of Telephony and that negotiations are being actively pursued.



    Patricof has reviewed the Company's Form 10-K dated July 27, 1996 and the most current 1997 preliminary budget information of Datapoint and reviewed its analyses based on such information assuming both the expected sale of Telephony and the possibility that Telephony will not be sold, and it remains Patricof's opinion that the Exchange Offer is fair, from a financial point of view, to the holders of the Company's Common Stock (other than Mr. Edelman, with respect to whom no opinion was requested).


    Patricof is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses in connection with restructuring, mergers and acquisitions, private placements, leveraged buyouts, fairness opinions and valuations for estate, corporate and other purposes.

    Patricof has served as financial advisor to the Company with respect to the sale of Telephony since March 20, 1996. With respect to the sale of Telephony, Patricof has received $100,000 in retainer payments. An additional retainer of $100,000 is payable to Patricof at such time as a letter of intent or a similar agreement is entered into. The retainers are creditable against any success fee due to Patricof upon the sale of Telephony. Patricof will receive a success fee upon the sale of Telephony of 1 1/2% of the purchase price up to $55 million, plus an additional 2 1/2% of the purchase price from $55 million to $65 million, plus an additional 5% of any part of the purchase price exceeding $65 million. In addition, Patricof has been engaged as financial advisor to the Board of Directors with respect to the Exchange Offer since April 9, 1996 and the Company has paid to Patricof $50,000 in connection with this engagement. An additional $50,000 is payable by the Company upon delivery of Patricof's written opinion.

CERTAIN CONSEQUENCES TO HOLDERS OF PREFERRED STOCK THAT IS NOT EXCHANGED

    If the Requisite Votes are received and the Preferred Stock Amendment becomes effective, each share of Preferred Stock (inclusive of accumulated and unpaid dividends) will be subject to the Preferred Stock Amendment, and will be automatically reclassified as and changed into 3.25 shares of Common Stock, regardless of whether the holder of such Preferred Stock voted for the Preferred Stock Amendment. Upon receipt of the Requisite Votes at the Annual Meeting, the Company will file the Preferred Stock Amendment with the Secretary of State of the State of Delaware. The Company will immediately thereafter commence the exchange of certificates representing shares of Preferred Stock for certificates representing shares of Common Stock in accordance with the terms of the Preferred Stock Amendment. Holders of Preferred Stock that is reclassified as shares of Common Stock in the Preferred Stock Reclassification will not be entitled to receive accumulated dividends thereon. Notwithstanding the approval of the Preferred Stock Amendment at the Annual Meeting, the Board of Directors reserves the right to abandon filing the Preferred Stock Amendment and consummation of the Preferred Stock Reclassification. See "The Exchange Offer -- Conditions."

    If the Preferred Stock Amendment is not approved at the Annual Meeting, the Company shall accept for exchange such Preferred Stock tendered and not withdrawn as of the Expiration Date, provided that at least 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date. If less than 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date, the Company may elect to accept for exchange such shares of Preferred Stock in whole, or in the alternative, to not accept any such shares for exchange.

    If the Preferred Stock Amendment is not adopted, certain adverse consequences may occur to Holders of Preferred Stock whose shares are not tendered and exchanged in the Exchange Offer including the following: (i) the trading market for shares of Preferred Stock may become more limited, which may affect the liquidity and market price of such Preferred Stock and (ii) the Company may determine not to pay dividends on the Preferred Stock as a result of its financial position or be prohibited from paying dividends under any future credit facility entered into by the Company, and as such, the dividend arrearages on the Preferred Stock will continue to accumulate and remain unpaid, negatively impacting the Company's ability to improve its financial position. However, Holders of Preferred Stock not exchanged will (i) have the right to elect two directors of the Company at the next annual meeting of stockholders and at each successive annual meeting thereafter until all dividend arrearages on the Preferred Stock are eliminated; (ii) continue to be entitled to a $20 liquidation preference, plus an amount equal to accrued and unpaid dividends, in the event of the liquidation, dissolution of winding up of the Company; and
(iii) continue to be senior to any claims of the Holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company. In addition, each Holder of Preferred Stock has the right to exchange each such share (inclusive of all accrued and unpaid dividends) into two shares of the Common Stock until all dividend arrearages on the Preferred Stock are eliminated. See "Risk Factors -- Risks Associated with Retention of the Preferred Stock."

DILUTION

    The equity interest of the current Holders of Common Stock would be diluted to not less than approximately 70% of the total issued and outstanding shares of Common Stock under the 100% Conversion Assumption, or to approximately 82% of the total issued and outstanding shares of Common Stock under the 50% Tender Assumption. See "Pro Forma Unaudited Financial Information." The following table shows the beneficial ownership by the parties indicated therein of the Common Stock before and after consummation of the Exchange Offer:
                         COMMON STOCK OWNERSHIP SUMMARY

                            (AS OF OCTOBER 18, 1996)



                                                                                             AFTER CONSUMMATION
                                                                                           OF THE EXCHANGE OFFER
                                                                            ----------------------------------------------------
                                                                                 100% CONVERSION              50% TENDER
                                                    PRE-EXCHANGE OFFER             ASSUMPTION                 ASSUMPTION
                                                 -------------------------  -------------------------  -------------------------
                                                    SHARES          %          SHARES          %          SHARES          %
                                                 ------------  -----------  ------------  -----------  ------------  -----------
Existing Holders of Common Stock...............    13,931,640        100%     13,931,640         70%     13,931,640         82%
Exchanging Holders of Preferred Stock..........             0          0%      6,071,182         30%      3,035,591         18%
                                                 ------------        ---    ------------        ---    ------------        ---
    Total......................................    13,931,640        100%     20,002,822        100%     16,967,231        100%
                                                 ------------        ---    ------------        ---    ------------        ---
                                                 ------------        ---    ------------        ---    ------------        ---


------------------------
(1) Existing Holders of Preferred Stock currently have the right to exchange each share of Preferred Stock outstanding into two shares of Common Stock in accordance with the terms of the Preferred Stock Designation as a result of the current dividend arrearages (not included in calculations).

RECENT DEVELOPMENTS

    In order for the Company to meet certain of its obligations and to improve its financial position, the Company is pursuing actions to provide additional cash infusions, including the sale of selected assets and operations of the Company. The Company has retained Patricof in connection with the potential disposition of its Telephony division, as well as other asset and equity sale transactions and proposals.


    On May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England, providing for the sale by Datapoint to Kalamazoo of Datapoint's European Automotive Dealer Management systems division for a purchase price of approximately $33.0 million. From the sales proceeds, the Company realized approximately $29.4 million (net of transaction related expenses and adjustments). As part of the arrangements, Datapoint will continue to provide computer hardware and hardware services through a subcontract arrangement with Kalamazoo.



    Of the approximately $29.4 million net proceeds received from the above sale, the Company paid $850,000 to satisfy and discharge in full the outstanding senior secured indebtedness owing to CIT and paid NTI, one of its two generally secured creditors, $2.2 million representing the two deferred principal payments on secured debt which were due in December 1994 and December 1995, as well as accrued and unpaid interest. In addition, the proceeds from the Kalamazoo transaction enabled the Company to pay by June 30, 1996 (within the 30-day grace period measured from June 1, 1996) the $2.9 million interest payment on the Debentures. On July 1, 1996, Datapoint entered into an agreement with NTI pursuant to which Datapoint paid $5.05 million to NTI in full satisfaction of all amounts due and to be due under a 1992 agreement Datapoint had entered into with NTI to resolve a patent dispute. The prepayment agreement relieves the Company of its obligation to make annual $1 million payments to NTI that commenced in December 1993 and of which seven payments remained to be made, as well as certain contingent payment obligations. The balance of the proceeds from the sale of EADS will be utilized by Datapoint for working capital purposes and to pay other obligations of the Company. This may include, from time to time, repurchasing its Debentures in the public market or in privately negotiated transactions or otherwise reducing existing debt owed by the Company to its creditor groups.


    On May 14, 1996, the Company, working with a Florida based systems integrator for the corrections industry, announced the completion of the installation of the first large scale video visitation system in the U.S. at the Brevard County Detention Center in Florida resulting in $204,520 revenue for the Company.

    In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. During the fourth quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The $3.3 million settlement, which was reached to avoid the considerable expense, including the business disruption of a protracted appeal and legal process, had no material impact on the Company's then current cash position as it included payment of funds from a non-working capital trust fund that were otherwise not available to the Company, issuance of a short term note, and shares of the Company's common stock.



    The Company has recently been successful in asserting its United States video conferencing patents resulting in payments for licenses. On June 6, 1996, the Company entered into an agreement with NEC America, Inc. for the licensing of Datapoint's video conferencing patents. On April 10, 1996, the Company announced that it had commenced suit in the U.S. District Court for the Eastern District of New York to recover damages against two companies for infringement of Datapoint's patent covering multi-speed network processing (U.S. Patent No. 5,008,879). These patents cover certain ARCNET and Fast Ethernet products recently introduced by various suppliers to the local-area network industry and dominates certain types of dual-speed LAN Adaptor Products recently introduced by various industry leaders. Currently, the Company is pursuing litigation in this respect against six defendants (DATAPOINT CORPORATION V. COMPRESSION LABS, INC., No. 3:93-CV-2522 D (N.D.Tex.); DATAPOINT CORPORATION V. PICTURETEL CORPORATION, No. 3:93-CV-2381-D (N.D.Tex) (for which a trial date has been set in February 1997); DATAPOINT CORPORATION V. VIDEOLAN CORP., No.96-2861-AET (D.N.J.); DATAPOINT V. TELEOS COMMUNICATIONS, INC., No. 95-4455-AET (D.N.J.); DATAPOINT CORPORATION V. STANDARD MICRO-SYSTEMS, INC. AND INTEL CORPORATION, No. CV-96-1685 JBW (E.D.N.Y.) (the "--1685 action") and has negotiated three settlements, two for an aggregate of $1.0 million and one for an undisclosed amount. On August 1, 1996, the Company commenced an additional suit against Intel and Standard Microsystems for infringement of a closely-related patent, U.S. No. 5,077,732. (DATAPOINT CORP. V. STANDARD MICROSYSTEMS CORP. AND INTEL CORP., INDIVIDUALLY, AND AS REPRESENTATIVES OF THE CLASS OF ALL MANUFACTURERS, VENDORS AND USERS OF FAST ETHERNET-COMPLIANT, DUAL PROTOCOL LOCAL-AREA NETWORK PRODUCTS, Civil Action No. CV-96-3819 (JBW)(E.D.N.Y.) (the "--3819 action")). The Company has moved to certify the -1685 action as a defendant class action with respect to all manufacturers, vendors, and users of dual-protocol, Fast Ethernet-compliant local area network products. On June 28, 1996, the Court denied that motion, without prejudice to renew at a later date. The Company intends, in the future, to renew its motion to certify the -1685 action, and to seek similar "defendant class action" status for the -3819 action. If successful in its certification efforts, the defendant classes in the -1685 and -3819 actions would include approximately one-hundred potential infringers of the multispeed network processing and related patents.


    In JOHN FRASSANITO AND DAVID A. MONROE V. DATAPOINT CORP., Civil Action No. H-95-812 (S.D. Tex.) plaintiffs alleged that the Company usurped various patentable inventions and trade secrets in connection with the development of its MINX systems. They also asserted a cause of action for patent infringement, and a cause of action requiring Datapoint to assign certain MINX-related patents and other intellectual property. On August 16, 1996, the Court dismissed with prejudice plaintiffs' claims of patent infringement against Datapoint and dismissed without prejudice plaintiffs' pendent state law claims and Datapoint's state law counter-claims for lack of subject matter jurisdiction.

    These actions represent the first step in the Company's industry-wide program to license and enforce its multi-speed networking patents and video conferencing patents through negotiations and/or litigation. The Company believes that these patents provide broad coverage in video conferencing and multi-speed networking technology and present the opportunity for further royalty bearing licenses. Such royalty bearing licenses and enforcement of its patents will be a primary strategy of the Company's business going forward to create long-term value for its stockholders. See "Business of the Company -- Patents and Trademarks."

                          DESCRIPTION OF COMMON STOCK

GENERAL


    The Company's Certificate of Incorporation, as amended, authorizes the issuance of 40 million shares of Common Stock of which 13,931,640 shares (excluding 7,059,577 treasury shares) were issued and outstanding on October 18, 1996. The aggregate market value (based upon the last reported sale price of the Common Stock on the New York Stock Exchange--Composite Tape on October 18, 1996) of the shares of Common Stock held by non-affiliates was approximately $14.9 million. (For purposes of calculating the preceding amount only, all directors and executive officers of the registrant are assumed to be affiliates.) The Company has reserved a sufficient number of shares of Common Stock for issuance upon exchange of shares of the Preferred Stock pursuant to the Exchange Offer or Preferred Stock Reclassification, as the case may be.


PREEMPTIVE RIGHTS; LIQUIDATION OR DISSOLUTION

    The holders of Common Stock do not have preemptive rights and are not entitled to a liquidation preference in the event of the liquidation, dissolution or winding up of the Company. Subject to the preferential rights of the Holders of the Preferred Stock and any other shares of preferred stock of the Company hereafter issued, all shares of Common Stock rank equally on dissolution and are entitled to participate equally in such dividends as may be declared by the Board out of funds legally available therefor. All shares of Common Stock presently outstanding are, and, when issued upon exchange of the Preferred Stock pursuant to the Exchange Offer or Preferred Stock Reclassification, as the case may be, all shares of Common stock will be, fully paid and nonassessable.

VOTING RIGHTS

    The holders of Common Stock are entitled to one vote per share held of record on all matters upon which stockholders generally have the right to vote. The Common Stock does not have cumulative voting rights.

DIVIDENDS

    Dividends on the Common Stock may be declared by the Board from time to time out of funds legally available therefor, after provision for the preferential dividend rights of Holders of the Preferred Stock and any other preferential dividend rights the Board may fix for any other series of preferred stock that may be issued and outstanding. The Preferred Stock Designation prohibits the payment of dividends on the Common Stock whenever quarterly dividend payments on the Preferred Stock are in arrears. See "Market Prices for Preferred Stock and Common Stock"; and "Annex A -- Description of Preferred Stock -- Dividends."

LISTING, TRANSFER AGENT

    The outstanding Common Stock is listed on the NYSE. Continental Stock Transfer and Trust Company acts as Registrar and Transfer Agent for the outstanding Common Stock. The Company will make application and use its best efforts to seek the authorization of the NYSE for listing any additional shares of Common Stock issued in the Exchange Offer or Preferred Stock
Reclassification, as the case may be, on the NYSE as may be necessary.

               MARKET PRICES FOR PREFERRED STOCK AND COMMON STOCK

PREFERRED STOCK


    There are 10,000,000 shares of preferred stock authorized for issuance, 2,000,000 of which have been designated as the Preferred Stock. As of October 18, 1996, there were approximately 415 record holders and 1,868,056 outstanding shares of Preferred Stock. The Preferred Stock is listed and traded on the NYSE under the symbol "DPTA".


    The following table provides, for the periods indicated, the high and low closing sales price per share for the Preferred Stock:

                                                                                   PRICE RANGE
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               ---------  ---------
Fiscal year 1996
  Fourth quarter.............................................................  $    4.00  $    2.00
  Third quarter..............................................................       4.00       2.00
  Second quarter.............................................................       2.63       1.88
  First quarter..............................................................       2.63       1.75
Fiscal year 1995:
  Fourth quarter.............................................................       1.88       1.13
  Third quarter..............................................................       1.88       1.00
  Second quarter.............................................................       2.63       1.25
  First quarter..............................................................       6.38       2.25
Fiscal year 1994
  Fourth quarter.............................................................       8.00       5.75
  Third quarter..............................................................       8.63       7.63
  Second quarter.............................................................       8.88       8.00
  First quarter..............................................................       8.38       7.75
Fiscal year 1993
  Fourth quarter.............................................................       8.38       7.50
  Third quarter..............................................................       9.13       7.75
  Second quarter.............................................................       8.00       6.63
  First quarter..............................................................       7.88       6.25


    The annual dividend rate on the Preferred Stock is $1.00 per share, payable in cash on a quarterly basis. In fiscal 1993, the Company paid an aggregate of approximately $1.8 million in dividends on Preferred Stock ($1.00 per share). From and including October 15, 1994 the Company has not issued the dividends payable on the Preferred Stock, resulting in accumulated dividends aggregating approximately $4.2 million ($2.23 per share) as of October 15, 1996. See "Risk Factors -- Risks Associated with the Company in General -- Financial Condition of the Company," "-- Risks Associated with Retention of the Preferred Stock" and "Background; Purposes and Effects of the Exchange Offer." If the Preferred Stock Amendment is approved and the Preferred Stock Reclassification is consummated, each share of Preferred Stock (inclusive of unpaid dividends) will be subject to the Preferred Stock Reclassification and will be reclassified as and changed into 3.25 shares of Common Stock in accordance therewith. If the Preferred Stock Reclassification is not consummated, to the extent that the Preferred Stock is tendered and exchanged in the Exchange Offer, the trading market for Preferred Stock not tendered and exchanged in the Exchange Offer may become limited or eliminated. See "Risk Factors -- Risks Associated with Retention of the Preferred Stock -- NYSE Listing" and "Background; Purposes and Effects of the Exchange Offer -- Certain Consequences to Non-Tendering Holders of Preferred Stock."

COMMON STOCK


    There are 40,000,000 shares of Common Stock authorized for issuance. As of October 18, 1996 there were approximately 3,128 record holders and 13,931,640 outstanding shares of Common Stock. The Common Stock is listed and traded on the NYSE under the symbol "DPT".


    The following table provides, for the periods indicated, the high and low closing sales price for the Common Stock:


                                                                                   PRICE RANGE
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               ---------  ---------
Fiscal year 1996
  Fourth quarter.............................................................  $    1.88  $    1.00
  Third quarter..............................................................       1.88       1.00
  Second quarter.............................................................       1.50       1.00
  First quarter..............................................................       2.38       1.38
Fiscal year 1995:
  Fourth quarter.............................................................       1.88       1.00
  Third quarter..............................................................       2.00       1.25
  Second quarter.............................................................       2.34       1.50
  First quarter..............................................................       3.88       1.25
Fiscal year 1994
  Fourth quarter.............................................................       6.13       3.38
  Third quarter..............................................................       7.38       4.50
  Second quarter.............................................................       8.25       5.88
  First quarter..............................................................       7.63       5.50
Fiscal year 1993
  Fourth quarter.............................................................       7.38       3.88
  Third quarter..............................................................       6.75       4.25
  Second quarter.............................................................       5.25       1.63
  First quarter..............................................................       2.88       1.38


    Dividends on the Common Stock are paid when and as declared by the Board of Directors. The Company has not paid cash dividends to date on its Common Stock and has no present intention to pay cash dividends on its Common Stock in the near future. The Preferred Stock Designation prohibits the payment of dividends on the Common Stock whenever quarterly dividend payments on the Preferred Stock are in arrears. See "Risk Factors -- Risks Associated with the Company in General -- Financial Condition of the Company", "-- Risks Associated with Investment in the Exchange Consideration" and "Background; Purposes and Effects of the Exchange Offer."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW



    Throughout 1996, the Company's main objectives to preserve and improve the Company's cash liquidity and financial position and to allow the Company to meet its future operating cash flow requirements were as follows:



    1.  Product marketing to maintain stabilized revenue levels



    2.  Continued review and reduction of operating costs; and



    3.  One-time cash infusions to meet operating requirements.



    During 1996, the Company had total revenue of $179.5 million, an increase of $4.6 million from the previous year. The increase was primarily attributable to higher sales in certain of the Company's European subsidiaries offset by a declining maintenance revenue base in the European subsidiaries and a favorable impact of $2.2 million related to the weakening U.S. dollar when compared with the same period a year ago. In addition, as a result of the full year realization of the several cost cutting actions undertaken in the prior year, operating expenses decreased $12.3 million. The combination of these two factors resulted in the Company's achieving operating income during 1996 of $1.0 million.



    During 1996, the Company pursued and is continuing to pursue actions to provide cash infusions, including the sale of selected assets and operations of the Company, to meet certain of its obligations and to improve its financial position. In this regard, on May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England, providing for the sale by Datapoint to Kalamazoo of EADS, other than its United Kingdom operations, for a purchase price of $33.0 million. After net liabilities transferred to Kalamazoo and other expenses related to the sale, the Company's net cash proceeds were approximately $29.4 million. As part of the agreement, the Company will continue to provide computer hardware and hardware services to the EADS network, at various discounts, through a subcontract agreement with Kalamazoo.



    Of the approximate $29.4 million net proceeds received from the above sale, the Company paid $850,000 to satisfy and discharge in full the outstanding senior secured indebtedness owing to the CIT Group/Credit Finance ("CIT") and paid Northern Telecom Inc. ("NTI"), one of its two generally secured creditors, $2.2 million representing the two deferred principal payments on secured debt which were due in December 1994 and December 1995, as well as accrued and unpaid interest. In addition, the proceeds from the Kalamazoo transaction enabled the Company to pay by June 30, 1996 (within the 30-day grace period measured from June 1, 1996) the $2.9 million interest payment on the 8 7/8% convertible subordinated Debentures. On July 1, 1996, Datapoint entered into an agreement with NTI pursuant to which Datapoint paid $5.05 million to NTI in full satisfaction of all amounts due and to be due under the note Datapoint had entered into with NTI to resolve a patent dispute. The prepayment agreement relieves the Company of its obligation to make annual $1.0 million payments to NTI that commenced in December 1993 and of which seven payments remained to be made, as well as certain contingent payment obligations. The balance of the proceeds from the sale of EADS will be utilized by Datapoint for working capital purposes and to pay other obligations of the Company. This may include, from time to time, repurchasing in the public market or in privately negotiated transactions the Debentures or otherwise reducing existing debt owed by the Company to its creditor groups.



    In addition, on July 24, 1996, the Company announced that its Board of Directors determined to offer for exchange for each share of its $1.00 Exchangeable Preferred Stock ($1.00 par value) 3.25 shares of its Common Stock ($.25 par value) and to submit a proposal to stockholders under which each share of its $1.00 Exchangeable Preferred Stock would be converted into 3.25 shares of Common Stock. The Company had previously announced on April 16, 1996, that it intended to submit to its stockholders a proposal to effect the conversion of the $1.00 Exchangeable Preferred Stock into 2.75 shares of its Common Stock. The affirmative vote of two-thirds of the outstanding shares of the $1.00 Exchangeable Preferred Stock and a majority vote of the outstanding shares of the Common Stock will be required to adopt the proposal which the Company expects to submit at its Annual Meeting of Stockholders to be held on December 10, 1996. On January 16, 1996, the Company announced that it was in arrears on its $1.00 preferred stock in an aggregate amount equal to six full quarterly dividends. As a result, each holder of $1.00 preferred stock currently has the right to exchange each such share into two shares of the Company's common stock.



FINANCIAL CONDITION AND LIQUIDITY



    During 1996, the Company's net cash provided from operations was $1.3 million. Primarily, this was attributable to reduced inventory and accounts receivable, offset by the $3.8 million in payments of restructuring costs.



    During 1996, net cash provided from investing activities increased $25.8 million. This increase was largely due to the approximate $29.4 million net proceeds received from the sale of EADS to Kalamazoo, offset by fixed asset purchases, net of dispositions, of $3.4 million.



    Net cash used in financing activities was $11.9 million in 1996, primarily related to the net paydown of the Company's borrowings including the debt repayments to CIT and NTI.



    As of July 27, 1996, the Company had restricted cash of $0.9 million as compared to $2.5 million in the prior year. The 1996 and 1995 balances were restricted primarily to cover various lines of credits, reflected as payables to banks.



    Cash used for investment in fixed assets (primarily test equipment, spares and internally-used equipment) was $3.7 million in 1996, compared to $4.7 million in 1995 and $10.8 million in 1994. There are no material commitments for capital expenditures at the present time.



    Accounts payable decreased to $20.3 million in 1996 from $23.3 million in 1995. Throughout the year, the Company continued to work with its accounts payable creditors to extend additional credit and credit terms, thus maintaining functional relationships with such creditors during 1996. The Company has no significant purchase commitments outstanding as of July 27, 1996.



    The Company's cash and cash equivalents increased $14.7 million to $23.2 million. This was primarily due to the cash infusion in 1996 of approximately $29.4 million resulting from the sale of the Company's EADS business to Kalamazoo, as described earlier, offset by the payments of a large portion of the Company's debt.



    As of July 27, 1996, the Company has included in payables to banks an amount of $5.0 million payable to International Factors "De Factorij" B.V., a subsidiary of ABN-AMRO Bank of the Netherlands. The loan is secured by the receivables of the Company's U.K., Dutch and German subsidiaries.



    The Company had a secured credit facility with The CIT Group/Credit Finance ("CIT"), which consisted of a term loan and a revolving loan. From the proceeds of the sale of EADS, the Company paid $850,000 to satisfy and discharge in full the indebtedness owed to CIT.



    The Company has available lines of credit from foreign banks to its foreign subsidiaries. The unused lines of credit at July 27, 1996 totaled $2.7 million after borrowings of $9.8 million.



    The Company believes its available cash, cash equivalents and funds generated by operations will be sufficient to provide its working capital and cash requirements for fiscal 1997. In addition, management believes the Company will be able to discharge its obligations in the long term with cash generated from operations and other sources such as sale of selected assets or operations, and capital transactions.



    During 1993, the Company settled a long standing patent-related legal action brought against it by NTI. Pursuant to this settlement, during 1994 and 1993, the Company paid NTI $1.0 million and $7.5 million, respectively. The Company also agreed to a ten-year note payable to NTI which required annual $1.0 million payments each December. As of June 24, 1996, the December 1994 and December 1995 installments were in arrears. From the proceeds of the sale of EADS, the Company paid NTI $2.2 million representing payment of these deferred payments plus accrued and unpaid interest. On July 1, 1996, the Company entered into an agreement with NTI pursuant to which Datapoint paid $5.05 million to NTI in full satisfaction of all amounts due and to be due. The prepayment agreement relieved the Company of its obligation to make the annual $1.0 million payments, as well as certain contingent payment obligations.



    As a result of the Company's capital deficiency which existed at the end of 1994 and throughout 1995 and 1996, the Company determined not to pay the October 15, 1994, January 15, 1995, April 15, 1995, July 15, 1995, October 15, 1995,
January 15, 1996, April 15, 1996, July 15, 1996, and the October 15, 1996
preferred dividend payments to stockholders. Since dividends are at least six quarters in arrears, the preferred stockholders have the right to vote as a separate class and elect two board members at the next annual meeting of shareholders and each preferred share (inclusive of all accrued and unpaid dividends) is exchangeable into two shares of common stock at the option of the holder.



    The Company adopted, effective August 1, 1993, SFAS No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96 and APB Opinion No. 11. The Company recorded a favorable cumulative accounting change effect of approximately $1.3 million in the first quarter of fiscal 1994 (see note 4 to Consolidated Financial Statements).



    At July 27, 1996, the Company had available federal tax net operating losses aggregating approximately $165.0 million, expiring in various amounts beginning in 2001. In the event that the Company's ability to utilize its net operating losses to reduce its federal tax liability with respect to current and future income becomes subject to limitation, the Company may be required to pay, sooner than it otherwise might have to, any amounts owing with respect to such federal tax liability, which would reduce the amount of cash otherwise available to the Company (see note 4 to Consolidated Financial Statements).



    In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. During the fourth quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The $3.3 million settlement, which was reached to avoid the considerable expense, including the business disruption of a protracted appeal and legal process, had no material impact on the Company's then current cash position as it included payment of funds from a non-working capital trust fund which were otherwise not available to the Company, issuance of a short term note, and shares of the Company's common stock.



REORGANIZATION/RESTRUCTURING COSTS



    A rollforward of the restructuring accrual from July 31, 1993 through July 27, 1996 is as follows:



                                                                                    TOTAL
                                                                                --------------
                                                                                (IN THOUSANDS)
Restructuring accrual as of July 31, 1993.....................................    $    2,565
Fiscal 1994 additions.........................................................        14,853
Fiscal 1994 payments..........................................................        (3,430)
                                                                                     -------
Restructuring accrual as of July 30, 1994.....................................        13,988
Fiscal 1995 additions.........................................................         9,213
Fiscal 1995 asset write-offs..................................................        (1,895)
Fiscal 1995 payments..........................................................       (17,138)
                                                                                     -------
Restructuring accrual as of July 29, 1995.....................................    $    4,168
Fiscal 1996 additions.........................................................           263
Fiscal 1996 payments..........................................................        (3,776)
                                                                                     -------
Restructuring accrual as of July 27, 1996.....................................    $      655
                                                                                     -------
                                                                                     -------

    The projected payout of the restructuring accrual balance as of July 27, 1996, which related almost entirely to unpaid employee termination costs, is as follows:



First quarter 1997...................................................  $     491
Second quarter 1997..................................................         74
Third quarter 1997...................................................         43
Fourth quarter 1997..................................................         22
Beyond...............................................................         25
                                                                       ---------
Restructuring accrual as of July 27, 1996............................  $     655
                                                                       ---------
                                                                       ---------



    Restructuring charges are not recorded until specific employees are determined (and notified of termination) by management in accordance with its overall restructuring plan. As such, employee termination payments are generally paid out over a period of time rather than as one lump sum. Although a reasonable estimate of the amount of future termination costs cannot be made at this time, management expects to incur additional charges for terminations.



RESULTS OF OPERATIONS



    The following is a summary of the Company's sources of revenue for each of fiscal 1996, 1995 and 1994:



                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Sales:
  U.S........................................................................  $    3,185  $    5,728  $    6,453
  Foreign....................................................................      95,691      78,459      78,300
                                                                               ----------  ----------  ----------
                                                                                   98,876      84,187      84,753
Service and other:
  U.S........................................................................         906       1,393       1,164
  Foreign....................................................................      79,759      89,321      87,019
                                                                               ----------  ----------  ----------
                                                                                   80,665      90,714      88,183
                                                                               ----------  ----------  ----------
Total revenue................................................................  $  179,541  $  174,901  $  172,936
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



1996 COMPARED TO 1995



    Total revenue increased by 2.7% to $179.5 million in 1996 from $174.9 million in 1995. The increase was primarily attributable to higher sales volume in certain of the Company's European subsidiaries offset by a declining maintenance revenue base in the European subsidiaries and a favorable impact of $2.2 million related to the weakening U.S. dollar when compared with the same period a year ago.



    Included in the operating income for 1996 of $1.0 million is a $0.4 million inventory provision and $2.7 million bonus accrual of which $2.1 million is related to contractual arrangements with three of the Company's executive officers and based upon the pre-tax profitability of the Company.



    Gross profit margins during 1996 were 30.9% compared with 32.9% for 1995. Excluding the additional inventory provisions recorded in 1996, the gross profit margins were 31.2%. The decrease was primarily due to the impact of a high sales volume of a low margin commodity product in a Northern European subsidiary, a changing product mix toward lower margin, non-company sourced product and competitive pricing pressures worldwide.



    Operating expenses (research and development plus selling, general & administrative) during 1996 declined 18.4% or $12.3 million from 1995 to $54.3 million. The decline was a result of the continued cost-cutting actions taken over 1996 and 1995 which reduced costs of internal operations offset by an unfavorable impact of $0.5 million related to the weakening U.S. dollar when compared with the same period a year ago. Research and development expenses decreased from $4.3 million in 1995 to $2.7 million in 1996. Management expects research and development expenditures to remain relatively flat in 1997.



    Non-operating results for 1996 include a gain of $32.2 million from the sale of the Company's European Automotive Dealer Management Systems business to Kalamazoo Computer Group, plc. and $0.7 million in foreign currency exchange rate gains on certain of the Company's intercompany payables and receivables offset by a $3.3 million legal settlement. Non-operating results for 1995 include the $1.7 million gain on the sale of vacant land in San Antonio, Texas, $1.0 million from the favorable settlement of two patent infringement lawsuits, and $1.5 million in foreign exchange rate losses on the Company's intercompany payables and receivables.



1995 COMPARED TO 1994



    Total revenue increased by 1% to $174.9 million in 1995 from $172.9 million in 1994. The increase was due to a weaker U.S. dollar, on average, in 1995 as compared to the average U.S. dollar strength in 1994 as the Company incurred a $14.6 million increase in total revenue attributable solely to currency changes ($6.4 million for sales and $8.1 million for service and other).



    Included in the operating loss for 1995 of $18.2 million were additional inventory provisions of $5.0 million and $1.0 million of additional receivable provisions. Operating income during 1994 included a fire insurance settlement gain of $0.9 million related to a fire in the second quarter in a leased warehouse facility in the Company's Belgian subsidiary.



    Gross profit margins during 1995 were 32.9% compared with 37.9% for 1994. Excluding the additional inventory provisions recorded in 1995, the gross profit margins were 35.7%. Gross profit margins during 1994 were 37.9% compared with 41.6% for 1993. Excluding the impact upon cost of sales of the fires noted above, gross profit margins during 1994 were 37.4%.



    Operating expenses (research and development plus selling, general & administrative) during 1995 declined 10% or $7.6 million from 1994 to $66.5 million. The decline was a result of cost-cutting actions taken over 1995 which reduced costs of internal operations. Excluding the impact of the weaker U.S. dollar in 1995 as compared with 1994, operating expenses declined $10.3 million year over year.



    Interest expense decreased $0.2 million in 1995 from 1994 as the Company benefited from both lower rates on borrowings in Europe and decreased borrowing amounts in the U.S.



    Non-operating results for 1995 include a gain of $1.7 million from the sale of the vacant land in San Antonio, Texas, $1.0 million from the favorable settlement of two patent infringement lawsuits, and $1.5 million in foreign exchange rate losses on the Company's intercompany payables and receivables. Non-operating results for 1994 include the $3.2 million write-off of an investment in a partially owned company, $0.7 million in foreign currency exchange rate losses on certain of the Company's intercompany payables and receivables and a $0.5 million fire settlement gain on fixed assets.



    Prior to 1994, the Company's foreign subsidiaries reported their results to the parent on a one-month lag which allowed more time to compile results but produced comparability problems in management accounting. Due to improved internal applications, the one-month lag became unnecessary and therefore was eliminated subsequent to 1993 and prior to 1994. As a result, the July 1993 results of operations for the Company's foreign subsidiaries was recorded to the retained deficit. This action resulted in a charge of $5.5 million being recorded against the retained deficit. The loss incurred in July 1993 resulted primarily from a low revenue level, which is usual for the first month following the end of a fiscal year.



CAUTIONARY STATEMENT REGARDING RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS



    This Proxy Statement/Prospectus contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including without limitation changes in product demand, the availability of products, changes in competition, economic conditions, new product development, various inventory risks due to changes in market conditions, changes in tax and other governmental rules and regulations applicable to the Company, and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this Proxy Statement/Prospectus the words "believes," "estimates," "plans," "expects," and "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

                            BUSINESS OF THE COMPANY


    Datapoint Corporation, including its subsidiaries is principally engaged in the development, acquisition, marketing, servicing and to a lesser degree, manufacture of computer and communication products -- both hardware and software -- for integrated computer, telecommunication and video conferencing network systems. The Company is also actively engaged in the business of licensing its video conferencing technology and its dual protocol local area network ("LAN") technology.


    Datapoint was reincorporated in Delaware in 1976 as the successor corporation to a Texas corporation originally incorporated in 1968 as Computer Terminal Corporation and which changed its name to Datapoint Corporation in 1972. Its principal executive offices are located at 4 rue d'Aguesseau, 75008, Paris, France (telephone number -- (33-1) 40 07 37 37) and at 8410 Datapoint Drive, San Antonio, Texas 78229-8500 (telephone number -- (210)-593-7000).

    Throughout the 1970's, the Company developed, distributed and serviced minicomputers, and later computer networks and telecommunications products. During that period sales and service revenue was predominately derived from the U.S. market, supplemented by international sales through a network of independent distributors.

    In 1981, the Company purchased most of its major international distributors, which have been subsequently operated as subsidiaries. In 1985, the Company separately incorporated its U.S. hardware service business as an independent company and distributed its shares to stockholders.


    Throughout the 1980's and the early 1990's, the Company's business was characterized by a significant decline in total revenue, recurring significant losses, and a reduction of the domestic workforce. This was primarily due to (1) a mass entry of competitors in the networking marketplace compounded by (2) a marketplace demand for "Open Systems" products and standard interfaces, both of which had a negative impact on the traditional networking and data processing components of the Datapoint business. The marketplace was forced into a sameness of design that lead to highly competitive pricing being the only significant product differentiator. These adverse effects were, in turn, worsened by the increasing availability of low-cost, off-the-shelf software applications packages written in a number of industry-standard programming languages. Since 1994, the Company has been able to maintain a consistent and slightly increasing revenue level while at the same time restructuring its operations (mostly through significant workforce reductions worldwide) to reduce its cost base to support such revenue levels.



    During fiscal year 1996, the Company pursued and is continuing to pursue actions to provide cash infusions, including the sale of selected assets and operations of the Company to improve its financial position. In this regard, on May 28, 1996, the Company entered into an agreement with Kalamazoo Computer Group, plc, a public limited company organized under the laws of England, providing for the sale by Datapoint to Kalamazoo of Datapoint's European Automotive Dealer Management Systems business for a purchase price of approximately $33.0 million. From the sales proceeds, the Company realized approximately $29.4 million net of transaction related expenses and adjustments. (See note 17 to the Consolidated Financial Statements for a more detailed description of this transaction). The Company has retained Patricof & Co. Capital Corp. in connection with the potential disposition of its telephony business, as well as other asset and equity sale transactions and proposals.



    During the first quarter of 1996, the Company signed a letter of intent to become a joint venture partner in spinning off the Company's Multimedia Information Network Exchange ("MINX") video conferencing patents and operations into separate entities. While such discussions were terminated in the second quarter of 1996, the Company is continuing its efforts to enter into discussions with a suitable partner to exploit the development and marketing of its MINX video networking technology.



    The Company has recently been successful in asserting its United States video conferencing patents resulting in payments for licenses. On June 6, 1996, the Company entered into an agreement with NEC America, Inc. for the licensing of Datapoint's video conferencing patents. On April 10, 1996, the Company announced that it had commenced suit in the U.S. District Court for the Eastern District of New York to recover damages against two companies for infringement of Datapoint's patent covering multi-speed network processing (U.S. Patent No. 5,008,879). These patents cover certain ARCNET and Fast Ethernet products recently introduced by various suppliers to the local-area network industry and dominates certain types of dual-speed LAN Adaptor Products recently introduced by various industry leaders. Currently, the Company is pursuing litigation in this respect against six defendants (DATAPOINT CORPORATION V. COMPRESSION LABS, INC., No. 3:93-CV-2522-D (N.D.Tex.); DATAPOINT CORPORATION V. PICTURETEL CORPORATION, No. 3:93-CV-2381-D (N.D.Tex) (for which a trial date has been set in February 1997); DATAPOINT CORPORATION V. VIDEOLAN CORP.; No.96-2861-AET (D.N.J.); DATAPOINT V. TELEOS COMMUNICATIONS, INC., No. 95-4455-AET (D.N.J.); DATAPOINT CORPORATION V. STANDARD MICRO-SYSTEMS, INC. AND INTEL CORPORATION, No. CV-96-1685 JBW (E.D.N.Y.) (the "-1685 action") and has negotiated three settlements, two for an aggregate of $1 million and one for an undisclosed amount. On August 1, 1996, the Company commenced an additional suit against Intel and Standard Microsystems for infringement of a closely-related patent, U.S. No. 5,077,732. (DATAPOINT CORP. V. STANDARD MICROSYSTEMS CORP. AND INTEL CORP., INDIVIDUALLY, AND AS REPRESENTATIVES OF THE CLASS OF ALL MANUFACTURERS, VENDORS AND USERS OF FAST ETHERNET-COMPLIANT, DUAL PROTOCOL LOCAL-AREA NETWORK PRODUCTS, Civil Action No. CV-96-3819 (JBW)(E.D.N.Y.) (the "-3819 action")). The Company has moved to certify the -1685 action as a defendant class action with respect to all manufacturers, vendors, and users of dual-protocol, Fast Ethernet-compliant local area network products. On June 28, 1996, the Court denied that motion, without prejudice to renew at a later date. The Company intends, in the future, to renew its motion to certify the -1685 action, and to seek similar "defendant class action" status for the -3819 action. If successful in its certification efforts, the defendant classes in the -1685 and -3819 actions would include approximately one-hundred potential infringers of the multispeed network processing and related patents.


    In JOHN FRASSANITO AND DAVID A. MONROE V. DATAPOINT CORP., Civil Action No. H-95-812 (S.D. Tex.) plaintiffs alleged that the Company usurped various patentable inventions and trade secrets in connection with the development of its MINX systems. They also asserted a cause of action for patent infringement, and a cause of action requiring Datapoint to assign certain MINX-related patents and other intellectual property. On August 16, 1996, the Court dismissed with prejudice plaintiffs' claims of patent infringement against Datapoint and dismissed without prejudice plaintiffs' pendent state law claims and Datapoint's state law counter-claims for lack of subject matter jurisdiction.

    These actions represent the first step in the Company's industry-wide program to license and enforce its multi-speed networking patents and video conferencing patents through negotiations and/or litigation. The Company believes that these patents provide broad coverage in video conferencing and multi-speed networking technology and present the opportunity for further royalty bearing licenses. Such royalty bearing licenses and enforcement of its patents will be a primary strategy of the Company's business going forward to create long-term value for its stockholders. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments" and "Business of the Company -- Patents and Trademarks."

PRODUCTS

    The Company provides a complete line of products that meet data processing, video communications, and telecommunications requirements. The network-based products include video communications, data sharing applications, platform-independent local area networking, wide area networking, relational database systems, and telecommunications integration.


    In 1994, the Company announced its third generation of Multimedia Information Network Exchange ("MINX") video communications products which provide the capacity for large video networks, data conferencing features, and aggressive pricing. A complete range of products is available from a fully interactive, broadcast-quality, full-motion video network which can accommodate over 700 local workstations to a single video station for a remote office. All of the video products are interoperable and provide functionality and picture quality that is unparalleled in the industry. Concurrently, the Company strengthened its direct Sales, Support, and Engineering efforts to respond to the growing desktop video communications market. On May 14, 1996, the Company, working with a Florida based systems integrator for the corrections industry, announced the completion of the installation of the first large scale video visitation system in the U.S. at the Brevard County Detention Center in Florida resulting in $204,520 in revenue for the Company.

    In 1994, consistent with the Company's patent licensing business, the Company began patent infringement suits against several defendants related to the Company's video conferencing patents and dual protocol local area network patents. The Company's patent enforcement policy includes the identification of video conferencing and dual protocol local area network products and applications which infringe the related patents and the execution of licensing agreements through a) normal commercial negotiations or b) pursuant to settlements of litigation brought against the patent infringers. The Company has been successful in asserting its U.S. video conferencing patents resulting in payments for licenses. On June 6, 1996, the Company entered into an agreement with NEC America, Inc. for the licensing of Datapoint's video conferencing patents. The Company is also taking steps through an industry-wide program to license and enforce its multi-speed networking patents through negotiations and/or litigation. Currently, these patent infringement suits are pending with respect to Datapoint's patents on its dual protocol networking technology. These patents cover certain ARCNET and Fast Ethernet products recently introduced by various suppliers to the local-area network industry and dominates certain types of dual-speed LAN Adaptor Products recently introduced by various industry leaders. Such royalty bearing licenses and enforcement of its patents will be a primary strategy of the Company's business going forward to create long-term value for its stockholders. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments" and "Business of the Company -- Patents and Trademarks."



    The Company's Open Systems Networking products are industry-standard. The file servers are based upon a scalable architecture using the Intel microprocessor because of its cost and performance. The multi-processor functionality is provided for the Company's highly sophisticated RMS network operating system. The same systems can be used for Windows N.T. and UNIX operating systems. The Company offers high-performance, Pentium and Pentium Pro file servers. All systems support redundant disk, RAID and popular network protocols such as TCP/IP and Net BIOS.


    The Company's networking products focus on linking file servers, workstations, terminals, printers, and other peripherals (such as modems) to the network. High performance networking software and hardware components comprise the product offering and provide the ability to implement high-capacity, highly efficient networks composed of client/server and data communications devices. The networking solutions provide the capability of running MS-DOS, WINDOWS, UNIX, and RMS simultaneously along with both ARCNET, ARCNETPLUS, and Ethernet adapters. These capabilities provide customers the flexibility to design network architecture to meet their specific requirements.

    Realizing that personal computers are the desktop workstation of choice, the Company offers PC-based hardware and software. One software component is a full featured, Microsoft Windows compliant terminal emulation package for the RMS environment which can be run on existing PCs. Industry-standard terminals are offered for customers who desire a low-cost data station rather than a networked PC.

    The Company offers a complete set of telecommunications products and services to meet the requirements of large call centers, customer service organizations, and telemarketing firms. Power dialers to increase call efficiency for outbound communications applications, interactive voice response systems which allow customers to interrogate an organization's database with a simple telephone, and automatic call distribution systems that manage large volume of incoming calls comprise the portfolio of telecommunications products. The Company has an agreement with AT&T to market their Definity line of automatic call distributors through several of the Company's European subsidiaries. Telecommunications solutions are provided with the combined expertise in networking, data processing, and telecommunications products.

    The supplier and value-added reseller relationships that the Company continues to develop, allow its customers worldwide to enhance their productivity with sensible, cost-effective computer-based networking, telephony and video communication solutions.

MARKETS

    CUSTOMERS


    Datapoint sells generally to business and government customers, including the U.S. government, financial institutions, insurance companies, educational institutions, and manufacturers. During fiscal 1996, no one customer accounted for 10 percent or more of consolidated revenues.


    DOMESTIC

    Datapoint markets its products in the United States through independent sales representatives who, on a commission basis, solicit orders for Datapoint's products; through value-added resellers, who purchase Datapoint's products for resale; original equipment manufacturers, who integrate Datapoint's products into their overall offerings; and through Datapoint's own end user sales force. Independent sales representatives, value-added resellers, and original equipment manufacturers generally market Datapoint's products in conjunction with application software and other products developed and marketed by such firms.

    INTERNATIONAL


    Datapoint's products are marketed to end users in over forty countries through a network of wholly-owned subsidiaries and independent distributors. Datapoint distributes its products internationally through wholly-owned sales and service operations in Belgium, France, Germany, Holland, Italy, New Zealand, Spain, Sweden, Switzerland and the United Kingdom and through authorized distributors worldwide. During fiscal year 1996, 97 percent of Datapoint's international revenue was derived from customers in Western Europe.


CUSTOMER SERVICE


    During 1995, Datapoint entered into an agreement with Decision Servcom, Inc.
(DSI), whereby DSI would serve as the non-exclusive authorized service agent for Datapoint's proprietary data processing products in the United States. Maintenance of equipment outside the United States is provided by Datapoint's international subsidiaries and distributors. The maintenance operations of the Company's international subsidiaries produced 44 percent of total company revenues and 52 percent of total company gross profit for the fiscal year ended July 27, 1996.



    In connection with the sale of Datapoint's European Automotive Dealer Management Systems business to Kalamazoo, Datapoint entered into a subcontract with Kalamazoo to provide computer hardware and hardware maintenance service to such EADS network.


MANUFACTURING, RAW MATERIALS, AND SUPPLIES


    A significant portion of Datapoint's products are purchased from third parties, who manufacture products meeting Datapoint's specifications. The products are then resold badged/unbadged within Datapoint configurations upon the completion of testing and packaging procedures performed at the Company's facilities in San Antonio, Texas.


    Datapoint seeks, and maintains where practical, multiple sources of supply for the products, components, and raw materials which it uses. However, certain products and components are purchased only from single sources, and Datapoint could experience manufacturing delays if such suppliers should fail to meet Datapoint's requirements. The interruption of any components, whether for supply or quality reasons, can become critical to production flows. The Company's general experience has been good in terms of minimizing exposure; however, guarantees regarding possible future situations and rectifying actions that could arise cannot be made.

RESEARCH AND PRODUCT DEVELOPMENT

    The technology involved in the design and operation of Datapoint's products is complex and subject to constant change. Accordingly, Datapoint is committed to a program of research and development which is oriented toward the development of new hardware and software products and the improvement and expansion of its existing products and services.

    Datapoint incurred expense of $2.7 million, $4.3 million, and $5.3 million in the fiscal years ended July 27, 1996, July 29, 1995, and July 30, 1994, respectively, on research and development activity. Datapoint maintains its principal research and development facility in San Antonio, Texas.


COMPETITION

    Datapoint operates in the intensely competitive computer data processing, video conferencing and telephony industries that are characterized by the frequent introduction of new products based upon technological advances. Datapoint competes, domestically and abroad, with a substantial number of companies, many of which are larger and have greater resources than Datapoint. Such companies, considered in the aggregate, compete in the entire line of products manufactured and marketed by Datapoint. These competitors differ somewhat depending on the market segment, customer and geographic area involved.

    Competition in this market is based primarily on the relationship between price and performance; the ability to offer a variety of products and unique functional capabilities; the strength of sales, service and support organizations; and upgradability, flexibility, and ease of use of products. The Company could be adversely affected if its competitors introduced technologically superior products or substantial price reductions.

BACKLOG


    The backlog of firm orders for the sale or lease of the Company's products (using then existing end-user purchase prices for products to be leased and giving effect to appropriate discounts for products to be sold) as of July 27, 1996, and July 29, 1995 was $8.1 million and $14.2 million, respectively. The backlog amounts are not necessarily indicative of the Company's future results, since an increasing amount of the Company's revenues are derived from orders obtained in the period of shipment. Furthermore, a portion of the Company's backlog may be cancelable at the customer's option, under certain conditions, without financial penalty. All orders included in the backlog at July 27, 1996 are currently scheduled for delivery during the subsequent 12 months. All orders are subject to the Company's ability to meet delivery commitments. The Company records only firm orders as backlog, and generally such orders are cancelable only by the Company. In the event that a new product is released, a customer is allowed to upgrade (i.e., cancel) an existing order and place a new order for the new product. This is done at the Company's discretion with no financial penalty to the customer.


    Backlog is also not a reliable indicator of future results, as changes in product mix (depending on whether the product content contained in backlog has a low or high sales margin) and costs may significantly impact reported results. Therefore, the Company believes that the backlog data is not meaningful to an understanding of the Company's business or future reported results.

PATENTS AND TRADEMARKS


    Datapoint owns certain patents, copyrights, trademarks and trade secrets in both network and video conferencing technologies, which it considers valuable proprietary assets. The Company does not primarily rely on these rights to establish or protect its market position, but does view them as providing the Company a technological advantage in certain cases and does intend to fully exploit their value, The Company believes that in particular its video conferencing patents and multi-speed network processing patents and related patents are of material importance to its business as a whole.



    In 1994, the Company began patent infringement suits against several defendants related to the Company's video conferencing patents. In 1995, the Company received $1.0 million from two defendants and patent infringement suits against other defendants are currently pending. (DATAPOINT CORPORATION V. COMPRESSION LABS, INC., No. 3:93-CV-2522-D (N.D.Tex); DATAPOINT CORPORATION V. PICTURETEL CORPORATION, No. 3:93-CV-2381-D (N.D. Tex) (for which a trial date has been set in February 1997); DATAPOINT CORPORATION V. VIDEOLAN CORP.; No. 96-2861-AET (D.N.J.); DATAPOINT V. TELEOS COMMUNICATIONS, INC., No. 95-4455-AET (D.N.J.)) On June 6, 1996, the Company entered into an agreement with NEC America, Inc. for the licensing of Datapoint's video conferencing patents. On April 10, 1996, the Company announced that it had commenced suit in the U.S. District Court for the Eastern District of New York to recover damages against two companies for infringement of Datapoint's patent covering multi-speed network processing (U.S. Patent

No. 5,008,879) (DATAPOINT CORPORATION V. STANDARD MICRO-SYSTEMS, INC. AND INTEL CORPORATION, No. C.V.-96-1685 JBW (E.D.N.Y.) (the "-1685 actions")). These patents cover certain ARCNET and Fast Ethernet products recently introduced by various suppliers to the local-area network industry and dominates certain types of dual-speed LAN Adaptor Products recently introduced by various industry leaders. On August 1, 1996, the Company commenced an additional suit against Intel and Standard Microsystems for infringement of a closely-related patent, U.S. No. 5,077,732. (DATAPOINT CORP. V. STANDARD MICROSYSTEMS CORP. AND INTEL CORP., INDIVIDUALLY, AND AS REPRESENTATIVES OF THE CLASS OF ALL MANUFACTURERS, VENDORS AND USERS OF FAST ETHERNET-COMPLIANT, DUAL PROTOCOL LOCAL-AREA NETWORK PRODUCTS, Civil Action No. CV-96-3819 (JBW)(E.D.N.Y.) (the "-3819 action)). The Company has moved to certify the -1685 action as a defendant class action with respect to all manufacturers, vendors, and users of dual-protocol, Fast Ethernet-compliant local area network products. On June 28, 1996, the Court denied that motion, without prejudice to renew at a later date. The Company intends, in the future, to renew its motion to certify the -1685 action, and to seek similar "defendant class action" status for the -3819 action. If successful in its certification efforts, the defendant classes in the -1685 and -3819 actions would include approximately one-hundred potential infringers of the multispeed networking patents.


    In JOHN FRASSANITO AND DAVID A. MONROE V. DATAPOINT CORP., Civil Action No. H-95-812 (S.D. Tex.) plaintiffs alleged that the Company usurped various patentable inventions and trade secrets in connection with the development of its MINX systems. They also asserted a cause of action for patent infringement, and a cause of action requiring Datapoint to assign certain MINX-related patents and other intellectual property. On August 16, 1996, the Court dismissed with prejudice plaintiffs' claims of patent infringement against Datapoint and dismissed without prejudice plaintiffs' pendent state law claims and Datapoint's state law counter-claims for lack of subject matter jurisdiction.

    These actions represent the first step in the Company's industry-wide program to license and enforce its video conferencing and multi-speed networking patents through negotiations and/or litigation. Currently, the Company is pursuing litigation in this respect against six defendants and has negotiated three settlements, two for an aggregate of $1 million and one for an undisclosed amount. The Company believes that these patents provide broad coverage in video conferencing and multi-speed networking technology and present the opportunity for further royalty bearing licenses. Such royalty bearing licenses and enforcement of its patents will be a primary strategy of the Company's business going forward to create long-term value for its stockholders. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments."

    The Company utilizes a number of trademarks, most importantly "DATAPOINT", "ARCNET" and "MINX". The Company registers or otherwise protects those trademarks it deems valuable to its business and anticipates no significant impairment of its ability to continue to use and protect its important trademarks. Datapoint, the "D" logo, ARC, ARCNET, RMS, MINX, and Resource Management System are trademarks of Datapoint Corporation registered in the U.S. Patent and Trademark office. Attached Resource Computer, ARCNETPLUS, and DATALAN are trademarks of the Company. (AT&T is a registered trademark of American Telephone and Telegraph. Ethernet is a registered trademark of Xerox Corporation. Intel is a registered trademark of Intel Corporation. Microsoft and MS-DOS are registered trademarks of Microsoft Corporation. UNIX is a registered trademark of UNIX System Laboratories, Inc.)

EMPLOYEES


    At July 27, 1996, the Company had 705 employees. The Company considers its relations with employees to be satisfactory.


ENVIRONMENTAL MATTERS

    Compliance with current federal, state, and local regulations relating to the protection of the environment has not had, and is not expected to have, a material effect upon the capital expenditures, earnings, or competitive position of Datapoint.

PROPERTIES


    Datapoint's principal executive offices are located in Paris, France and the Company maintains executive offices in San Antonio, Texas. Datapoint believes that its plants and offices are generally well maintained, in good operating condition and are adequately equipped for their present use. Information regarding the principal plants and properties, excluding leases assigned or subleased, as of July 27, 1996 is as follows:



                                                         APPROXIMATE
                                                           FACILITY
        LOCATION                       USE               SQ. FOOTAGE   OWNED OR LEASED LAND AREA
------------------------  -----------------------------  ------------  --------------------------
San Antonio, Texas        Office                             144,000             Owned; 12 acres
                                                                           (Subject to mortgage)
Gouda, Netherlands        Office                              52,000               Owned; 1 acre
                                                                           (Subject to mortgage)
Paris, France             Office                               7,000             Leased; expires
                                                                                   June 30, 1999



    Additionally, at July 27, 1996, excluding leases assigned or subleased, the Company leased sales and service offices having an aggregate of 256,000 square feet in metropolitan areas throughout the world, pursuant to lease agreements which expire between 1996 and 2009. The aggregate annual rental of all of these sales and service offices is approximately $3.3 million and most of these leases are subject to rental increases under certain escalation provisions and renewals on similar terms.


LEGAL PROCEEDINGS


    In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April, 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. During the fourth quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The $3.3 million settlement, which was reached to avoid the considerable expense and business disruption of a protracted appeal and legal process, had no material impact on the Company's then current cash position as it included payment of funds from a non-working capital trust fund which were otherwise not available to the Company, issuance of a short term note, and shares of the Company's common stock. See "Background; Purposes and Effects of the Exchange Offer -- Recent Developments."


    The Company is a defendant in various lawsuits generally incidental to its business. The amounts sought by the plaintiffs in such cases are substantial and, if all such cases were decided adversely to the Company, the Company's aggregate liability might be material. However, the Company does not expect such an aggregate result based upon the limited number of such actions and an assessment that most such actions will be successfully defended. No provision has been made in the accompanying financial statements for any possible liability with respect to such lawsuits.

CERTAIN PURCHASES OF PREFERRED STOCK


    During fiscal 1996, 1995 and 1994, the Company has not repurchased any shares of Preferred Stock.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, eight directorships are to be filled, constituting the entire Board of Directors of Datapoint, two directorships to be filled by the plurality vote of the Holders of Preferred Stock and six directorships to be filled by the plurality vote of the Holders of Common Stock. The directors so elected will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

    Although the Board of Directors does not contemplate that any of the nominees for directors named herein will be unavailable for election, in the event of a vacancy in the slate of nominees, the proxy will be voted for the election of a nominee who will be selected by the Board of Directors, unless the Board of Directors elects instead to reduce the number of directors.

    Each of the nominees for election as a director at the Annual Meeting by holders of Common Stock currently serves as a director of the Company. The nominees for election as directors by Holders of Common Stock are as follows:


    GERALD N. AGRANOFF, age 49, is currently Vice President, General Counsel and Corporate Secretary of Datapoint. Mr. Agranoff has been a general partner of Edelman Securities Company L.P., (formerly Arbitrage Securities Company)("Edelman Securities Company"), for more than five years. Mr. Agranoff also has been a General Partner of Plaza Securities Company since January, 1987, and a Trustee of Management Assistance Inc. Liquidating Trust since February 1986. Mr. Agranoff is a director of Bull Run Corporation, Atlantic Gulf Communities, The American Energy Group, Ltd., and Canal Capital Corporation. Mr. Agranoff also has been the General Counsel to Edelman Securities Company and Plaza Securities Company for more than five years. He has been a director of Datapoint since 1991. The principal business address of Mr. Agranoff is 8410 Datapoint Drive, San Antonio, Texas 78229-8500.



    ASHER B. EDELMAN, age 56, joined Datapoint's Board of Directors as its Chairman in March 1985, and has served in that capacity and as Chairman of its Executive Committee to the present date, and as Chief Executive Officer since February 1993. Mr. Edelman has served as General Partner of Asco Partners, a general partner of Edelman Securities Company, since June 1984 . Mr. Edelman is a director, Chairman of the Board and Chairman of the Executive Committee of Canal Capital Corporation. The principal business address of Mr. Edelman is 85 Av. General Guisan, CH-1009 Pully, Switzerland.



    IRVING J. GARFINKEL, age 59, has been a General Partner of Asco Partners, a general partner of Edelman Securities Company, for more than five years. Mr. Garfinkel also has been a General Partner and controller of Plaza Securities Company for more than the past five years. He has served as a director of Datapoint since 1991, and is Chairman of the Audit Committee and serves on the Compensation Committee. The principal business address of Mr. Garfinkel in 717 Fifth Avenue, 4th Floor, Suite 407, New York, New York 10022.



    DANIEL R. KAIL, age 61, has been Managing Trustee of Management Assistance Inc. Liquidating Trust since January 1986, and prior thereto had been a director, Executive Vice President and Chief Operating Officer since October 1984 of Management Assistance Inc., a computer manufacturing and servicing company. He also was a director and Executive Vice President of Canal Capital Corporation from 1987 until 1991. He has served as a director of Datapoint since 1985 and is Chairman of the Independent Committee and the Compensation Committee and a member of the Audit Committee. The principal business address of Mr. Kail is 980 Post Road East, Suite 3, Westport, Connecticut 06880-5300.



    DIDIER M. M. RUFFAT, age 60, is currently the Vice-President of Digital Equipment Europe and the Managing Director of Digital Equipment France. He has served for 25 years in various capacities with France's BULL computer group, most recently as President and Chief Executive Officer of BULL Europe, and previously in senior executive positions in sales, marketing and finance. He has served as a director of Datapoint since December 1993 and is a member of the Compensation Committee. The principal business address of Mr. Ruffat is 8 rue de la Renaissance 92187 Antony Cedex, France.



    BLAKE D. THOMAS, age 45, has been the Executive Vice President and Chief Operating Officer of the Company since December 1995. He had served since 1994 as special consultant for the Board on Datapoint general management and business affairs. He has been engaged in the business of investing in listed securities for more than five years. He is President of Blake D. Thomas, Inc., a corporation that until 1991 published The Thomas Report, an investment newspaper that specialized in evaluating stocks traded on the New York Stock Exchange, was General Partner of Mainsail Limited Partnership from 1990 until its dissolution in December 1992, has been since 1990 General Partner of Foresail Limited Partnership, which is engaged in the business of investing in listed securities; and has been since November 1991 President of Symba, Inc., which until April '96 was the General Partner of Windward Limited Partnership. Windward was engaged in the business of investing in listed securities and was dissolved in April 1996. He has served as a director of Datapoint since 1992. The principal business address of Mr. Thomas is 4 rue D'Aguesseau 75008, Paris, France.


    Datapoint, Mr. Edelman, Mr. Thomas and Mainsail Limited Partnership entered into an agreement in settlement of litigation involving an exchange offer for Datapoint's now-extinguished $4.94 Exchangeable Preferred Stock whereby, among other things, Datapoint agreed to propose (and Mr. Edelman agreed to support) Mr. Thomas for election to the Board of Directors of Datapoint at the 1991 and 1992 annual meetings of stockholders.

    The nominees for election as directors by Holders of Preferred Stock are as follows:


    CHARLES F. ROBINSON, F.C.A, age 50, has been General Partner of Anglo-American Financial since its inception in 1979. He is a Director and Senior Vice-President of Anglo-American Investor Services Corp. Anglo-American Financial was one of the first market makers in stripped bonds. Through its subsidiaries Anglo-American Financial has also acted as an options broker on the London Stock Exchange, an SEC registered Investment Advisor, and an NASD and SIPC broker-dealer selling fixed-income securities to financial institutions and individuals. He was a Chartered Accountant with Arthur Young in London where he was responsible for developing the firm's computer auditing procedures in the United Kingdom. Mr. Robinson obtained a Senior Optima in mathematics at Cambridge University and is a Fellow of the Institute of Chartered Accountants in England and Wales.



    ROBERT D. SUMMER, age 63, is currently President and Chief Executive Officer of Dimensional Media Associates, Inc. ("DMA"). Mr. Summer joined DMA after holding a series of high level positions in the music industry. As President and Chief Executive Officer, he guides DMA's transition from invention and product development to full operations, including the rollout of consumer, commercial and medical products. The company markets proprietary 3D optical technologies. Before joining DMA in 1995, Mr. Summer served as Executive Vice President, Sony Music Entertainment; and concurrently as President, Sony Entertainment European Community Affairs, representing the corporation's software interests to international government groups. He joined CBS Records International in 1986 as President and continued in that position through the company's acquisition by Sony in 1988. Mr. Summer joined CBS Records after nearly three decades with RCA Records, where he served in key executive posts including President, RCA/Ariola (now BMG); President, RCA Records; Vice President, RCA Records USA: Vice President, RCA Records International; and President, RCA Red Seal, the company's classical music division. Mr. Summer has served as Chairman of the Recording Industry Association of American (RIAA) and Vice President and member of The Board of Directors of the International Federation of the Phonographic Industry
(IFPI) where he served as a key negotiator for the industry. He received his bachelor's degree in engineering from Carnegie Mellon University in 1955.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The names, ages, positions and offices with the Company of the current directors and executive officers of the Company are set forth below.

                                                                                                            DIRECTOR/
                                                AGE AS OF                                                    OFFICER
NAME                                          JULY 15, 1996                    POSITION                       SINCE
-------------------------------------------  ---------------  -------------------------------------------  -----------
A.B. Edelman...............................            56     Director -- Chairman of the Board and Chief        1985
                                                               Executive Officer
B.D. Thomas................................            45     Executive Vice President, Chief Operating          1992
                                                               Officer and Director
P.P. Krumb.................................            54     Vice President and Chief Financial Officer         1994
G.N. Agranoff..............................            49     Vice President, General Counsel, Corporate         1991
                                                               Secretary and Director
D. Berger..................................            47     Vice President, Sales & Distribution               1993
J. Berger..................................            53     Vice President, Sales & Marketing                  1991
I. J. Garfinkel............................            59     Director                                           1991
D.R. Kail..................................            61     Director                                           1985
D.M.M. Ruffat..............................            60     Director                                           1993
R. Edmonds.................................            51     Vice President, Technical Services                 1996
W. Gevers..................................            59     Vice President, OSN                                1996
J. Perkins.................................            48     Vice President, Development                        1996

    The principal occupations and business experience of each of the current directors of the Company are described under "Election of Directors." The principal occupations and business experience of each of the current executive officers of the Company who are not also directors are described below.


    PHILLIP P. KRUMB, age 54, joined the Company as Vice President and Chief Financial Officer in October 1994. Prior to joining the Company he was employed by IOMEGA Corporation for 7 years as Senior Vice President Finance and Chief Financial Officer. The principal business address of Mr. Krumb is 8410 Datapoint Drive, San Antonio, Texas 78229-8500.



    DAVID BERGER, age 47, was promoted to Vice President, Sales and Distribution in July 1993. Mr. Berger joined the Company in 1991 as Managing Director of the Company's United Kingdom subsidiary. Prior to joining the Company, Mr. Berger was employed from 1988 to 1991 by RS2, a U.K. marketing communications company, as Group Managing Director. The principal business address of Mr. Berger is 4 rue d'Aguesseau 75008, Paris, France.



    JAN BERGER, age 53, joined the Company as Vice President, Sales and Marketing in June 1991. Prior to joining the Company, Mr. Berger was employed by SCANVEST of Norway, Datapoint's largest independent foreign distributor, for 21 years, most recently as Managing Director, and previously as Director of Marketing. The principal business address of Mr. Berger is 4 rue d'Aguesseau 75008, Paris, France.



    ROGER EDMONDS, age 51, was promoted to Vice President, Technical Services in February 1996. Mr. Edmonds joined the Company's United Kingdom subsidiary in 1972 as Project Leader, and has held various management positions within the Company. Mr. Edmonds is also currently Technical Director of the U.K. subsidiary. The principle business address of Mr. Edmonds is Datapoint House, 400 North Circular Road, London NW10 0JG.

    WALTER GEVERS, age 59, was promoted to Vice President, OSN in March 1996. Mr. Gevers joined the Company as Managing Director, Datapoint Belgium in January 1983. Prior to joining the Company, Mr. Gevers was employed by SAIT Electronics, Datapoint's distributor in Belgium, for nineteen years as Sales Manager. The principal business address of Mr. Gevers is rue de la Fusee 100, 1130 Bruxelles, Belgium.



    JOHN PERKINS, age 48, was promoted to Vice President, Development in May 1996. Mr. Perkins joined the Company as Director, Engineering in 1981. Prior to joining the Company, Mr. Perkins was employed by General Electric Information Services Company as Market Planner. The principal business address of Mr. Perkins is 8410 Datapoint Drive, San Antonio, Texas 78229-8500.


AUDIT, COMPENSATION AND EXECUTIVE COMMITTEES

    The Company has Audit, Compensation and Executive Committees of the Board of Directors. The Company does not have a Nominating Committee. The current members of the Audit Committee are Irving J. Garfinkel (Chairman) and Daniel R. Kail. The current members of the Compensation Committee are Daniel R. Kail (Chairman), Didier M. M. Ruffat and Irving J. Garfinkel. The members of the Executive Committee are Asher B. Edelman (Chairman) and Blake D. Thomas.


    The Audit Committee annually recommends to the Board of Directors independent auditors for the Company and its subsidiaries; meets with the independent auditors concerning the audit; evaluates non-audit services and the financial statements and accounting developments that may affect the Company; meets with management concerning matters similar to those discussed with the outside auditors; and makes reports and recommendations to the Board of Directors and the Company's management and independent auditors from time to time as it deems appropriate. The Committee met 4 times during the fiscal year ended July 27, 1996.



    The Compensation Committee makes salary recommendations regarding senior management to the Board of Directors and administers the Company's Bonus and Stock Option Plans as described below. The Committee met 2 times during the fiscal year ended July 27, 1996.


INDEPENDENT COMMITTEE

    In connection with the Exchange Offer, the Board created the Independent Committee, consisting of Director Daniel R. Kail, to consider the terms of the consideration to be offered in the Exchange Offer to the Holders of Preferred Stock. The Independent Committee retained Morris Nichols to advise it in connection with the Exchange Offer. Corporate Capital was retained by the Independent Committee to express its opinion regarding the fairness, from a financial point of view, of the Exchange Consideration to be received by exchanging Holders of Preferred Stock (other than Mr. Edelman, with respect to whom no opinion was requested). The terms of the Exchange Offer were approved by the Board of Directors upon the recommendation of the Independent Committee.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES


    The Board of Directors met 7 times during the fiscal year ended July 27, 1996. Each director, except Mr. Ruffat, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period of his/her service) and (b) the total number of meetings held by all committees of the Board on which he/she served (during the period that he/she served). Mr. Ruffat, based in Paris, attended two Board Meetings and one Compensation Committee Meeting.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Mr. Edelman (the Company's current Chairman of the Board and Chief Executive Officer), Messrs. Agranoff and Kail (currently directors), and former Company director Dwight D. Sutherland were also directors of Intelogic Trace, Inc. ("Intelogic"), a wholly-owned subsidiary of the Company and its computer hardware maintenance division in the U.S., comprising four of Intelogic's six directors, when Intelogic filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, Case No. 94-52172-C-11 on August 5, 1994. Intelogic emerged from bankruptcy pursuant to approval of a modified first amended plan of reorganization on November 28, 1994. The above named directors resigned from Intelogic on December 8, 1994. On March 16, 1995, Intelogic again filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, Case No. 95-50753-LMC-11. During that proceeding, substantially all of Intelogic's operating assets were sold to a third party on April 5, 1995. Intelogic is effectively no longer in business.


    The above named directors received compensation and/or benefits from Intelogic prior to their resignations. Also, these directors and former director may be deemed to have beneficially owned approximately 15% of Intelogic's common stock as of July 30, 1994. In addition, they had options to purchase shares of Intelogic common stock equal in the aggregate to approximately 1% of the amount then outstanding. The overlap of directors does not give rise to a reportable compensation committee interlock.


    Since the 1985 spin-off of Intelogic from Datapoint up until April 5, 1995, when substantially all of its operating assets were sold to a third party, Datapoint engaged in and continued to engage in various transactions with Intelogic as an independent computer maintenance company. All such transactions were billed to Intelogic by Datapoint at its cost. All other transactions between Datapoint and Intelogic were pursuant to a Master Maintenance Agreement entered into at the time of the spin-off and related to the ordinary business operations of both Datapoint and Intelogic. For fiscal year 1994 Intelogic paid Datapoint approximately $196,000 for equipment and field support spares, royalties and expenses, and Datapoint paid Intelogic approximately $3,000 and $28,000 in 1995 and 1994, respectively, for services and sales.


    During fiscal year 1991, Datapoint sold its outstanding stock in Datapoint Canada, a wholly-owned subsidiary, to Intelogic. The proceeds consisted of $350,000 in cash and 25,000 shares of Intelogic preferred stock, redeemable at the option of Intelogic, in escalating amounts, beginning at $62.50 per share on or before November 9, 1992, and increasing to $100.00 per share on or before November 10, 1994, until a mandatory redemption date of November 9, 1995. The preferred stock was to also accrue dividends at an annual rate of $10.00 per share, if paid in cash, or at an annual rate of $18.00 per share if paid in additional shares of preferred stock. As an element of the transaction, the parties caused Datapoint Canada to repay approximately $1,300,000 in operating capital loans provided to Datapoint Canada as a subsidiary of Datapoint. No gain or loss was recorded on the sale. As an aspect of consideration for the sale, Datapoint received a five-year option to purchase substantially all of Intelogic's holdings of Datapoint's common and preferred stock. The option allowed Datapoint to purchase from Intelogic up to 2,700,000 shares of Common Stock for $0.75 a share and up to 85,000 shares of Old Preferred Stock for $1.375 a share. The Old Preferred Stock owned by Intelogic was exchanged for 85,000 shares of Preferred Stock and 170,000 shares of Common Stock in the 1992 Preferred Stock Exchange. Datapoint exercised its option and repurchased and retired 85,000 shares of Preferred Stock and 170,000 shares of Common Stock.


    In September 1994, the Company reached an agreement with Intelogic, in conjunction with Intelogic's court approved reorganization, to cancel its option to purchase at $0.75 per share its Common Stock held by Intelogic in exchange for all of the Company's holdings of Intelogic preferred stock which had no carrying value. As a result of the exchange, the Company received from Intelogic 2,400,000 shares of Datapoint Common Stock.



    Director Agranoff has provided various tax, legal and real estate consulting services prior to serving as Vice President General Counsel and Corporate Secretary for the Company. During 1994, Datapoint paid

Mr. Agranoff $126,000 for those services. During fiscal years 1996, 1995 and 1994, Datapoint paid legal fees of $485,000, $51,000 and $5,000 to the law firm of Pryor, Cashman, Sherman & Flynn, to which firm Mr. Agranoff is of counsel, for legal services provided by attorneys other than Mr. Agranoff.



    Director Thomas worked from August 1994 until May 1, 1995 as a special consultant for which he received compensation of $500 per day payable in shares of common stock. Subsequently, on May 5, 1995, in consideration of the additional work and responsibilities he had taken on for the Company as a special consultant, the Board of Directors approved a special compensation package for Director Thomas. From May 1, 1995 through July 31, 1995, he was paid at the rate of $500 per day for his services, plus travel and housing expenses, plus additional compensation of $2,000 per week for expenses. On July 31, 1995 Director Thomas' consulting contract was extended until December 31, 1995 and then was to continue on a month-to-month basis to July 31, 1996. Upon the resignation of Doris Bencsik as President and Chief Operating Officer, Director Thomas was appointed on December 5, 1995 to the position of Executive Vice President and Chief Operating Officer. Director Thomas was also entitled under the extended contract to participate in the Standard Health Benefit program of the Company until he was appointed Executive Vice President and Chief Operating Officer. At such time, he converted to the Executive Health Benefit program. During fiscal 1995, the Board also approved a one time special issuance of 45,000 shares of common stock of the Company to Director Thomas in recognition of his service to the Company. During the term Director Thomas acted as a special consultant he did not accrue or receive any regular Board or committee fees.



    Director Ruffat had a consulting agreement from January 1994 through June 1995 under which he received a monthly compensation of $10,000. For 1996 and 1995, Director Ruffat was paid $50,000 and $80,000, respectively, for consulting services.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Datapoint believes that, during the fiscal year ended July 27, 1996, its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934; except that executive officers Messrs. Edmonds, Gevers and Perkins failed to file Form 3 required by such Section.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth information with respect to the Common Stock and Preferred Stock beneficially owned by each director and executive officer and by all directors and executive officers as a group as of October 18, 1996. Based on filings with the Commission or information provided to the Company, there are no beneficial owners of 5% or more of either the Preferred Stock or the Common Stock other than as set forth below.



                                                            COMMON STOCK                    PREFERRED STOCK
                                                            BENEFICIALLY        PERCENT      BENEFICIALLY      PERCENT
NAME OF DIRECTOR                                             OWNED (1)         OF CLASS        OWNED (1)       OF CLASS
-------------------------------------------------------  ------------------  -------------  ---------------  ------------
Gerald N. Agranoff (O&D)...............................       245,651(2)(5)         1.8%      182,471(3)(5)         9.8%
Asher B. Edelman (O&D).................................     1,634,953(2)(4)        11.7%      466,027(3)(4)        24.9%
Irving J. Garfinkel (D)................................       237,318(2)(5)         1.7%       70,471(5)            3.8%
Daniel R. Kail (D).....................................        25,000(2)           *              -0-             *
Didier M.M. Ruffat (D).................................        25,000(2)           *              -0-             *
Blake D. Thomas (O&D)..................................        51,999(2)           *           28,430               1.5%
David Berger (O).......................................        63,333(2)           *          112,000(3)            6.0%
Jan Berger (O).........................................        66,667(2)           *              -0-             *
Phillip P. Krumb (O)...................................        33,333(2)           *              -0-             *
Roger Edmonds (O)......................................        12,500(2)           *              -0-             *
Walter Gevers (O)......................................        46,667(2)           *              -0-             *
John Perkins (O).......................................         3,333(2)           *              -0-             *
Executive Officers and Directors of Datapoint as a
 group (12 persons)....................................     2,021,118              14.5%      494,457              26.5%


------------------------

*   Indicates less than 1% ownership



(1) Information relating to beneficial ownership is based upon ownership information furnished by each person using "beneficial ownership" definitions set forth in Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as otherwise indicated in other table footnotes, the indicated directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock and Preferred Stock attributed.



(2) The tabulation includes shares of Common Stock which may be deemed to be beneficially owned by such persons by reason of stock options currently exercisable or which may become exercisable within sixty (60) days after that date. The number of shares deemed to be beneficially owned by reason of such options is: Mr. Edelman, 188,333; Mr. Agranoff, 33,333; all other directors, 25,000 each (total 100,000); Mr. David Berger, 63,333; Mr. Jan Berger, 66,667; Mr. Krumb, 33,333; Mr. Edmonds, 12,500; Mr. Gevers, 46,667;
    Mr. Perkins, 3,333; all officers and directors as a group, 547,499.



(3) Gerald N. Agranoff, Asher B. Edelman, and David Berger are Trustees of the Datapoint Corporation Supplemental Executive Retirement Plan (the "Datapoint Plan") and may each be deemed to be beneficial owners of the 112,000 Preferred Shares owned by the Datapoint Plan by virtue of their shared voting and investment powers as Trustees. In the above tabulation, such shares have been included within each party's Preferred Shares listing as well as the listing for the directors and executive officers as a group. Messrs. Agranoff, Edelman, and Berger each disclaim beneficial ownership of these shares except to the extent of pecuniary interests in such shares with which each party may currently be vested; being, Mr. Agranoff, 0 shares, Mr. Edelman, 31,968 shares and Mr. Berger, 9,584 shares.



(4) Mr. Edelman's listed beneficial ownership of 1,634,953 shares of Common Stock is explained in detail in this paragraph. As the controlling general partner of each of Plaza Securities Company, A.B. Edelman Limited Partnership and Citas Partners, which is the sole general partner of Felicitas Partners, L.P., Mr. Edelman may be deemed to own beneficially the 212,318, 783,890, and 4,402 shares held, respectively, by each of such entities for purposes of Rule 13d-3 under the Exchange Act, and these shares are included in the listed ownership. Also included are the 333,779 shares owned by Canal Capital Corporation ("Canal"), in which companies Mr. Edelman and various persons and entities with which he is affiliated own interests. By virtue of investment management agreements between A.B. Edelman Management Company Inc. and Canal, A.B. Edelman Management Company Inc. has the authority to purchase, sell and trade in securities on behalf of Canal. A.B. Edelman Management Company Inc. therefore may be deemed to be the beneficial owner of the 333,779 shares owned by Canal. Asher B. Edelman is the sole stockholder of A.B. Edelman Management Company Inc. and these shares are included. A.B. Edelman Management Company Inc. is also the sole general partner of Edelman Value Partners, L.P. which currently owns no common stock. Also included are Mr. Edelman's presently exercisable options to purchase 188,333 shares. Also included are the 86,204 shares owned by Mr. Edelman's spouse, Maria Regina M. Edelman, 5000 shares held by Mr. Edelman in a Keough account, and the 21,000 shares beneficially owned by Mr. Edelman's daughters in accounts for which he is the custodian. As a trustee of the Canal Capital Corporation Retirement Plan ("Canal Plan"), Mr. Edelman may be deemed to own beneficially and share voting and investment power over the 27 shares owned by such plan, which are included. Excluded are 15,835 shares beneficially owned by Mr. Edelman's daughters in accounts for which their mother, Penelope C. Edelman, is the custodian and the 10,500 shares owned directly by Penelope C. Edelman. Mr. Edelman disclaims beneficial ownership of these shares.



    In addition, Mr. Edelman's listed beneficial ownership of 466,027 shares of Preferred Stock is explained in detail in this paragraph. As the controlling general partner of each of Plaza Securities Company, A.B. Edelman Limited Partnership and Citas Partners, which is the sole general partner of Felicitas Partners, L.P., Mr. Edelman may be deemed to hold beneficially the 70,471, 51,229 and 581 shares held, respectively, by each of such entities for purposes of Rule 13d-3 under the Exchange Act, and these shares are included in the amount stated in the first sentence of this paragraph. Mr. Edelman is the sole stockholder of A.B. Edelman Management Company Inc., which is the general partner of Edelman Value Partners, L.P., owner of 50,300 shares. Also included are the 8,458 shares owned by Canal and the 29,002 shares owned directly by Mr. Edelman's spouse, Maria Regina M. Edelman. Also included are the 104,400 shares owned by Edelman Value Fund, Ltd., a corporation in which Maria Regina M. Edelman is an investor and for which Mr. Edelman serves as investment manager. Mr. Edelman expressly disclaims both the Maria Regina M. Edelman and Edelman Value Fund, Ltd. shares. As a trustee of the Canal Plan and the Datapoint Plan, Mr. Edelman may be deemed to own beneficially and share voting and investment power over the 39,586 and 112,000 shares, respectively, owned by such plans, which are included. Mr. Edelman disclaims ownership except as to shares with which he is vested under each plan. Excluded are the 38,330 shares owned by Mr. Edelman's daughters in accounts for which their mother, Penelope C. Edelman, is the custodian and 20,009 shares owned directly by Penelope C. Edelman. Mr. Edelman disclaims beneficial ownership of these excluded shares.



(5) Messrs. Agranoff and Garfinkel are general partners of Plaza Securities Company, which owns 212,318 shares of Common Stock and 70,471 shares of Preferred Stock. Each disclaims beneficial ownership of these shares, which are included in each party's listing in the beneficial ownership table above.

                           COMPENSATION OF DIRECTORS

    Directors who are employees of Datapoint receive no additional compensation for serving on the Board of Directors or its committees. Each director who is not an employee of Datapoint receives fees as follows. Each non-employee director receives an annual fee of $15,000, payable in quarterly installments. Executive Committee members receive an additional $5,000 annual fee. Committee Chairmen receive an additional $2,000 annual fee. Board members serving on more than one committee receive an additional $1,000 annual fee. Each non-employee director also receives a fee of $750 for each Board meeting attended, $500 for each committee meeting attended and $500 for attendance at each meeting on Datapoint's business other than a Board of Directors or committee meeting. Each non-employee director is, at Datapoint's expense, provided with $50,000 of group term life insurance and $250,000 accidental death insurance. Each non-employee director has the option to purchase, at his own expense, coverage for himself and his dependents under Datapoint's group medical and dental insurance plan.

    Datapoint maintains a retirement plan and a retirement medical care plan to cover non-employee Board members. Both plans presently are purely contractual rather than funded, and are self-insured except that retirees are required to participate in Medicare parts A and B. The retirement plan provides for a maximum annual benefit equal to a director's annual retainer in effect on the date of retirement. A partial benefit will be paid to directors with less than five years' service, and a full benefit will be paid to directors with five or more years of service. The benefit will be payable for the greater of ten years or life, and in the event a retiree should die within ten years of retirement, the remaining benefit will be paid to his estate. The retirement medical care plan affords non-employee directors, upon retirement, benefits and premiums equivalent to COBRA coverage available to certain former employees and/or dependents under Datapoint's group medical plan. Only directors elected to the Board prior to March 25, 1996 are elibible to participate in the retirement plan.


    Director Thomas worked from August 1994 until May 1, 1995 as a special consultant for which he received compensation of $500 per day payable in shares of common stock. Subsequently, on May 5, 1995, in consideration of the additional work and responsibilities he had taken on for the Company as a special consultant, the Board of Directors approved a special compensation package for Director Thomas. From May 1, 1995 through July 31, 1995, he was paid at the rate of $500 per day for his services, plus travel and housing expenses, plus additional compensation of $2,000 per week for expenses. On July 31, 1995, Director Thomas' consulting contract was extended until December 31, 1995 and then was to continue on a month-to-month basis to July 31, 1996. Upon the resignation of Doris Bencsik as President and Chief Operating Officer, Director Thomas was appointed on December 5, 1995 to the position of Executive Vice President and Chief Operating Officer. Director Thomas was also entitled under the extended contract to participate in the Standard Health Benefit program of the Company until he was appointed Executive Vice President and Chief Operating Officer. At such time, he converted to the Executive Health Benefit program. During fiscal 1995, the Board also approved a one time special issuance of 45,000 shares of common stock of the Company to Director Thomas in recognition of his service to the Company. During the term Director Thomas acted as a special consultant he did not accrue or receive any regular Board or committee fees.



    Director Ruffat had a consulting agreement from January 1994 through June 1995 under which he received a monthly compensation of $10,000. For 1996 and 1995 Director Ruffat was paid $50,000 and $80,000, respectively, for consulting services.

                       COMPENSATION OF EXECUTIVE OFFICERS



SUMMARY COMPENSATION TABLE



    The following table sets forth certain information regarding all cash compensation paid or accrued for services rendered by the Company's Chief Executive Officer, four most highly compensated executive officers for the last three fiscal years, and one individual for whom disclosure would have been applicable but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.



                                                                                  LONG-TERM
                                                  ANNUAL COMPENSATION            COMPENSATION
                                         --------------------------------------  -----------
                                                                       OTHER        STOCK         ALL
         NAME AND             FISCAL                                  ANNUAL       OPTIONS       OTHER
    PRINCIPAL POSITION         YEAR        SALARY        BONUS      COMPENSATION GRANTED (#)  COMPENSATION
--------------------------  -----------  -----------  ------------  -----------  -----------  -----------
Asher B. Edelman (1)              1996   $ 299,956    $1,152,918(2) $ 148,752(3)     40,000   $  17,952(18)
CHAIRMAN OF THE BOARD AND         1995     275,104(4)          0      180,781(3)          0      30,000(18)
CHIEF EXECUTIVE OFFICER           1994     300,534             0      190,012(3)          0           0
Blake D. Thomas (5)               1996   $ 145,166(8) $  691,751(2) $       0       100,000           0
EXECUTIVE VICE PRESIDENT          1995         n/a           n/a          n/a           n/a         n/a
AND                               1994         n/a           n/a          n/a           n/a         n/a
CHIEF OPERATING OFFICER
Phillip P. Krumb (6)              1996   $ 175,000    $  230,584(2) $   9,373(7)          0           0
VICE PRESIDENT AND                1995     141,346(8)     50,000(9)    57,094(10)     50,000          0
CHIEF FINANCIAL OFFICER           1994         n/a           n/a          n/a           n/a         n/a
Gerald N. Agranoff (11)           1996   $ 172,481    $  400,000(12) $   7,200(13)          0         0
VICE PRESIDENT, GENERAL           1995     125,192(8)          0        6,000(13)     50,000          0
COUNSEL AND CORP.                 1994         n/a           n/a          n/a           n/a         n/a
SECRETARY
Jan Berger (14)                   1996   $ 180,000    $   75,000(12) $  38,662(3)     20,000  $  10,050(18)
VICE PRESIDENT, MARKETING         1995     180,000             0       38,662(3)     15,000       7,200(18)
                                  1994     180,000             0       30,190(3)          0           0
Doris D. Bencsik (15)             1996   $ 121,731(8)          0    $   3,000(13)          0  $ 241,694(17)
PRESIDENT AND CHIEF               1995     281,166(4)          0            0             0      61,798(19)
OPERATING OFFICER                 1994     259,615             0            0        75,000      31,798(16)


------------------------


 (1) Asher B. Edelman was named Chief Executive Officer in February 1993.



 (2) Represents bonus based on the Company's net pre-tax earnings.



 (3) Represents payments incident to foreign assignment.



 (4) Effective in 1995, Mr. Edelman and Mrs. Bencsik agreed to a 10% salary reduction as part of the Company's cost reduction plan.



 (5) Blake D. Thomas commenced employment with the Company in December of fiscal 1996 as Executive Vice President and Chief Operating Officer.



 (6) Phillip P. Krumb commenced employment with the Company in September of fiscal 1995 as Vice President and Chief Financial Officer.



 (7) Represents auto allowance and company match of employee profit sharing plan.



 (8) Amount reflects partial year of employment.



 (9) Represents a one-time guaranteed bonus per terms of employment agreement.



(10) Represents relocation, housing and auto allowance.



(11) Gerald N. Agranoff commenced employment with the Company in October of fiscal 1995 as Vice President, General Counsel and Corporate Secretary.



(12) Represents a performance bonus.



(13) Represents auto allowance.

(14) Since July 1996, Mr. Berger has been working as a consultant for Kalamazoo Computer Group, plc.



(15) Doris D. Bencsik commenced employment with the Company on a half-time basis as Executive Vice President and Chief Operating Officer in February of fiscal 1993 and converted to a full time status and was promoted to President on November 1, 1993, at a minimum annual salary of $300,000. On December 5, 1995, Mrs. Bencsik resigned from her position of the Company and on May 20, 1996, Mrs. Bencsik resigned from her position as a director of the Company.



(16) Represents contractually fixed supplemental early retirement benefit attributable to prior service as an officer from 1982-87.



(17) Includes $35,444 of contractually fixed supplemental early retirement benefit attributable to prior service as an officer from 1982-1987. Also includes $206,500 related to a grant of 150,000 shares of common stock by the Company's Board of Directors upon Mrs. Bencsik's resignation.



(18) Represents vested portion of the Company's preferred stock contributions to the Supplemental Executive Retirement Plan on behalf of named employee.



(19) Includes $31,798 of contractually fixed supplemental early retirement benefit attributable to prior service as an officer from 1982-1987. Also includes the vested portion of the Company's preferred stock contributions to the Supplemental Executive Retirement Plan on behalf of named employee ($30,000).



STOCK OPTION GRANTS IN LAST FISCAL YEAR (1)



    The following table sets forth certain information regarding all stock option grants made to the Company's Chief Executive Officer, four most highly compensated executive officers for the last fiscal year and one individual for whom disclosure would have been applicable but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.



                                             OPTIONS GRANTED IN FISCAL 1996
                                   ---------------------------------------------------   POTENTIAL GAIN AT ASSUMED
                                                 % OF TOTAL                             ANNUAL RATES OF STOCK PRICE
                                                  OPTIONS                                 APPRECIATION FOR OPTION
                                    NUMBER OF    GRANTED TO    EXERCISE                          TERM (3)
                                     OPTIONS    EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                               GRANTED(2)   FISCAL YEAR    PER SHARE      DATE           5%            10%
---------------------------------  -----------  ------------  -----------  -----------  ------------  -------------
Asher B. Edelman.................      40,000          9.67%   $    1.50     08/05/05   $     37,734  $      95,625
Blake D. Thomas..................     100,000         24.18%        1.06     03/20/06         66,820        169,335
Phillip P. Krumb.................           0          0.00%      n/a          n/a          n/a            n/a
Gerald N. Agranoff...............           0          0.00%      n/a          n/a          n/a            n/a
Jan Berger.......................      20,000          4.84%        1.50     08/05/05         18,867         47,812
Doris D. Bencsik.................           0          0.00%      n/a          n/a          n/a            n/a
Gain for all stockholders at
 assumed annual rates of
 stock price appreciation (4):........................................................  $  9,868,040  $  25,007,528


------------------------

(1) No Stock Appreciation Rights (SARs) have ever been granted by Datapoint.



(2) Each grant becomes exercisable in three equal annual installments commencing on the first anniversary date, with the exception of Blake Thomas's options. His options are an ISO and do not become exercisable until two years from the anniversary date.



(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.



(4) These amounts represent the increase in the market value of Datapoint's outstanding shares (13.9 million) as of July 27, 1996, that would result from the same stock price assumptions used to show the potential realizable value for the named executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES



    The following table sets forth certain information regarding stock options exercised by the Company's Chief Executive Officer, four most highly compensated executive officers for the last fiscal year and one individual for whom disclosure would have been applicable but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.



                                                                                                   VALUE OF UNEXERCISED
                                        NUMBER OF                   NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                                         SHARES                    OPTIONS AT JULY 27, 1996          AT JULY 27, 1996
                                       ACQUIRED ON       VALUE    --------------------------  ------------------------------
NAME                                    EXERCISE       REALIZED   EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------  -----------------  ---------  -----------  -------------  ---------------  -------------
Asher B. Edelman..................              0      $       0     175,000         40,000      $       0       $       0
Blake D. Thomas...................              0              0      25,000        100,000              0           6,250
Phillip P. Krumb..................              0              0      16,667         33,333              0               0
Gerald N. Agranoff................              0              0      16,667         33,333              0               0
Jan Berger........................              0              0      55,000         30,000              0               0
Doris D. Bencsik..................              0              0      15,000              0              0               0



PERFORMANCE GRAPH



    Set forth below is a line graph comparing the five-year cumulative total return for Datapoint common stock with the Dow Jones 65-Composite Average, a broad equity market index, and the Dow Jones computer systems index, excluding IBM.



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      DOW JONES COMPUTER
                                            systems index       Dow Jones 65-
             Datapoint Common Stock         (without IBM)   Composite Average
1991                          $ 100                 $ 100               $ 100
1992                          $ 173                 $ 100               $ 114
1993                          $ 509                  $ 69               $ 130
1994                          $ 273                  $ 85               $ 132
1995                          $ 109                 $ 216               $ 127
1996                        $ 81.82              $ 223.75            $ 141.08


    The graph assumes $100 invested on July 28, 1991, in Datapoint common stock and each of the Dow Jones indexes, and that all dividends were reinvested. During the five-year period Datapoint did not pay any dividends on its common stock.


EMPLOYMENT AGREEMENTS
    Effective April 25, 1990, Datapoint entered into a written employment agreement memorializing an existing understanding concerning the employment of Mr. Edelman as Chairman of the Board of Directors and Chairman of the Executive Committee of Datapoint. The agreement, as amended, now provides for a base salary of $300,000, an annual bonus opportunity of 5% of the Company's net pre-tax earnings (excluding the excess over $10 million of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses) and payment of certain of his expenses, subject to limitations, including expenses relating to his presence at Datapoint's European offices. The amended agreement further provides for a lump-sum payment of two years salary and benefits plus one year of bonus at plan should Mr. Edelman's employment involuntarily terminate other than by death or disability, or for "cause" as strictly defined therein.


    Effective February 4, 1993, Datapoint entered into an agreement with Mrs. Bencsik providing for her employment as Executive Vice President and Chief Operating Officer with a minimum annual base salary of $150,000 for half-time service until November 1, 1993, and for her employment as President and Chief Operating Officer with a minimum annual base salary of $300,000 for full-time service thereafter. The agreement provides for an annual bonus opportunity, certain executive benefits, and base salary continuation for two (2) years should Datapoint terminate her employment prior to September, 1996 other than for "cause" as strictly defined therein. On December 5, 1995, Ms. Bencsik resigned from her position as an officer of the Company and on May 20, 1996, Ms. Bencsik resigned from her position as a director of the Company.



    Effective June 1, 1991, Datapoint entered into an agreement with Mr. Jan Berger providing for his employment as Vice President, Marketing, at a minimum annual base salary of $180,000. The agreement provides for an annual bonus opportunity, certain executive benefits, and lump-sum payment of one year of base salary as well as a continuation of benefits for one year should Datapoint terminate his employment other than for "cause" as strictly defined therein. The agreement also provides for expatriate accommodations incident to foreign assignment.


    Effective October 1, 1994, Datapoint entered into an agreement with Mr. Agranoff providing for his employment as General Counsel and Corporate Secretary. This agreement, as amended, now provides for a minimum annual base salary of $200,000, annual bonus opportunity, certain executive benefits, and continuation of base salary payments of up to $100,000, plus any performance bonus he may be entitled to, as well as a continuation of benefits for six months should Datapoint terminate his employment other than for cause.

    Effective December 5, 1995, Datapoint entered into an agreement with Mr. Thomas providing for his employment as Executive Vice President and Chief Operating Officer at a minimum annual base salary of $250,000. The agreement provides for an annual bonus opportunity of 3% of the Company's net pre-tax earnings (excluding the excess over $10 million of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses), certain executive benefits, and continuation of base salary payments of up to $100,000, plus any performance bonus he may be entitled to, as well as a continuation of benefits for six months should Datapoint terminate his employment other than for cause. The agreement also provides for expatriate accommodations incident to foreign assignment.

    Effective September 19, 1994, Datapoint entered into an agreement with Mr. Krumb providing for his employment as Vice President and Chief Financial Officer at a minimum annual base salary of $175,000. The agreement provides for an annual bonus opportunity of 1% of the Company's net pre-tax earnings (excluding the excess over $10 million of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses), certain executive benefits, and continuation of base salary payments of up to $100,000, plus any performance bonus he may be entitled to, as well as a continuation of benefits for six months should Datapoint terminate his employment other than for cause. The agreement also provides for certain relocation accommodations which were terminated at the end of 1995.

COMPENSATION COMMITTEE REPORT
    Datapoint's executive compensation program is based on three fundamental principles.

    Datapoint must offer compensation opportunities sufficient to attract, retain and reward talented executives who are sufficiently capable of addressing the challenges of a worldwide business in a difficult industry.

    Compensation should include a substantial component of pay-for-performance sufficiently related to the financial results of the Company and/or the executive's performance to financially motivate the executive's efforts to increase stockholder value. This may cause individual compensation amounts to change significantly from year to year.

    Compensation should provide a direct link between the long-term interest of executives and stockholders. Through the use of stock-based incentives, the Compensation Committee focuses the attention of executives on managing the Company from the perspective of an owner with an equity stake.

    For executive officers, compensation now consists primarily of base salary, a short-term performance incentive opportunity in the form of a variable cash bonus based on either the financial performance of the Company or of their area of responsibility, and a long-term incentive opportunity provided by stock options.

    The committee also obtains ratification by the non-employee members of the Board on most aspects of compensation and long-term incentives for executive officers.


    The remainder of the report reviews the annual and long-term components of Datapoint's executive compensation program, along with the decisions made by the committee regarding fiscal year 1996 compensation for both the CEO and the other named executive officers.


TOTAL ANNUAL COMPENSATION

    Annual cash compensation consists of two components; a fixed base salary and a variable annual bonus opportunity. As an executive's level of responsibility increases, a larger portion of total annual pay is based on bonus and less on salary. Mr. Agranoff was the only named executive who received a salary increase during the past year, and Mr. Edelman's salary was last increased in December 1990. The Committee set the base salary of executive officers based upon a subjective analysis of competitive salaries of equally qualified executives, occasionally confirmed by reference to general salary surveys; prior compensation of the individual or of previous holders of the position is also considered. Contractual minimum base salaries are customarily negotiated with the executives.



    The short-term performance incentive bonus opportunity is established either as a percentage, unique for each individual, of a numerical corporate performance indicia, or as a target percentage of pay which is the amount that can be earned based upon assigned objectives being met. Performance is measured as a percent of attainment against these objectives. When performance exceeds objectives, an executive's incentive pay can exceed the target rate, and when it falls below, as was the case in fiscal years 1995 and 1994, individual incentive pay is reduced accordingly.



    Messrs. Edelman's, Krumb's and Thomas's bonuses are each based on a contractually specified percentage of Datapoint's pre-tax profits, which are defined as net pre-tax earnings, excluding the excess over $10 million of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses. During fiscal year 1995, the Company incurred net losses and therefore no bonuses were paid in 1995 under these contractual arrangements. For the fiscal year 1996, an aggregate of approximately $2.1 million is expected to be paid under these contractual arrangements.


    The remainder of the named executives have been assigned bonus targets as a percentage of their base salary based upon 100% achievement of individualized goals and objectives, a substantial portion of which are related to the financial performance of corporate functions relevant to their respective responsibilities.

LONG TERM INCENTIVES
    The committee believes that stock options appropriately link executive interests to the enhancement of stockholder value and utilizes them as its long term incentive program; no additional long-term incentive programs are utilized. Stock options generally are granted at fair market value as of the date of grant, become exercisable over three years, and have a term of ten years. The stock options provide value to the recipients only when the price of Datapoint stock increases above the option grant price.


    In 1996, the committee granted stock options to executive officers, as well as to other executives and selected key employees. In determining the size of the grant for Mr. Edelman and the other named executive officers, the committee assessed the following factors: their potential by position and ability (i) to contribute to the creation of long-term stockholder value; (ii) to contribute to the successful execution of Datapoint's product line broadening strategy; and
(iii) to implement Datapoint's cost reduction objectives; (iv) their relative levels of responsibility; and (v) the number of options they already held.


    This report has been provided by the Compensation Committee.

    Daniel R. Kail, Chairman
    Irving J. Garfinkel
    Didier M. M. Ruffat

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



    In addition, the Company maintains a Supplemental Executive Retirement Plan for certain executive employees selected by the Board of Directors. The plan provides for employee contributions of up to 10% of applicable compensation. In addition, at the Board's discretion, the Company may also make contributions on an annual, individual basis, allocated on a pro-rata basis according to participant's applicable compensation up to a maximum contribution of 15% of applicable compensation per employee. As of July 29, 1995 and July 27, 1996, the Company contributed 62,000 and 50,000 shares of its Preferred Stock, respectively, to the plan for credit to the accounts of various executive officers. Under the terms of the plan, benefits accrue to the various executive officers upon satisfaction of the plan's vesting criteria which is based upon length of employment with the Company.

                   THE EXCHANGE OFFER AND STOCK SOLICITATION

THE EXCHANGE OFFER AND STOCK SOLICITATION

    Upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and in the accompanying Letter of Transmittal, the Company is offering to exchange for each share of Preferred Stock which has been tendered and not withdrawn as of the Expiration Date 3.25 shares of Common Stock.

    The Company is soliciting in the Stock Solicitation the Requisite Votes (I.E., affirmative votes of Holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class, and affirmative votes of Holders of at least a majority of the outstanding shares of Common Stock, voting separately as a class) to the Preferred Stock Amendment. See "The Preferred Stock Amendment." Purchasers of Preferred Stock after the Record Date who wish to vote for the Preferred Stock Amendment must arrange with their seller to receive an appropriate proxy from the holder of record on the Record Date of such Preferred Stock.

    All references herein to the Exchange Offer shall be deemed to include the Stock Solicitation, unless otherwise required by context or specified herein.


    This Proxy Statement/Prospectus, Stock Proxies and Letter of Transmittal are each being mailed to holders of Preferred Stock and Common Stock on or about November 1, 1996.



    The Board of Directors of the Company has fixed the close of business on October 31, 1996 as the Record Date for determining the Holders of Preferred Stock and Common Stock who will be entitled to notice, and only holders of record of shares of Preferred Stock and Common Stock on the Record Date or any persons who have obtained a properly completed proxy from such record holder are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. On the Record Date, it is anticipated that approximately 1,868,056 shares of Preferred Stock and approximately 13,931,640 shares of Common Stock will be outstanding and entitled to vote at the Annual Meeting, which shares are anticipated to be held of record by approximately 415 holders and 3,128 holders, respectively. Holders of record on the Record Date or any person who has obtained a properly completed proxy from such record holders are entitled to cast one vote per share of Preferred Stock and/or one vote per share of Common Stock, either in person or by a properly executed proxy, in connection with the approval of the Preferred Stock Amendment. The presence of Holders of a majority of shares of Preferred Stock and a majority of shares of Common Stock entitled to vote, represented in person or by a properly executed proxy, is necessary to constitute a quorum for the Annual Meeting. The Preferred Stock Designation requires the affirmative vote of Holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, to approve the Preferred Stock Amendment, which also requires the approval of the holders of at least a majority of the outstanding shares of the Common Stock, voting separately as a class.



    All shares of Preferred Stock and Common Stock represented at the Annual Meeting by properly executed Stock Proxies received prior to the vote at the Annual Meeting, unless previously revoked, will be voted in accordance with the instructions thereon. If no instructions are given, Stock Proxies will be voted for the Preferred Stock Amendment. Any Stock Proxy may be revoked at any time until the Preferred Stock Amendment is approved at the Annual Meeting. Holders of Preferred Stock and Holders of Common Stock may also vote their shares in person at the Annual Meeting. See "-- Withdrawal of Tenders and Revocation of Proxies." As of October 18, 1996, Asher B. Edelman, Chairman of the Board and Chief Executive Officer of the Company, and corporations and partnerships with which he is affiliated, are anticipated to be the beneficial owners of an aggregate of approximately 24.9% of the outstanding shares of Preferred Stock and approximately 11.7% of the outstanding shares of Common Stock, and all of the other executive officers and directors of the Company as a group are anticipated to be the beneficial owners of an aggregate of approximately 1.6% of the outstanding shares of Preferred Stock and approximately 2.8% of the outstanding shares of Common Stock (in each case excluding shares beneficially owned by Mr. Edelman). Mr. Edelman and the corporations and partnerships with which he is affiliated and such other executive officers and directors have indicated their current intention to tender their shares of Preferred Stock in the Exchange Offer and to vote in favor of the Preferred Stock Amendment. See "Security Ownership of Certain Beneficial Owners and Management."

GENERAL


    As of October 18, 1996, there were approximately 415 record holders of Preferred Stock, and there was outstanding approximately $41.5 million aggregate liquidation preference (1,868,056 shares of Preferred Stock (which includes accumulated but unpaid dividends of approximately $4.2 million as of October 15,
1996). As of October 18, 1996, there were approximately 3,128 record holders and 13,931,640 outstanding shares of Common Stock.


    The Company shall be deemed to have accepted validly tendered Preferred Stock in the Exchange Offer and validly delivered Stock Proxies when, as and if the Company has given oral or written notice thereof to the Depositary. The Depositary will act as agent for the tendering Holders of Preferred Stock for the purposes of receiving the Exchange Consideration from the Company.

    If the Preferred Stock Amendment is not adopted, the Company shall accept for exchange such Preferred Stock validly tendered and not withdrawn as of the Expiration Date, provided that at least 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date. If less than 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date, the Company may elect to accept for exchange such shares of Preferred Stock in whole, or in the alternative, to not accept any such shares for exchange. The Exchange Consideration will be delivered in exchange for Preferred Stock tendered in the Exchange Offer promptly after acceptance on the Expiration Date. In the event that the Requisite Votes are received at the Annual Meeting, then, immediately upon the filing of the Preferred Stock Amendment with the Secretary of State of the State of Delaware, shares of Preferred Stock will be reclassified as and changed into shares of Common Stock and the Company will commence the exchange of certificates representing shares of Preferred Stock for the certificates representing shares of Common Stock in accordance with the terms of the Preferred Stock Amendment. Notwithstanding the approval of the Preferred Stock Amendment at the Annual Meeting, the Board of Directors reserves the right to abandon filing the Preferred Stock Amendment and consummation of the Preferred Stock Reclassification. The Company's obligation to accept Preferred Stock for exchange and to accept delivered Stock Proxies is subject to the satisfaction of the conditions set forth below under "-- Conditions."

    No fractional shares will be issued upon exchange of Preferred Stock or upon the Preferred Stock Reclassification. Each person otherwise entitled to a fractional share of Common Stock will receive a payment in cash in lieu of such fractional share based upon the average high and low prices of the Common Stock on the NYSE on the Expiration Date. The Company intends to cause such payments to be made promptly after the Expiration Date of the Exchange Offer.

    Holders of Preferred Stock who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

    Holders of Preferred Stock and Holders of Common Stock who do not vote for the Preferred Stock Amendment will not have dissenters' rights under applicable state law or under the Company's Certificate of Incorporation, nor will dissenters' rights be voluntarily accorded to Holders of Preferred Stock and Holders of Common Stock in connection with the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 9:00 a.m., New York City time, December 10, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the last date to which the Exchange Offer is extended.


    In order to extend the Expiration Date with respect to the Exchange Offer, the Company will notify the Depositary of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specific period or on a daily basis.


    The Company expressly reserves the right to (i) delay accepting any Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Preferred Stock not previously accepted if any of the conditions set forth herein under "-- Conditions" shall exist or shall have occurred and shall not have been waived or satisfied by the Company, by giving oral or written notice of such delay, extension or termination to the Depositary, or
(ii) amend at any time or from time to time, the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the terms of the Exchange Offer are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders of the Preferred Stock, if the Exchange Offer would otherwise expire during such period. Any such extension shall be in compliance with the applicable rules and regulations of the Commission. Notwithstanding the approval of the Preferred Stock Amendment at the Annual Meeting, the Board of Directors reserves the right to abandon filing the Preferred Stock Amendment and consummation of the Preferred Stock Reclassification.

    Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

DIVIDENDS ON PREFERRED STOCK

    The Company has not paid the dividends accumulated on the Preferred Stock from and including October 15, 1994. By tendering shares of their Preferred Stock in the Exchange Offer, holders of Preferred Stock will waive their right to receive any accumulated dividends on the Preferred Stock if such shares are accepted for exchange.

HOW TO TENDER PREFERRED STOCK IN THE EXCHANGE OFFER

    A Holder electing to tender Preferred Stock in the Exchange Offer should either (a) complete all portions of the Letter of Transmittal, or a facsimile thereof, and mail or otherwise deliver the completed Letter of Transmittal, or such facsimile, together with certificates for shares of Preferred Stock and any other required documents to the Depositary at one of its addresses set forth on the back cover page of this Proxy Statement/Prospectus, or effect the tender of Preferred Stock pursuant to the procedure for book-entry transfer as set forth below, or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A Holder of Preferred Stock who wishes to vote for the Preferred Stock Amendment but not tender shares of Preferred Stock in the Exchange Offer should follow the instructions under "-- How to Vote Preferred Stock in the Stock Solicitation" below. A Holder of Preferred Stock who wishes to tender shares of Preferred Stock in the Exchange Offer but not vote for the Preferred Stock Amendment should follow the instructions for completing the tender of shares of Preferred Stock on the Letter of Transmittal.


    IN ORDER FOR A TENDER OF PREFERRED STOCK TO CONSTITUTE A VALID TENDER ON OR PRIOR TO THE EXPIRATION DATE, HOLDERS SHOULD COMPLETE THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH THEREIN AND DELIVER SUCH LETTER OF TRANSMITTAL TO THE DEPOSITARY ON OR PRIOR TO 9:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.


HOW TO VOTE PREFERRED STOCK IN THE STOCK SOLICITATION

    Holders of Preferred Stock may vote on the Preferred Stock Amendment at the Annual Meeting by completing and signing the YELLOW proxy card and mailing or delivering such proxy to the Depositary at one of the addresses set forth on the back cover page of this Proxy Statement/Prospectus. If no instructions are indicated, proxies will be voted in favor of the Preferred Stock Amendment. Holders of Preferred Stock whose purchase has been registered after the Record Date and who wish to vote at the Annual Meeting must arrange with their seller to receive a proxy from the holder of record on the Record Date of such Preferred Stock. Holders of Preferred Stock may also vote their shares of Preferred Stock by attending the Annual Meeting and voting in person.

HOW TO VOTE COMMON STOCK IN THE STOCK SOLICITATION

    Holders of Common Stock may vote on the Preferred Stock Amendment at the Annual Meeting by completing and signing the WHITE proxy card and mailing or delivering such proxy to the Depositary at one of the addresses set forth on the back cover page of this Proxy Statement/Prospectus. If no instructions are indicated, proxies will be voted in favor of the Preferred Stock Amendment. Holders of Common Stock whose purchase has been registered after the Record Date and who wish to vote at the Annual Meeting must arrange with their seller to receive a proxy from the holder of record on the Record Date of such Common Stock. Holders of Common Stock may also vote their shares of Common Stock by attending the Annual Meeting and voting in person.

TENDERS AND STOCK PROXIES -- GENERAL

    The tender by a Holder of Preferred Stock pursuant to one of the procedures set forth herein will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of shares of Preferred Stock, Stock Proxies and Letters of Transmittal and all other required documents to the Depositary is at the election and risk of each holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Depositary. Instead of effecting delivery by mail, it is recommended that Holders use an overnight or hand delivery service. If shares of Preferred Stock are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery. No documents should be sent to the Company, the Solicitation Agent or the transfer agent for the Preferred Stock.


    The Depositary will make a request promptly after the date of this Proxy Statement/Prospectus to establish accounts with respect to the Preferred Stock at The Depositary Trust Company ("DTC") and the Philadelphia Depository Trust Company ("PDTC", and together with DTC, the "Book Entry Transfer Facilities") for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in any of the Book Entry Transfer Facilities' systems may make book entry delivery of the Preferred Stock by causing DTC or PDTC to transfer such Preferred Stock into the Depositary's account in accordance with such Book Entry Transfer Facility's procedure for such transfer. Although delivery of Preferred Stock may be effected through book entry transfer in the Depositary's account at DTC or PDTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Depositary at one of its addresses set forth on the back cover of this Proxy Statement/Prospectus prior to 9:00 a.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.


    Any beneficial holder whose shares of Preferred Stock are registered or held of record on the Record Date in the name of his broker, dealer, commercial bank, trust company or other nominee who wishes to tender shares of Preferred Stock and/or vote for the Preferred Stock Amendment should contact such registered holder or holder of record on the Record Date promptly and instruct such holder to tender shares of Preferred Stock and/or vote for the Preferred Stock Amendment on his behalf. If such beneficial holder wishes to tender shares of Preferred Stock and/or vote for the Preferred Stock Amendment on his own behalf, such beneficial holder must either make appropriate arrangements to register ownership of the Preferred Stock in such holder's name or obtain a properly completed stock power from the registered holder reflecting the change in ownership and/or obtain a proxy from the holder of record on the Record Date authorizing the beneficial holder to vote Preferred Stock by proxy on behalf of such record holder. The transfer of record ownership of shares of Preferred Stock may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

    Signatures on each Letter of Transmittal must be guaranteed unless the shares of Preferred Stock delivered pursuant thereto are delivered (i) by a registered holder of Preferred Stock who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance Instructions" or "Special Delivery Instructions" or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

    If the Letter of Transmittal with respect to the shares of Preferred Stock being tendered is signed by a person other than the registered holder, such certificate(s) must be endorsed or accompanied by an appropriate stock power bearing the signature of the registered holder or holders exactly as the name or names appeared on the certificate(s). A Stock Proxy must be signed by the holder of record on the Record Date or any person who has obtained a properly completed proxy from the record holder, which proxy must accompany the Proxy delivered by a holder to the Annual Meeting.

    If the Letter of Transmittal, Stock Proxies or any certificates, stock powers or other proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, if required by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance, withdrawal and revocation of tendered shares of Preferred Stock and delivered Stock Proxies will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders and withdrawals of shares of Preferred Stock and deliveries and revocations of Stock Proxies that are not in proper form or the acceptance of which would, in the opinion of the Company or counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular shares of Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Stock Proxies and Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of shares of Preferred Stock and deliveries and revocations of Stock Proxies must be cured within such time as the Company shall determine. Neither the Company nor the Depositary shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of shares of Preferred Stock and deliveries and revocations of Stock Proxies will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Preferred Stock received by the Depositary that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders of Preferred Stock unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

    Although it does not expect to do so, in the event the Company should increase the consideration offered for the Preferred Stock in the Exchange Offer, such increased consideration will be paid to all Holders whose shares of Preferred Stock are accepted in the Exchange Offer, including those shares of Preferred Stock tendered before the announcement of the increase. In the event that the consideration being offered in the Exchange Offer is increased or decreased, the Exchange Offer shall remain open for at least ten business days from the date that notice of an increase or decrease in the consideration offered is first published, sent or given to holders.

GUARANTEED DELIVERY PROCEDURES


    If a Holder of Preferred Stock desires to tender such Preferred Stock and the certificate(s) representing such shares of Preferred Stock are not immediately available, or time will not permit such Holder's certificate(s) or other required documents to reach the Depositary before 9:00 a.m., New York City time, on the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:


        (a) the tender is made through an Eligible Institution;

        (b) prior to 9:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, and the number of shares of Preferred Stock to be delivered, stating that the delivery is being made thereby and guaranteeing that within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the certificate(s) representing the shares of Preferred Stock, and any other documents required thereby, will be deposited by the Eligible Institution with the Depositary; and


        (c) the certificate(s) for all tendered shares of Preferred Stock, or a combination of a book entry transfer of such Preferred Stock into the Depositary's applicable account at a Book Entry Transfer Facility as described above, the Letter of Transmittal, and all other documents required thereby are received by the Depositary within five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity of, or effect a revocation of, any Letter of Transmittal properly executed by a Holder of Preferred Stock who attempted to use the guaranteed delivery procedures.

WITHDRAWAL OF TENDERS AND REVOCATION OF STOCK PROXIES
    Tenders of shares of Preferred Stock may be withdrawn at any time until the Expiration Date. Notwithstanding the foregoing, tenders of shares of Preferred Stock may also be withdrawn after the expiration of forty business days from the date hereof, if such shares have not yet been accepted for payment. Stock Proxies may be revoked at any time until the Preferred Stock Amendment is approved at the Annual Meeting. A withdrawal of shares of Preferred Stock tendered for exchange shall not have any effect on a Stock Proxy with respect to such shares and a revocation (on or prior to the Expiration Date) of a Stock Proxy given by a holder of Preferred Stock shall not have any effect on those shares of Preferred Stock tendered for exchange.

    Any Holder of Preferred Stock who has tendered shares of Preferred Stock in the Exchange Offer or executed a Stock Proxy with respect to the Preferred Stock Amendment, or who succeeds to the record ownership of Preferred Stock in respect of which such tenders or proxies have previously been given, may withdraw such shares of Preferred Stock or revoke such Stock Proxies by delivery of a written notice of withdrawal or revocation. To be effective, a written or facsimile transmission notice of withdrawal of shares or revocation of proxy must (i) be timely received by the Depositary at one of its addresses specified on the back cover of this Proxy Statement/Prospectus before (A) in the case of a withdrawal of a tender with respect to Preferred Stock, the Expiration Date or (B) in the case of a revocation of a Stock Proxy, at any time until the Preferred Stock Amendment is approved at the Annual Meeting, (ii) specify the name of the registered holder (or holder of record on the Record Date in the case of proxies only) of the Preferred Stock to be withdrawn or as to which proxy is revoked,
(iii) contain the description of the Preferred Stock to be withdrawn or as to which consent or proxy is revoked, the certificate numbers shown on the particular certificates evidencing such shares of Preferred Stock and the aggregate number of shares represented by such Preferred Stock certificate, and
(iv) be signed by the registered holder (or holder of record on the Record Date in the case of proxies only) of such Preferred Stock in the same manner as the original signature on the Proxy or Letter of Transmittal (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the transfer agent for the Preferred Stock register the transfer of such Preferred Stock into the name of the person withdrawing Preferred Stock or revoking a Stock Proxy. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Preferred Stock has been tendered (i) by a registered holder of Preferred Stock who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance Instructions" or "Special Delivery Instructions," or (ii) for the account of an Eligible Institution. If the Preferred Stock to be withdrawn has been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. A holder may also revoke a Stock Proxy by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Stock Proxy) or by executing a subsequent Stock Proxy and delivering it to the Depositary before the Preferred Stock Amendment is approved at the Annual Meeting.

    Any shares of Preferred Stock which have been tendered for exchange but which are not exchanged will be returned to the Holder thereof without cost to such Holder as soon as practicable following the relevant Expiration Date. Properly withdrawn shares of Preferred Stock may be retendered at any time prior to 9:00 a.m., New York City time, on the Expiration Date by following one of the procedures described under "-- How to Tender Preferred Stock in the Exchange Offer."


    A proxy given pursuant to this solicitation by a Holder of Preferred Stock or Common Stock may be revoked at any time before the approval of the Preferred Stock Amendment at the Annual Meeting. Such a proxy may be revoked (i) by filing with the Depositary at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) by duly executing a subsequent proxy relating to the same shares and delivering it to the Depositary at or before the Annual Meeting, or (iii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

CERTAIN EFFECTS OF THE EXCHANGE OFFER ON THE MARKET FOR THE PREFERRED STOCK; EXCHANGE ACT REGISTRATION
    The Preferred Stock is currently registered under the Exchange Act. In the event that the Requisite Votes are received and the Preferred Stock Amendment is adopted, and the Preferred Stock Reclassification is consummated, there will be no shares of Preferred Stock outstanding, and, accordingly, its registration under the Exchange Act and its listing on the NYSE shall terminate. The Company, however, will continue to be subject to reporting requirements under the Exchange Act. In the event the Preferred Stock Amendment is not adopted, there will continue to be shares of Preferred Stock outstanding and such shares will continue to be registered under the Exchange Act. However, the Preferred Stock may be delisted from the NYSE (although the Company has no intention of seeking such delisting) and, in any event, the trading market in such security could be adversely affected. See "Risk Factors -- Risks Associated with Retention of the Preferred Stock -- NYSE Listing" and "Background; Purposes and Effects of the Exchange Offer -- Certain Consequences to Holders of Preferred Stock That is Not Exchanged".

    Shares of Preferred Stock accepted in the Exchange Offer shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock, par value $1.00, of the Company, undesignated as to series and may be redesignated and reissued as part of any series of such preferred stock.

CONDITIONS
    The obligation of the Company to accept for exchange any shares of Preferred Stock validly tendered pursuant to the Exchange Offer and/or to consummate the Preferred Stock Reclassification is subject to the following conditions:

        (a) that there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company, which in the reasonable judgment of the Board of Directors of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company or which may be material to the Holders of Preferred Stock in deciding whether to tender their Preferred Stock or to vote for the Preferred Stock Amendment;

        (b) that no order shall have been entered in any action or proceeding before any court or governmental or administrative agency or commission, (x) restraining or prohibiting the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing any material damages as a result thereof or (y) making the acquisition by the Company of some or all of the shares of Preferred Stock pursuant to the Exchange Offer illegal or resulting in a material delay in the ability of the Company to accept for exchange some or all of the shares of Preferred Stock pursuant to the Exchange Offer; and that no statute, rule or regulation shall be enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, that would directly or indirectly result in any of the consequences referred to in clauses (x) and (y) hereof which in the reasonable judgment of the Company makes it inadvisable to proceed with the Exchange Offer;

        (c) that no action or proceeding before or by any court or governmental regulatory or administrative agency or instrumentality, or by any other person shall have been instituted or threatened or be pending, which (x) challenges the making or consummation of the Exchange Offer, or otherwise directly or indirectly relates to the Exchange Offer or
    (y) otherwise directly materially adversely affects the Company or its subsidiaries which, in the reasonable judgment of the Company in any such case, makes it inadvisable to proceed with the Exchange Offer; or

        (d) that at least 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date. If less than 66 2/3% of the outstanding shares of Preferred Stock has been tendered and not withdrawn as of the Expiration Date, the Company may elect to accept for exchange such shares of Preferred Stock in whole, or in the alternative, to not accept any such shares for exchange.

    If any of the conditions listed above is not satisfied, the Company may (i) terminate the Exchange Offer, refuse to accept any shares of Preferred Stock or Stock Proxies and return all tendered shares of Preferred Stock and Stock Proxies to tendering Holders, or (ii) extend the Exchange Offer and retain all shares of Preferred Stock tendered and Stock Proxies theretofore delivered, subject to withdrawal rights and later consummation or termination of the Exchange Offer. THE COMPANY ALSO MAY IN ITS SOLE DISCRETION WAIVE OR AMEND CERTAIN OF THE TERMS AND CONDITIONS TO THE EXCHANGE OFFER PRIOR TO THE CONSUMMATION OR TERMINATION OF THE EXCHANGE OFFER. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment in a manner reasonably calculated to inform Holders of Preferred Stock and Common Stock of such waiver or amendment, and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, subject to any applicable laws, including, to the extent applicable, Rules 13e-4 and 14e-1 under the Exchange Act, depending on the significance of the waiver or amendment and the manner of disclosure to the Holders of Preferred Stock and Common Stock. IN THE EVENT THE COMPANY WAIVES OR MODIFIES ANY OF SUCH TERMS OR CONDITIONS, THE COMPANY AND/OR HOLDERS OF PREFERRED STOCK MAY BE EXPOSED TO ADDITIONAL RISKS WHICH CANNOT PRESENTLY BE PREDICTED OR EVALUATED.

    NOTWITHSTANDING THE APPROVAL AND ADOPTION OF THE PREFERRED STOCK AMENDMENT AT THE ANNUAL MEETING, THE COMPANY RESERVES THE RIGHT TO ABANDON FILING THE PREFERRED STOCK AMENDMENT AND THE CONSUMMATION OF THE PREFERRED STOCK RECLASSIFICATION.

SOLICITATION AGENT
    The Company has retained Shareholder Communications Corporation to assist in the solicitation of exchanges and consents in the Stock Solicitation. In addition to the delivery of this Proxy Statement/ Prospectus to security holders, Shareholder Communications Corporation will orally solicit the exchanges and votes of the Holders of Preferred Stock and Common Stock.


    For the services of Shareholder Communications Corporation as Solicitation Agent in connection with the Exchange Offer, the Company has agreed to pay a fee equal to approximately $10,000, plus expenses. The Solicitation Agent will not receive a fee for securities tendered on its own account. In addition, the Company will reimburse Shareholder Communications Corporation for its expenses, including fees and expenses of its counsel. The Company has also agreed to indemnify Shareholder Communications Corporation against certain liabilities and expenses, including liabilities under Federal securities laws. Shareholder Communications Corporation will receive no additional compensation for its services as Solicitation Agent for the Exchange Offer.


DEPOSITARY
    Continental Stock Transfer and Trust Company has been appointed as Depositary for the Exchange Offer. Questions and requests for assistance may be directed to the Depositary at one of its addresses and telephone number set forth on the back cover of this Proxy Statement/Prospectus.

FEES AND EXPENSES

    The Stock Proxies are being solicited on behalf of the Board of Directors. The expenses of soliciting tenders of Preferred Stock and obtaining Stock Proxies will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and regular employees of the Company and its affiliates, who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Exchange Offer to the beneficial owners of Preferred Stock. The Company will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services. In addition, the Solicitation Agent will assist the Company with the solicitation of tenders of Preferred Stock and deliveries of Stock Proxies. See "-- Solicitation Agent."

    The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, other than payments to Patricof and Corporate Capital, but including printing, accounting and legal fees and the fees and expenses of the Depositary and the Solicitation Agent are estimated to be approximately $400,000.

                         THE PREFERRED STOCK AMENDMENT

    The Preferred Stock Reclassification cannot be consummated without the receipt of the Requisite Votes in favor of the Preferred Stock Amendment. Generally, the Preferred Stock Amendment would, upon the filing of the Preferred Stock Amendment with the Secretary of State of the State of Delaware, automatically reclassify and change each share of Preferred Stock (inclusive of accrued and unpaid dividends) into 3.25 shares of Common Stock.

    The Preferred Stock Amendment would provide that all outstanding shares of Preferred Stock (inclusive of accrued but unpaid dividends), including shares of Preferred Stock tendered in the Exchange Offer, shall be automatically reclassified as and changed into shares of Common Stock immediately upon filing of the Preferred Stock Amendment with the Secretary of State of the State of Delaware. At such time, the person entitled to receive the Common Stock as a result of the Preferred Stock Reclassification shall be treated for all purposes as the registered holder of such Common Stock. Notice of the adoption of the Preferred Stock Amendment and the exchange of certificates representing Preferred Stock shall be mailed by the Company at least 20, but not more than 30, days subsequent to the filing of the Preferred Stock Amendment with the Secretary of State of the State of the Delaware to each Holder of Preferred Stock and to the Holders of Common Stock, and such notice shall set forth the procedures for Holders of Preferred Stock to exchange such certificates of Preferred Stock for certificates representing Common Stock.

    Specifically, the Preferred Stock Amendment will amend the Charter as follows:

    "The Certification of Incorporation, as amended, of the Corporation is hereby amended by adding the following new Subsection (D) to Article Four as follows:

        (D). Effective upon the filing of this Certificate of Amendment to the Corporation's Certificate of Incorporation, each outstanding share of $1.00 Exchangeable Preferred Stock, $20 liquidation preference per share, of the Corporation ("Preferred Stock") (inclusive of accrued and unpaid dividends), shall be reclassified as and changed into 3.25 shares of Common Stock. Notice of the filing of this Certificate of Amendment shall be mailed to each holder of Preferred Stock, at the holder's address as it appears on the books of the Corporation, as promptly as practicable following such filing. Such notice shall set forth the procedures for exchanging certificates formerly representing shares of Preferred Stock for the shares of Common Stock. Upon surrender to the Corporation of the certificates (duly endorsed in blank) representing shares of Preferred Stock, certificates representing the appropriate number of shares of Common Stock shall be issued and delivered to the surrendering holders."

    The Preferred Stock Amendment will eliminate all outstanding shares of Preferred Stock, including accumulated dividends, future dividend payment requirements, the liquidation preference and the right of Holders of Preferred Stock to elect two directors to the Company's Board of Directors until all accrued and unpaid dividends are no longer in arrears.

    NOTWITHSTANDING THE APPROVAL AND ADOPTION OF THE PREFERRED STOCK AMENDMENT AT THE ANNUAL MEETING, THE COMPANY RESERVES THE RIGHT TO ABANDON FILING THE PREFERRED STOCK AMENDMENT AND THE CONSUMMATION OF THE PREFERRED STOCK RECLASSIFICATION.

            A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PREFERRED STOCK AMENDMENT IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief discussion of certain federal income tax considerations applicable to Holders whose Preferred Stock is exchanged in the Exchange Offer and, if applicable, the reclassification of the Preferred Stock pursuant to the Preferred Stock Reclassification. This discussion is provided for information only and does not address all aspects of taxation that may be relevant to a particular Holder in light of its particular tax circumstances or to certain types of Holders such as banks, insurance companies, closely held corporations, personal service corporations, foreign corporations and persons who are not citizens or residents of the United States, all of which may be subject to special federal tax laws. Accordingly, this discussion should not be relied on for purposes of determining the specific tax consequences of the Exchange Offer or Preferred Stock Reclassification to a particular Holder.

    The following discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would require significant modification of the statements expressed in this section. As indicated below, uncertainties resulting from the lack of definitive judicial or administrative authority and interpretation apply to various tax aspects of exchanges such as the Exchange Offer and the Preferred Stock Reclassification as discussed herein. The tax matters relating to the transactions described herein are complex and subject to varying interpretations. The effect of existing income tax laws and of proposed changes in income tax laws will vary with the particular circumstances of each Holder.

    THE PROPONENTS ARE NOT REQUESTING A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE EXCHANGE OFFER OR PREFERRED STOCK RECLASSIFICATION, AND NO OPINION OF COUNSEL HAS BEEN OBTAINED BY THE COMPANY WITH RESPECT THERETO. NO REPRESENTATIONS OF ASSURANCES ARE BEING MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS DESCRIBED HEREIN. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL NOT CHALLENGE THE VIEWS EXPRESSED HEREIN, NOR IS THERE ANY CERTAINTY THAT ANY SUCH CHALLENGE WILL NOT BE SUSTAINED BY A COURT. THE TAX CONSIDERATIONS APPLICABLE TO CERTAIN HOLDERS (SUCH AS PENSION OR PROFIT-SHARING TRUSTS OF FOREIGN INVESTORS) MAY BE DIFFERENT THAN THE GENERAL DISCUSSION CONTAINED HEREIN. THERE MAY ALSO BE STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS APPLICABLE TO EACH HOLDER WHICH ARE NOT ADDRESSED HEREIN. THEREFORE, EACH HOLDER IS URGED TO CONSULT WITH AND RELY ON HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES WITH RESPECT TO THAT HOLDER'S INTEREST.

EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK

    The exchange of Preferred Stock for Common Stock should be a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and, accordingly, an exchanging Holder of Preferred Stock should not recognize gain or loss on the exchange. However, if, as described in the next paragraph,
Section 305 of the Code applies to the exchange, an exchanging Holder of Preferred Stock may recognize income on the exchange.

    Pursuant to Section 305 of the Code and the regulations promulgated thereunder, if the fair market value of the Common Stock received exceeds the "issue price" of the Preferred Stock surrendered, the receipt of such Common Stock would be treated as a taxable distribution attributable to the dividend arrearage on the Preferred Stock. The amount so treated as a taxable distribution equals the lesser of the excess of the fair market value of the Common Stock received over the issue price of the Preferred Stock surrendered or the amount of the dividends in arrears. Based upon the average closing trading price for the Company's Old Preferred Stock on or about the date that shares of such stock were tendered to the Company in the 1992 Exchange Offer in exchange for the Common and the Preferred Stock, the Company believes that the issue price of the Preferred Stock is approximately $5.00. Accordingly, if the fair market value of the Common Stock received for one share of Preferred Stock exceeds the issue price of the Preferred Stock, the lesser of such excess or the amount of dividend arrearage on the Preferred Stock will be taxable as a dividend to the recipient to the extent of the Company's current and accumulated earnings and profits.

    The rules pertaining to "Section 306 stock" should be inapplicable to the Preferred Stock unless the Preferred Stock surrendered therefor constitutes "Section 306 stock," although no assurance can be given in this regard. Because of the absence of authority and guidance on this issue, it is unclear whether the Preferred Stock received in the 1992 Exchange Offer would constitute "Section 306 stock." Preferred Stock which was acquired by a Holder from another stockholder in a taxable transaction would not constitute "Section 306 stock." If any of the Preferred Stock is treated as "Section 306 stock," because the Exchange Offer should constitute a tax-free transaction, only that portion treated as a taxable distribution, as described above, would be taxable as ordinary income. However, if after the disposition the Holder retains no equity interest in the Company either actually or constructively, no portion of the distributions would be taxable pursuant to Section 306.

    The aggregate tax basis of the Common Stock received in the exchange will equal (i) the adjusted basis of the Preferred Stock exchanged therefor plus (ii) the amount of income, if any, taxed as a dividend pursuant to Section 305 of the Code. The holding period for the portion of any Common Stock treated as a dividend distribution under Section 305 of the Code will begin the day after receipt. The holding period for the balance of the Common Stock will include the holding period for the Preferred Stock exchanged therefor. The subsequent sale or exchange of the Common Stock will, if the Common Stock is held as a capital asset, result in capital gain or loss equal to the difference between the amount realized and the Holder's adjusted tax basis in the Common Stock immediately before such sale or exchange.

    If any Holder receives cash in the Exchange in lieu of a fractional share, such Holder would recognize capital gain or loss, provided that the shares of stock surrendered for such cash were held as a capital asset. The amount of capital gain or loss will generally be equal to the difference between the amount of cash received and such Holder's adjusted tax basis in the shares of stock surrendered.

    NET OPERATING LOSS (NOL) CARRYOVERS

    As of July 27, 1996, the Company had available tax net operating losses of approximately $165 million and $28 million for federal and foreign tax purposes, respectively, expiring in various amounts beginning in 2001 and 1997, respectively. However, the Exchange Offer or the Preferred Stock
Reclassification may result in a change in ownership (defined below), whereby the Company would be limited as to its utilization of the NOL's.


    Section 382 of the Code provides that if persons who own 5% or more of the stock (measured by value) of a loss corporation ("5% Shareholders") increase their percentage ownership in a loss corporation by more than 50 percentage points within a 3 year period, the loss corporation will be deemed to have incurred an ownership change (such change hereinafter referred to as a "change in ownership"). A loss corporation includes a corporation which has an NOL or built-in-loss for the taxable year in which the ownership changes occurs. Those transactions that may cause a change in ownership include tax-free recapitalizations pursuant to Section 368(a)(1)(E) of the Code. For these purposes, all holders of less than 5% of the stock of the loss corporation are treated as a single 5% shareholder ("public group 5% shareholders"). However, for purposes of determining whether a tax-free recapitalization results in a change in ownership, the public group 5% shareholders are segregated into, and treated as, two public group 5% shareholders; the public group 5% percent shareholders who owned the stock of the loss corporation before the transaction and those who owned the stock of the loss corporation as a result of the transaction. Because the Preferred Stock is not stock for purposes of determining whether the Company has experienced a change in ownership, the Holders of the Preferred Stock who receive less than 5% of the Common Stock of the Company will be treated as a new public group 5% shareholder.

    If the Exchange Offer or Preferred Stock Reclassification results in a change in ownership either because the Holders will increase their ownership in the Company by more than 50 percentage points or when aggregated with any 5% shareholder, or equity structure shifts, including the exercise of options, that may have occurred or will occur within the 3 year period of the Exchange Offer, the Company's ability to utilize its NOL carryovers will be limited. The amount of NOL's the Company may then use to offset taxable income would be equal to the product of (i) the equity value of the Company as of the date of the ownership change multiplied by (ii) the long term tax exempt rate in effect. The value of the Company is the fair market value of the stock determined immediately prior to the change in ownership. For this purpose, stock includes the Preferred Stock.

RECLASSIFICATION OF PREFERRED STOCK IN PREFERRED STOCK RECLASSIFICATION

    The consequences to a Holder of a reclassification of Preferred Stock into Common Stock in the Preferred Stock Reclassification are identical to those described above under "-- Exchange of Preferred Stock for Common Stock."

    THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED EXCHANGE OFFER AND THE PREFERRED STOCK RECLASSIFICATION ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF PREFERRED STOCK IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND THE PREFERRED STOCK RECLASSIFICATION INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                    RATIFICATION OF APPOINTMENT OF AUDITORS


    Subject to stockholder ratification, the Board of Directors has appointed the firm Ernst & Young LLP as independent auditors for fiscal year 1997, and until their successors are selected. The appointment was made upon recommendation of the Audit Committee. A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and it is expected that such representative will be available to respond to appropriate questions.


    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote upon such ratification is required for ratification of the appointment of Ernst & Young LLP as auditors.

      A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
               AUDITOR IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                        1996 DIRECTOR STOCK OPTION PLAN

    In the past, the Company has established, with the approval of its stockholders, stock option plans for its directors and key executives. Certain options granted under the prior plans were granted at a high exercise price and/or will expire in the near future. The Company believes it is in the best interest of its stockholders and the Company to adopt new stock option plans in order to continue to make options grants to eligible employees and directors and thereby link director and executive compensation with stockholder value.

    Accordingly, Datapoint intends to adopt, effective as of November 1, 1996 and contingent upon stockholder approval, a 1996 Director Stock Option Plan ("1996 Director Plan") which is substantially similar to Datapoint's previous director stock option plans. See "Compensation of Directors" and "Compensation of Executive Officers." The 1996 Director Plan provides for a one-time grant to each director of an option to purchase, at fair market value on the date of grant, 25,000 shares of Common Stock, and an additional grant to each newly elected Chairman of the Board of an option to purchase, at fair market value on the date of grant, 50,000 shares of Common Stock. A maximum of 500,000 shares of Common Stock will be reserved for the issuance of option grants under the 1996 Director Plan. Datapoint intends to register these shares on Form S-8 under the Securities Act of 1993, as amended, as soon as practicable after receiving stockholder approval of the 1996 Director Plan.

    The Board of Directors believes that the adoption of the 1996 Director Plan is in the best interests of stockholders and Datapoint because the ability to grant options to directors under this Plan is an important factor in attracting, motivating and retaining distinguished personnel with proven ability and vision to serve on the Board of Directors and guide the Company towards future growth and financial success.

DESCRIPTION OF THE 1996 DIRECTOR STOCK OPTION PLAN

    The following summary of the 1996 Director Stock Option Plan is qualified in its entirety by the specific language of the Plan, a copy of which appears in Annex D, attached hereto.

    GENERAL. The 1996 Director Plan is designed to enable Datapoint to attract and retain persons of outstanding competence to serve as members of its Board of Directors and to provide a direct link between directors' compensation and shareholder value. Participation in this Plan is restricted to directors and only non-incentive options ("Non-Incentive Stock Options") to purchase shares of the Common Stock of Datapoint may be granted. This Plan also provides that in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of Datapoint, appropriate adjustments will be made to the shares of Common Stock subject to the 1996 Director Plan and to any outstanding awards. To the extent any outstanding option expires or terminates prior to its exercise in full, the shares of Common Stock no longer subject to the option will be returned to the 1996 Director Plan and made available for future grants. A stock option may not be granted under this Plan which expires more than ten years from the date of grant (the "Termination Date").

    ELIGIBILITY. All directors of Datapoint are eligible to receive options under the 1996 Director Plan.

    SHARES SUBJECT TO THE PLAN. A maximum of 500,000 shares of Common Stock shall be authorized for exercise of the stock options granted under the 1996 Director Plan. The shares to be used may be either treasury shares or newly issued shares.

    OPTION FEATURES. The only type of stock options that may be granted under the 1996 Director Plan are Non-Incentive Stock Options. The option price per share shall not be less than the fair market value of a share of Common Stock on the date of grant.

    Under the 1996 Plan, each current director and, thereafter, each newly elected director, is entitled to be granted an option to purchase 25,000 shares of Common Stock. The 1996 Plan also provides for an additional option to be granted to the current Chairman of the Board and, thereafter, to each newly elected Chairman of the Board, to purchase 50,000 shares of Common Stock. The terms and conditions applicable to all option grants are specified in the 1996 Director Plan document.

    A participant may exercise an option by delivering a written notice of exercise to Datapoint and tendering payment of the full price of the shares being exercised. The exercise price of a stock option may be paid in cash, shares of Common Stock (subject to such conditions as may be set by the Committee) or a combination of cash and stock. In general, all options granted under the 1996 Director Plan are immediately exercisable.

    In the event of a participant's retirement or termination from service on the Board due to disability, any outstanding option shall, in general, only be exercisable within one year after such event (but not subsequent to the expiration of the option), by the participant. Similarly, in the event of a participant's death, any outstanding option shall only be exercisable within one year after the participant's death (but not subsequent to the expiration of the option), by the participant's estate or beneficiary. In the event of a participant's voluntary or involuntary termination of Board service for any reason other than retirement, disability or death, any outstanding option shall expire on the earlier of the Termination Date or the one hundred and eightieth day following the date of the participant's termination from the Board of Directors of Datapoint. Options held by a participant terminated for gross misconduct are subject to forfeiture.

    No stock option granted under the 1996 Director Plan shall be assignable or transferable except by will or the laws of descent and distribution and is exercisable during the participant's lifetime only by the participant.

    PLAN ADMINISTRATION. The 1996 Director Plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall be composed of at least three "Non-Employee Directors" within the meaning of the recent amendments to Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, that generally become effective August 15, 1996. This Committee will have the authority to make the option grants specified in the 1996 Director Plan all of which will be evidenced by written grant agreements containing terms and conditions also specified in the 1996 Director Plan. In accordance with the recent amendments to Rule 16b-3, the 1996 Director Plan provides for options granted under this Plan to be approved, in advance of such grant, by the Compensation Committee or, if the Committee is not then composed solely of "Non-Employee Directors," by the Board of Directors of Datapoint. As a result, option grants must be approved by either the Committee or the Board and thus will no longer be automatic.

    AMENDMENT AND TERMINATION. Unless sooner terminated, no options may be granted under the 1996 Director Plan after November 1, 2006. The Board of Directors may terminate, amend or suspend the 1996 Director Plan without stockholder approval, except that no modification may, without the participant's consent, alter or impair any of the rights or obligations under any stock option theretofore granted. The 1996 Director Plan is intended to comply in all respects with the new Rule 16b-3 requirements and the Board of Directors is authorized to make all necessary technical amendments to the Plan to comply with the requirements of this Rule.

    FEDERAL TAX CONSEQUENCES. In general, no gain or loss is recognized by the option holder at the time a Non-Incentive Stock Option is granted under the 1996 Director Plan. Upon the exercise of a Non-Incentive Stock Option, the difference between the fair market value of the Common Stock on the date of exercise and the option price will be taxable as compensation income to the option holder and Datapoint would be entitled to a deduction for federal income tax purposes for the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of a Non-Incentive Stock Option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.

    The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to options that may be granted under the 1996 Director Plan. The tax consequences of awards made under this Plan are complex, subject to change, and may vary depending on the taxpayer's particular circumstances.

    A VOTE "FOR" APPROVAL OF THE 1996 DIRECTOR STOCK OPTION PLAN IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                        1996 EMPLOYEE STOCK OPTION PLAN

    Datapoint intends to adopt, effective as of November 1, 1996 and contingent upon stockholder approval, a 1996 Employee Stock Option Plan ("1996 Employee Plan"), which is substantially similar to Datapoint's previous employee stock option plans ("Employee Plans"). See "Compensation of Directors" and "Compensation of Executive Officers." A maximum of 2,000,000 shares of Common Stock will be reserved for the issuance of awards under the 1996 Employee Plan. Datapoint intends to register these shares on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval of the 1996 Employee Plan. Management believes that the prior Employee Plans have enhanced Datapoint's position in the highly competitive market for executive talent, but to remain competitive it is important that a plan permitting the grant of additional options be adopted.

    The Board of Directors believes approval of the 1996 Employee Plan is in the best interests of stockholders and Datapoint because the availability of an adequate number of shares reserved for the issuance of awards and the ability to grant stock options and make other stock-based awards to key employees are important factors in attracting, motivating, and retaining qualified personnel essential to the success of Datapoint.

DESCRIPTION OF THE 1996 EMPLOYEE STOCK OPTION PLAN

    The following summary of the 1996 Employee Plan is qualified in its entirety by the specific language of the Plan, a copy of which appears in Annex E, attached hereto.

    GENERAL. The purposes of the 1996 Employee Plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees and officers to promote the growth and success of Datapoint. This Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code ("Incentive Stock Options") to employees of Datapoint and for the grant of non-incentive stock options ("Non-Incentive Stock Options"), stock appreciation rights ("SARs") and options to purchase shares of restricted stock ("Restricted Stock") to eligible key employees of Datapoint and its subsidiaries. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of Datapoint, appropriate adjustments will be made to the shares subject to the Plan and to any outstanding awards. To the extent any outstanding option under the 1996 Employee Plan expires or terminates prior to its exercise in full the shares of Common Stock no longer subject to the option will be returned to the 1996 Employee Plan and made available for future grants.

    ELIGIBILITY. In general, all employees of Datapoint and its subsidiaries who contribute to the management, direction and overall success of Datapoint are eligible to receive options under the 1996 Employee Plan. Members of the Board of Directors who are not employees of Datapoint shall not be eligible for option grants under the 1996 Employee Plan. It is anticipated that a total of approximately 700 employees are potentially eligible to be granted options under the 1996 Plan.

    SHARES SUBJECT TO THE PLAN. A maximum of 2,000,000 shares of Datapoint's Common Stock shall be authorized for exercise of the stock options granted under the 1996 Employee Plan. The shares to be used may be either treasury shares or newly issued shares.

    OPTION FEATURES. Both Incentive Stock Options and Non-Incentive Stock Options may be granted under the 1996 Employee Plan. Incentive Stock Options must be granted at an option price per share equal to the fair market value of a share of Common Stock on the date of grant. While the option price per share for Non-Incentive Options may be less than fair market value, the option price per share may not be less than 75 percent of the fair market value of a share of Common Stock on the date of grant.

    A participant may exercise an option by delivering a written notice of exercise to Datapoint and tendering payment of the full price of the shares being exercised. The exercise price of a stock option may be paid in cash, shares of Datapoint's Common Stock (if authorized by and subject to such conditions as may be set by the Committee) or a combination of cash and stock.

    A stock option may not be granted under the 1996 Employee Plan that expires more than ten years after the date of grant (the "Termination Date"). The Committee will determine the dates after which options may be exercised in whole or in part, and may establish installment exercise terms so that an option becomes fully exercisable in a series of cumulative portions. The Committee may also accelerate the period of the exercise of any stock option or portion thereof.

    In the event of a participant's retirement or termination of employment due to disability, any outstanding option shall, in general, be exercisable within one year after such event (but not subsequent to the expiration of the option), by the participant. In the event of a participant's death, any outstanding option shall be exercisable within one year after such event (but not subsequent to the expiration of the option), by the participant's estate or beneficiary. In the event of a participant's voluntary or involuntary termination of employment with Datapoint or its subsidiaries for any reason other than retirement, death or disability, any outstanding options shall expire on the earlier of the Termination Date or the one hundred and eightieth day following the date of cessation of employment. Options held by a participant terminated for gross misconduct are subject to forfeiture.

    No stock option granted under the 1996 Employee Plan shall be assignable or transferable except by will or the laws of descent and distribution and is exercisable during the participant's lifetime only by the participant.

    STOCK APPRECIATION RIGHTS. At or after the grant of a stock option, the Committee may, in its discretion, grant a participant a SAR. A SAR represents the right to exercise an option, or portion thereof, and receive in exchange the excess, if any, as of the date such right is exercised of (a) the fair market value of the shares of Datapoint Common Stock associated with the option, or portion thereof, which is exercised over (b) the aggregate option price of such shares payable by the participant if he exercised such option, or portion thereof, through the purchase of shares. A SAR is only exercisable during the term of the associated option.

    Upon a participant's exercise of a SAR, Datapoint's payment to the participant may be made (at the election of the Committee) in cash, or in shares of Datapoint Common Stock valued at their fair market value on the date of the exercise, or partly in cash and partly in shares of Datapoint Common Stock.

    RESTRICTED STOCK. A stock option may provide, in the discretion of the Committee, that the shares of Datapoint Common Stock received upon the exercise of a stock option shall be subject, for a specified period, to certain sale and transfer restrictions. Such restricted period may be accelerated or waived by the Committee in its discretion. Except for sale and transfer restrictions, the participant, as owner of shares of Datapoint Common Stock, shall have all the rights of a stockholder, including (but not limited to) the right to receive all dividends paid on such shares and the right to vote such shares. In the event that a participant ceases to be an employee of Datapoint for any reason during a restricted period, Datapoint may, at its discretion, purchase from the participant any shares subject to restrictions at the price originally paid for the stock by the participant. With respect to restricted stock that was acquired by a participant pursuant to the exercise of a SAR, Datapoint shall have the option to reacquire such shares without the payment of any consideration.

    PLAN ADMINISTRATION. The 1996 Employee Plan shall be administered by the Compensation Committee (the "Committee") which shall be composed of "Non-Employee Directors" within the meaning of the recent amendments to Rule 16b-3, as promulgated under Section 16 of the Securities Act of 1934, as amended, that generally became effective August 15, 1996. The Committee has the full and complete authority to make all option grants and to establish the conditions of the written agreements evidencing all such grants, subject to the terms of the 1996 Employee Plan. In accordance with the recent amendments to Rule 16b-3, the 1996 Employee Plan provides for all option grants to be approved in advance by the Committee or, if the Committee is not then composed solely of "Non-Employee Directors," by the Board of Directors, in order to assure that all options granted under the Plan comply in all respects with the requirements of Rule 16b-3. No determination has been made as to the amount or type of options to be granted during any year of the 1996 Employee Plan and no participants have been selected for option grants.

    AMENDMENT AND TERMINATION. Unless sooner terminated, no stock option may be granted under the 1996 Employee Plan after November 1, 2006. The Board of Directors may terminate, suspend or amend the 1996 Employee Plan without stockholder approval, except that no modification may, without the participant's consent, alter or impair any of the rights or obligations under any stock option theretofore granted. The Board of Directors is authorized to make all technical amendments to the 1996 Employee Plan necessary to comply with Rule 16b-3.

    FEDERAL TAX CONSEQUENCES. The Federal income tax consequences applicable to Datapoint and a participant in connection with stock options granted under the 1996 Employee Plan, whether Incentive Stock Options within the meaning of
Section 422 of the Code or Non-Incentive Stock Options, are complex, and depend, in part, on the surrounding facts and circumstances.

    In general, a participant will not recognize any income upon the grant or exercise of an Incentive Stock Option. Although no income is recognized upon the exercise of an incentive stock option, the exercise does generate an item of tax preference equal to the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. This tax preference item may subject the participant to payment of alternative minimum tax. If the participant holds the stock acquired through the exercise of an Incentive Stock Option for more than two years from the grant of the option and more than one year from the exercise of the option, the difference between the option price and the price at which the stock so acquired is sold will be treated as long-term capital gain. A failure to satisfy either holding periods will result in ordinary income being recognized by the participant upon the disposition of the stock in an amount equal to the difference, with certain adjustments, between the option price and the fair market value of the stock on the date of exercise, and in capital gain being recognized in an amount equal to the excess, if any, of the price at which the stock is sold over the fair market value of the stock on the date of exercise. In order to be eligible for this tax treatment, as a general rule, a participant must exercise his Incentive Stock Option within three months after his termination of employment with Datapoint.

    Although, as a general rule, a participant will not recognize any income upon the grant of a Non-Incentive Stock Option, he will recognize ordinary income upon the exercise of such option in an amount equal to the difference between the option price and the fair market value of the underlying stock on the date of exercise. The granting of SARs does not produce taxable income to the participant or a tax deduction for Datapoint. Upon exercise of such rights, any cash and the fair market value on the exercise date of any stock received is taxable to the participant as ordinary income.

    Based on the tax rules described above, Datapoint would be entitled to a deduction equal to the amount of ordinary income recognized by a participant in connection with either (a) the disqualifying disposition of an Incentive Stock Option or (b) upon the exercise of a Non-Incentive Stock Option or a SAR. Datapoint would generally be entitled to the deduction in same tax year the participant would be required to recognize ordinary income with respect to the transaction.

    A VOTE "FOR" APPROVAL OF THE 1996 EMPLOYEE STOCK OPTION PLAN IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                             STOCKHOLDER PROPOSALS

    Pursuant to the Bylaws of the Company, proposals by stockholders intended to be presented at the next annual meeting of stockholders and included in the proxy solicitation material for the next annual meeting of stockholders must be received by Datapoint at its principal executive office for inclusion in Datapoint's proxy statement and form of proxy relating to that meeting no later than sixty days before the date of the meeting or, in certain cases, ten days following public announcement thereof. Stockholders submitting such proposals are requested to address them to the Corporate Secretary of Datapoint at the address set forth on the first page hereof. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested.

                              LIST OF STOCKHOLDERS


    Between November 27, 1996, and the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open for examination during ordinary business hours by any stockholder, for any purpose germane to the meeting, at Datapoint's offices at 8410 Datapoint Drive, San Antonio, Texas 78229-8500, and at Datapoint's offices at 717 Fifth Avenue, New York, New York 10022.

    Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by Datapoint. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Datapoint in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding the proxy solicitation material to beneficial owners of Datapoint Stock held of record by such persons, and Datapoint may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, Shareholder Communications Corporation, 17 State Street, New York, New York, 10004 has been engaged to solicit proxies on behalf of Datapoint for a fee of approximately $10,000, excluding any additional expenses which might be incurred.


                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters to be brought before the Annual Meeting by others. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the stockholders they represent in accordance with their best judgment.


ANNUAL REPORT



    The information contained in the Annual Report of the Company on Form 10-K for the fiscal year ending July 27, 1996, including financial statements, is included in this Proxy Statement/Prospectus.



    THE COMPANY WILL PROVIDED WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING JULY 27, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF THE COMPANY'S STOCKHOLDERS OF RECORD ON OCTOBER 31, 1996 AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE, UPON WRITTEN REQUEST MAILED TO THE COMPANY'S OFFICES, 8410 DATAPOINT DRIVE, SAN ANTONIO, TEXAS 78229-8500 ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP ON THAT DATE.


                                    EXPERTS


    The consolidated financial statements of the Company and its subsidiaries at July 27, 1996 and July 29, 1995, and for each of the three fiscal years in the period ended July 27, 1996, included in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


      PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY.
         NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                     DATAPOINT CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND OTHER FINANCIAL INFORMATION



                                                                                                                PAGE
                                                                                                             -----------

Report of Ernst & Young LLP, Independent Auditors .........................................................         F-1

Consolidated Financial Statements

  Consolidated Statements of Operations for the fiscal years 1996, 1995 and 1994...........................         F-2

  Consolidated Balance Sheets as of July 27, 1996 and July 29, 1995........................................         F-3

  Consolidated Statements of Cash Flows for the fiscal years 1996, 1995 and 1994...........................         F-4

  Consolidated Statements of Stockholders' Deficit for the fiscal years 1996, 1995 and 1994................         F-5

  Notes to Consolidated Financial Statements...............................................................         F-6

                          REPORT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS


The Board of Directors
Datapoint Corporation



    We have audited the accompanying consolidated balance sheets of Datapoint Corporation and subsidiaries (the Company) as of July 27, 1996 and July 29, 1995 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three fiscal years in the period ended July 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at July 27, 1996 and July 29, 1995 and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended July 27, 1996 in conformity with generally accepted accounting principles.



    As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1994.



                                                               ERNST & YOUNG LLP



Dallas, Texas
October 21, 1996

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    DATAPOINT CORPORATION AND SUBSIDIARIES FISCAL YEARS 1996, 1995 AND 1994
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------

Revenue:
  Sales..............................................................  $      98,876  $      84,187  $      84,753
  Service and other..................................................         80,665         90,714         88,183
                                                                       -------------  -------------  -------------
      Total revenue..................................................        179,541        174,901        172,936
Operating costs and expenses:
  Cost of sales......................................................         72,483         65,234         49,912
  Cost of service and other..........................................         51,524         52,163         57,459
  Research and development...........................................          2,661          4,303          5,268
  Selling, general and administrative................................         51,593         62,220         68,808
  Write-off of investment in foreign operations......................       --             --               57,657
  Reorganization/restructuring costs.................................            263          9,213         14,853
                                                                       -------------  -------------  -------------
      Total operating costs and expenses.............................        178,524        193,133        253,957
                                                                       -------------  -------------  -------------
Operating income (loss)..............................................          1,017        (18,232)       (81,021)
Non-operating income (expense):
  Interest expense...................................................         (8,619)        (9,332)        (9,097)
  Realized gain on sale of European based Auto Dealer Systems........         32,200       --             --
  Other, net.........................................................         (1,891)          (580)        (4,293)
                                                                       -------------  -------------  -------------
      Income (loss) before income taxes, extraordinary credit and
       effect of change in accounting principle......................         22,707        (28,144)       (94,411)
Income taxes.........................................................          3,692            199            354
                                                                       -------------  -------------  -------------
      Income (loss) before extraordinary credit and effect of change
       in accounting principle.......................................         19,015        (28,343)       (94,765)
Extraordinary credit-debt extinguishment.............................            327       --             --
                                                                       -------------  -------------  -------------
      Income (loss) before effect of change in accounting
       principle.....................................................         19,342        (28,343)       (94,765)
Effect of change in accounting principle.............................       --             --                1,340
Net income (loss)....................................................  $      19,342  $     (28,343) $     (93,425)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net income (loss), less preferred stock dividends paid or
 accumulated.........................................................  $      17,457  $     (30,158) $     (95,209)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net income (loss) per common share:
    Before extraordinary credit and effect of change in accounting
     principle.......................................................  $        1.27  $       (2.29) $       (6.69)
    Extraordinary credit-debt extinguishment.........................            .03       --             --
    Effect of change in accounting principle.........................       --             --                  .09
                                                                       -------------  -------------  -------------
      Net income (loss)..............................................  $        1.30  $       (2.29) $       (6.60)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net income per common share assuming full dilution:
  Before extraordinary credit and effect of change in accounting
   principle.........................................................  $        1.11       --             --
  Extraordinary credit-debt extinguishment...........................            .02       --             --
                                                                       -------------  -------------  -------------
      Net income.....................................................  $        1.13       --             --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Average common shares outstanding:
  Primary............................................................     13,455,878     13,194,667     14,430,574
  Assuming full dilution.............................................     17,192,020       n/a            n/a



          See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS
     DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996 AND JULY 29, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                               1996        1995
                                                                                            ----------  ----------

ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   23,184  $    8,493
  Restricted cash and cash equivalents....................................................         864       2,549
  Accounts receivable, net of allowance for doubtful accounts of $2,791 and $3,012,
   respectively...........................................................................      38,735      43,072
  Inventories.............................................................................       3,726       9,754
  Prepaid expenses and other current assets...............................................       3,486       3,638
                                                                                            ----------  ----------
      Total current assets................................................................      69,995      67,506
Fixed assets, net.........................................................................      14,625      18,877
Other assets, net.........................................................................       9,198      15,368
                                                                                            ----------  ----------
                                                                                            $   93,818  $  101,751
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Payables to banks.......................................................................  $    9,831  $   16,757
  Current maturities of long-term debt and long-term debt subject to accelerated
   maturity...............................................................................       3,114       9,217
  Accounts payable........................................................................      20,280      23,286
  Accrued expenses........................................................................      29,256      34,857
  Deferred revenue........................................................................      11,642      15,291
  Income taxes payable....................................................................       2,842         848
                                                                                            ----------  ----------
      Total current liabilities...........................................................      76,965     100,256
Long-term debt, exclusive of current maturities...........................................      63,945      64,923
Other liabilities.........................................................................       8,110      10,688
Commitments and contingencies
Stockholders' deficit:
  Preferred stock of $1.00 par value. Shares authorized 10,000,000; shares issued and outstanding 1,868,071 in 1996 and 1,846,456 in 1995 (aggregate liquidation preference,
   including dividends in arrears, $41,061 in 1996 and $38,744 in 1995)...................       1,868       1,846
  Common stock of $0.25 par value. Shares authorized 40,000,000; shares issued 20,991,217,
   including treasury shares of 7,043,593 in 1996 and 7,866,832 in 1995...................       5,248       5,248
  Other capital...........................................................................     212,655     212,630
  Foreign currency translation adjustment.................................................      11,567      13,004
  Retained deficit........................................................................    (248,226)   (261,742)
  Treasury stock, at cost.................................................................     (38,314)    (45,102)
                                                                                            ----------  ----------
      Total stockholders' deficit.........................................................     (55,202)    (74,116)
                                                                                            ----------  ----------
                                                                                            $   93,818  $  101,751
                                                                                            ----------  ----------
                                                                                            ----------  ----------



          See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    DATAPOINT CORPORATION AND SUBSIDIARIES FISCAL YEARS 1996, 1995 AND 1994
                                 (IN THOUSANDS)



                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------

Cash flows from operating activities:
  Net income (loss).........................................................  $   19,342  $  (28,343) $  (93,425)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Losses incurred in lag month eliminated...............................      --          --          (5,470)
      Effect of change in accounting principle..............................      --          --          (1,340)
      Depreciation and amortization.........................................       6,969       9,830      10,729
      Write-off of investment in foreign operations.........................      --          --          57,657
      Write-off of investment in partially-owned company....................      --          --           3,210
      Proceeds from settlement of litigation................................      --           5,540      --
      Realized gain on fixed assets fire settlement.........................      --          --            (534)
      Provision for losses on accounts receivable...........................         170       2,147         803
      Provision for fixed asset write-off...................................      --           1,895      --
      Realized gain on sale of property.....................................      --          (1,709)     --
      Realized gain on sale of EADS.........................................     (32,200)     --          --
      Gain on debt extinguishment...........................................        (327)     --          --
      Changes in assets and liabilities:
        Decrease in receivables.............................................       1,467       4,111         801
        Decrease in inventory...............................................       5,436       8,885       1,007
        Increase (decrease) in accounts payable and accrued expenses........      (6,503)     (9,700)     19,747
        Increase in other liabilities and deferred credits..................       2,482         614         388
        Decrease in deferred taxes--EADS sale...............................       1,673      --          --
        Use of restricted funds held in trust...............................       3,018      --          --
      Other, net............................................................        (232)      1,138         139
                                                                              ----------  ----------  ----------
      Net cash provided from (used in) operating activities.................       1,295      (5,592)     (6,288)

Cash flows from investing activities:
  Payments for fixed assets.................................................      (3,725)     (4,660)    (10,828)
  Proceeds from the sale of EADS............................................      29,450      --          --
  Proceeds from disposition of fixed assets.................................         278       7,948       2,426
  Other, net................................................................        (217)        699        (648)
                                                                              ----------  ----------  ----------
      Net cash provided from (used in) investing activities.................      25,786       3,987      (9,050)

Cash flows from financing activities:
  Payments on borrowings....................................................     (44,963)    (33,149)    (32,606)
  Proceeds from borrowings..................................................      31,383      31,840      33,126
  Payments of dividends on preferred stock..................................      --          --          (1,784)
  Restricted cash for letters of credit.....................................       1,685       1,763         147
  Proceeds on sale of common stock..........................................      --           2,536          52
                                                                              ----------  ----------  ----------
      Net cash provided from (used in) financing activities.................     (11,895)      2,990      (1,065)

Effect of foreign currency translation on cash..............................        (495)        867         192
                                                                              ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents........................      14,691       2,252     (16,211)
Cash and cash equivalents at beginning of year..............................       8,493       6,241      22,452
                                                                              ----------  ----------  ----------
Cash and cash equivalents at end of year....................................  $   23,184  $    8,493  $    6,241
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Cash payments for:
Interest....................................................................  $    8,625  $    8,112  $    8,781
Income taxes (refunds), net.................................................         514        (152)        362



          See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
    DATAPOINT CORPORATION AND SUBSIDIARIES FISCAL YEARS 1996, 1995, AND 1994
                                 (IN THOUSANDS)



                                                                                            FOREIGN
                                                                    $1.00                  CURRENCY
                                                      COMMON      PREFERRED     OTHER     TRANSLATION   RETAINED     TREASURY
                                                       STOCK        STOCK      CAPITAL    ADJUSTMENT     DEFICIT      STOCK
                                                    -----------  -----------  ----------  -----------  -----------  ----------

BALANCE AT JULY 31, 1993..........................   $   5,248    $   1,784   $  212,599   $   7,707   $  (125,581) $  (54,736)
                                                    -----------  -----------  ----------  -----------  -----------  ----------
Losses incurred in lag month eliminated...........      --           --           --          --            (5,470)     --
Net loss..........................................      --           --           --          --           (93,425)     --
Common stock options exercised....................      --           --           --          --              (717)        935
Dividends paid on preferred stock.................      --           --           --          --            (1,784)     --
Foreign currency translation adjustment...........      --           --           --           2,845       --           --
Common stock issued to 401(k) Plan................      --           --           --          --           --                6
Common stock purchased from 401(k) Plan...........      --           --           --          --           --             (172)
                                                    -----------  -----------  ----------  -----------  -----------  ----------
BALANCE AT JULY 30, 1994..........................   $   5,248    $   1,784   $  212,599   $  10,552   $  (226,977) $  (53,967)
                                                    -----------  -----------  ----------  -----------  -----------  ----------
Net loss..........................................      --           --           --          --           (28,343)     --
Common stock options exercised....................      --           --           --          --            (1,036)      1,292
Foreign currency translation adjustment...........      --           --           --           2,452       --           --
Regulation S public filing........................      --           --           --          --            (4,029)      5,776
Consulting Compensation...........................      --           --           --          --              (445)        594
Employment separation.............................      --           --           --          --              (814)      1,064
Executive Retirement Plan contribution............      --               62           31      --           --           --
Common stock issued to 401(k) Plan................      --           --           --          --               (98)        139
                                                    -----------  -----------  ----------  -----------  -----------  ----------
BALANCE AT JULY 29, 1995..........................   $   5,248    $   1,846   $  212,630   $  13,004   $  (261,742) $  (45,102)
                                                    -----------  -----------  ----------  -----------  -----------  ----------
Net income........................................      --           --           --          --            19,342      --
Foreign currency translation adjustment...........      --           --           --          (1,437)      --           --
Lawsuit settlement................................      --           --           --          --              (133)        165
Executive Compensation............................      --           --           --          --              (132)        165
Lawsuit settlement................................      --           --           --          --              (700)        825
Employment separation.............................      --           --           --          --            (2,082)      2,413
Consulting Compensation...........................      --           --           --          --              (128)        149
Executive retirement..............................      --           --           --          --            (1,031)      1,238
Preferred stock conversion........................      --              (28)      --          --              (439)        467
Executive retirement plan contribution............      --               50           25      --           --           --
Common issued to 401(k) plan......................      --           --           --          --            (1,181)      1,366
                                                    -----------  -----------  ----------  -----------  -----------  ----------
BALANCE AT JULY 27, 1996..........................   $   5,248    $   1,868   $  212,655   $  11,567   $  (248,226) $  (38,314)
                                                    -----------  -----------  ----------  -----------  -----------  ----------
                                                    -----------  -----------  ----------  -----------  -----------  ----------



          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                      1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



LIQUIDITY



    The Company believes its available cash, cash equivalents and funds generated by operations will be sufficient to provide its working capital and cash requirements for fiscal 1997. In addition, management believes the Company will be able to discharge its obligations in the long term with cash generated from operations and other sources such as sale of selected assets or operations, and capital transactions.



FISCAL YEAR



    The Company utilizes a 52-53 week fiscal year ending on the Saturday following the last Friday in July. References to 1996, 1995 and 1994 are for the fiscal years ended July 27, 1996, July 29, 1995 and July 30, 1994.



PRINCIPLES OF CONSOLIDATION



    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation.



    Prior to 1994, the Company's foreign subsidiaries reported their results to the parent on a one-month lag which allowed more time to compile results but produced comparability problems in management accounting. Due to improved internal applications, the one-month lag became unnecessary and therefore was eliminated subsequent to 1993 and prior to 1994.



CASH AND CASH EQUIVALENTS



    Cash equivalents include short-term, highly-liquid investments with maturities of three months or less from date of acquisition and as a result the carrying value approximates fair value because of the short maturity of those instruments. At July 27, 1996, the Company had $864 in restricted cash. The amount collateralizes various lines of credit payable to banks which are recorded as current liabilities.



INVENTORIES



    Inventories are stated at the lower of standard cost (approximates first-in, first-out) or market (replacement cost as to raw materials and net realizable value as to work in process and finished products).



    The Company reviews inventory obsolescence on a quarterly basis. This review consists of a detailed inventory requirements analysis based upon actual shipments of each product for the prior twelve months. A computation is then made of future inventory requirements by product based on the historical analysis adjusted for future projections including the impact of new product introductions.



FIXED ASSETS



    Fixed assets are carried at cost and depreciated for financial purposes using straight-line and accelerated methods at rates based on the economic lives of the assets, which are generally as follows:



                                                                        5-30
Buildings and land improvements..................................      years
                                                                        3-10
Machinery, equipment, furniture and fixtures.....................      years
Equipment leased to customers....................................    4 years
Field support spares.............................................    3 years



    Major improvements that add to the productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred.



    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The Company will adopt Statement No. 121 in the first quarter of 1997. However, based on presently available estimates, adoption of the new impairment rules is not expected to have a material impact on the Company's financial statements.



DEBT



    The carrying amounts and the fair values of the Company's debt at July 27, 1996 are:



                                                                          CARRYING     FAIR
                                                                           AMOUNT      VALUE
                                                                          ---------  ---------
8 7/8% convertible subordinated debentures..............................  $  63,652  $  35,725



    The fair value of the Company's 8 7/8% convertible subordinated debentures is based on a quoted market price at July 26, 1996.



TRANSLATION OF FOREIGN CURRENCIES



    Management has determined that all of the Company's foreign subsidiaries operate primarily in local currencies. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the exchange rate prevailing at the balance sheet date, while income and expense accounts are translated at average exchange rates during the year.



RECLASSIFICATIONS



    Certain reclassifications to the financial statements for prior years have been made to conform to the 1996 presentation.



REVENUE RECOGNITION



    Revenue is recognized in accordance with the following criteria:



    - Sales revenue is generally recognized at the time of shipment provided that there are no significant vendor and post-contract support obligations and that collections of the resulting receivable are probable. If such obligations are present in the contract, revenue is not recognized until such time as the contractual obligations are met.



    - Software revenue is recognized when the program is shipped, or as the monthly license fees accrue, or over the terms of the support agreement.



    - Service revenue is recognized ratably over a contractual period or as services are provided.



    - Lease revenue is recognized on the operating method ratably over the term of the lease.



INCOME TAXES



    The provision for income taxes is reduced by investment tax credits, which are recognized in the year the assets giving rise to the credits are placed in service (flow-through method) or when realized for income tax purposes, if later.



    No tax provision has been made for the undistributed earnings of foreign subsidiaries as management expects these earnings to be reinvested indefinitely or received substantially free of additional tax.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96 and APB Opinion No. 11. The adoption of this new standard had a favorable cumulative accounting change effect of $1,340 recorded in the first quarter of fiscal 1994 (see note 4).



NET INCOME (LOSS) PER COMMON SHARE



    Net income (loss) per common share is based on the weighted average number of common shares outstanding during each year presented. The Company's common stock equivalents, which include convertible debt, were antidilutive in each year presented and therefore, were excluded from the computations. The 1996, 1995 and 1994 computations include the effect of dividends paid or accumulated on preferred stock of $1,885, $1,815, and $1,784, respectively. For 1996, convertible preferred stock has been included in the fully diluted calculation.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



2.  REORGANIZATION/RESTRUCTURING COSTS



                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Employee termination costs.......................................  $     251  $   6,842  $  14,853
Lease termination costs..........................................         --        296         --
Asset write-offs.................................................         12      2,075         --
                                                                   ---------  ---------  ---------
                                                                   $     263  $   9,213  $  14,853
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------



    The Company's 1996 and 1995 restructuring charges primarily have been driven by management's efforts to implement cost cutting measures in light of its overall plan to return to profitability. In addition, continued competitive pressures in the Company's industry and a slowdown of customer orders have influenced the level of restructuring charges.



    The 1994 restructuring charges included $13,360 as a result of the implementation of a statutory plan of reorganization for one of its European subsidiaries. Management developed the plan, which was subject to administrative approval, as a result of a continued decline in revenues resulting from the loss of several significant accounts. These charges related principally to severance costs associated with the termination of approximately 140 employees spread throughout sales, service, and administrative positions involved in this European subsidiary. The reorganization plan was approved in September 1995. Of the total restructuring amount, $5,570 was paid by the foreign government and is repayable by the Company over two years beginning in 1996.



    Restructuring charges are not recorded until specific employees are determined (and notified of termination) by management in accordance with its overall restructuring plan. As such, employee termination payments are generally paid out over a period of time rather than as one lump sum. Although a reasonable estimate of the amount of future termination costs cannot be made at this time, management expects to incur additional charges for terminations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



3.  NON-OPERATING INCOME (EXPENSE)



                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Interest earned....................................................................  $     421  $     959  $     313
Realized gain on fixed assets fire settlement......................................         --         --        534
Write-off of investment in partially owned company.................................         --         --     (3,210)
Foreign currency gains (losses)....................................................        728     (1,480)      (718)
Realized gain on sale of property..................................................         --      1,709         --
Litigation settlements.............................................................     (2,945)     1,000         --
Other..............................................................................        (95)    (2,768)    (1,212)
                                                                                     ---------  ---------  ---------
                                                                                     $  (1,891) $    (580) $  (4,293)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------



4.  INCOME TAXES


    Effective August 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes" prospectively. SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes.



    As a result of adoption of SFAS No. 109, the Company recorded additional deferred income tax assets of $2,075, after a valuation allowance of $66,720, and increased deferred income tax liabilities by $735 which, in total resulted in a $1,340 credit ($.09 per share) for the cumulative effect of the accounting change.



                                                               1996        1995        1994
                                                             ---------  ----------  ----------
Income (loss) before income taxes, extraordinary credit and
  effect of change in accounting principle:
    U.S....................................................  $    (771) $  (22,305) $  (11,430)
    Outside the U.S........................................     23,478      (5,839)    (82,981)
                                                             ---------  ----------  ----------
                                                             $  22,707  $  (28,144) $  (94,411)
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------
Provision for income taxes:
    U.S. federal:
      Current..............................................  $       6  $       53  $       73
    Outside the U.S.:
      Current..............................................      2,266         229         (61)
      Deferred.............................................      1,420         (83)        342
                                                             ---------  ----------  ----------
                                                                 3,686         146         281
                                                             ---------  ----------  ----------
Total provision............................................  $   3,692  $      199  $      354
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



4.  INCOME TAXES (CONTINUED)


    The differences between the tax provision in the financial statements and the tax benefit computed at the U.S. federal statutory rates are:



                                                                                     1996       1995        1994
                                                                                   ---------  ---------  -----------
Income taxes (tax benefits) at statutory rate....................................  $   7,947  $  (9,850) $   (33,043)
Increase in taxes resulting from:
  Benefit of U.S. tax loss not recognized........................................        262      7,791        3,298
  Foreign losses and other transactions on which a tax benefit could not be
    recognized...................................................................        573      1,952        9,288
  Nondeductible amortization and write-off of intangible assets..................         --         --       20,875
  Effect of foreign tax refunds and U.S. tax associated with dividends paid......          6         53           73
  Effect of federal tax rate less than (greater than) foreign tax rates..........       (539)       364          142
  Benefit of operating loss carryforwards........................................     (4,566)      (127)        (286)
  Other, net.....................................................................          9         16            7
                                                                                   ---------  ---------  -----------
Provision for income taxes.......................................................  $   3,692  $     199  $       354
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------



    The undistributed earnings, indefinitely reinvested in international business, of the Company's foreign subsidiaries aggregated approximately $27,500 at July 27, 1996. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.



    The primary components of deferred income tax assets and liabilities are as follows:



                                                                               1996       1995
                                                                             ---------  ---------
Deferred income tax assets:
  Property, plant and equipment............................................  $   7,794  $   4,475
  Loss and credit carryforwards............................................     71,519     76,898
  Accrued restructuring costs..............................................        335      1,417
  Other....................................................................      8,956      7,138
                                                                             ---------  ---------
                                                                                88,604     89,928
Less: valuation allowance..................................................     86,411     86,008
                                                                             ---------  ---------
                                                                                 2,193      3,920
Deferred income tax liabilities:
  Accrued retirement costs.................................................     (1,930)    (2,457)
  Other....................................................................     (1,144)      (925)
                                                                             ---------  ---------
                                                                                (3,074)    (3,382)
                                                                             ---------  ---------
Net deferred income tax asset (liability)..................................  $    (881) $     538
                                                                             ---------  ---------
                                                                             ---------  ---------



    At July 27, 1996, the net deferred income tax liability of $(881) was presented in the balance sheet, based on tax jurisdiction, as deferred income tax assets of $1,642 and deferred income tax liabilities of $2,523. Realization of the Company's deferred tax assets is dependent on generating sufficient taxable income in certain taxing jurisdiction prior to the expiration of loss and credit carryforwards. Management believes that more likely than not the deferred tax assets will not be realized in the near future and has therefore provided a valuation allowance to reserve for those deferred tax assets not considered realizable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



4.  INCOME TAXES (CONTINUED)


    At July 27, 1996, the Company had tax operating loss carryforwards approximating $165,000 and $28,000 for federal and foreign tax purposes, respectively, expiring in various amounts beginning in 2001 and 1997, respectively. Federal long-term capital loss carryforwards of $1,500 expire in various amounts beginning in 1997. Utilization of the ordinary and capital tax loss carryforwards is subject to limitation in the event of a more than 50% change in ownership of the Company.



    The Company had unused investment, research, and alternative minimum tax credits for income tax purposes at July 27, 1996 of approximately $3,300 expiring at various dates through 2001 which may be used to offset future tax liabilities of the Company. Utilization of these credits is subject to limitation in the event of a more than 50% change in ownership of the Company.



5.  INVENTORIES



                                                                               1996       1995
                                                                             ---------  ---------
Finished products..........................................................  $     731  $   6,105
Work in process............................................................        389      2,613
Raw materials..............................................................      2,606      1,036
                                                                             ---------  ---------
                                                                             $   3,726  $   9,754
                                                                             ---------  ---------
                                                                             ---------  ---------



6.  FIXED ASSETS



                                                                                           ACCUMULATED
                                                                                  COST     DEPRECIATION     NET
                                                                               ----------  ------------  ---------
JULY 27, 1996
Property, plant and equipment:
  Buildings and land improvements............................................  $   17,093   $   12,598   $   4,495
  Machinery, equipment, furniture and fixtures...............................      91,553       84,946       6,607
  Land.......................................................................       1,414           --       1,414
                                                                               ----------  ------------  ---------
                                                                                  110,060       97,544      12,516
Field support spares.........................................................      14,161       12,238       1,923
Equipment leased to customers................................................       5,125        4,939         186
                                                                               ----------  ------------  ---------
                                                                               $  129,346   $  114,721   $  14,625
                                                                               ----------  ------------  ---------
                                                                               ----------  ------------  ---------

JULY 29, 1995
Property, plant and equipment:
  Buildings and land improvements............................................  $   26,008   $   18,390   $   7,618
  Machinery, equipment, furniture and fixtures...............................      88,744       81,967       6,777
  Land.......................................................................       1,479           --       1,479
                                                                               ----------  ------------  ---------
                                                                                  116,231      100,357      15,874
Field support spares.........................................................      14,926       12,147       2,779
Equipment leased to customers................................................       5,630        5,406         224
                                                                               ----------  ------------  ---------
                                                                               $  136,787   $  117,910   $  18,877
                                                                               ----------  ------------  ---------
                                                                               ----------  ------------  ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



7.  LEASE COMMITMENTS


    The Company leases certain facilities and equipment under various leases. Substantially all of the leases are classified as operating leases. Rental expense for operating leases for 1996, 1995 and 1994 was $7,386, $10,922, and $9,137, respectively. Most of the leases contain renewal options for various periods and require the Company to maintain the property. Certain leases contain provisions for periodic rate adjustments to reflect Consumer Price Index changes.



    At July 27,  1996, future  minimum lease payments  for noncancelable  leases
totaled   $20,610  and   are  payable  as   follows:  1997-$4,869;  1998-$4,302;
1999-$3,277; 2000- $2,552, 2001-$2,505 and $3,105 thereafter.



8.  PAYABLES TO BANK


    As of July 27, 1996, the Company had included in payables to banks an amount of $4,979 payable to International Factors "De Factorij" B.V., a subsidiary of ABN-AMRO Bank of the Netherlands. The loan is secured by the receivables of the Company's U.K., Dutch and German subsidiaries.



    The Company had a secured credit facility ("Credit Facility") with The CIT Group, with a maximum borrowing level of $2,000 (given sufficient collateral was available). The Credit Facility consisted of a term loan and a revolving loan. The term loan and the revolving loan were paid off in 1995 and 1996, respectively and the entire Credit Facility was terminated upon payment.



    The weighted average interest rate for short term borrowings as of the fiscal year end was 9.0% , 10.1%, 10.5% for 1996, 1995, and 1994, respectively.



    The Company has available lines of credit from foreign banks to its foreign subsidiaries. The unused lines of credit at July 27, 1996 totaled $2.7 million after borrowings of $9.8 million.



9.  ACCRUED EXPENSES



                                                                                                1996       1995
                                                                                              ---------  ---------
Salaries, commissions, bonuses and other benefits...........................................  $   9,247  $   9,661
Taxes other than income taxes...............................................................     11,161      8,687
Reorganization/restructuring costs..........................................................        655      4,168
Payable to foreign government...............................................................         --      5,570
Other.......................................................................................      8,193      6,771
                                                                                              ---------  ---------
                                                                                              $  29,256  $  34,857
                                                                                              ---------  ---------
                                                                                              ---------  ---------



10. LONG-TERM DEBT



                                                                                                1996       1995
                                                                                              ---------  ---------
8 7/8% convertible subordinated debentures..................................................  $  63,652  $  64,394
6.5% to 9.0% real estate notes..............................................................        530        762
Non interest bearing note-NTI (net of discount of $2,354 in 1995)...........................         --      6,646
Other obligations...........................................................................      2,877      2,338
                                                                                              ---------  ---------
                                                                                                 67,059     74,140
Less: current maturities of long-term debt and long-term debt subject to accelerated
  maturity..................................................................................      3,114      9,217
                                                                                              ---------  ---------
                                                                                              $  63,945  $  64,923
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



10. LONG-TERM DEBT (CONTINUED)


    Interest on the 8 7/8% convertible subordinated debentures is payable semiannually on June 1 and December 1. The debentures are subordinated in right of payments to all senior indebtedness, as defined, and are convertible into common stock of the Company at any time prior to the close of business on June 1, 2006, unless previously redeemed. Each one thousand dollar principal amount debenture is convertible into 55.231 shares of common stock and, as of July 27, 1996, there were 3,515,564 shares reserved for possible issuance. The debentures are entitled to a mandatory sinking fund, which commenced June 1, 1991, of $5,000 annually. The Company, at its option, may increase the sinking fund payment to $10,000 and may also receive credit against mandatory sinking fund payments for debentures acquired through means other than the sinking fund. The Company has applied $30,000 in previous debenture retirements against the sinking fund requirements for 1991 through 1996. The Company also intends to apply previous debenture retirements of $5,606 through July 27, 1996 against the sinking fund requirements for 1997 through 1998. The debentures are also redeemable at the option of the Company, in whole or in part, at any time at 100% of the principal amount together with accrued interest to the date of redemption. During fiscal 1996 from the proceeds received from the sale of EADS, the Company repurchased debentures with a total face value of $742, resulting in an extraordinary gain of $327, with no related income taxes. Subsequent to July 27, 1996, the Company repurchased debentures with a face value of $2,048 resulting in extraordinary gains of $822.



    During fiscal 1993, the Company settled two long-standing legal patent actions brought against it by NTI. The Company agreed to a ten-year note payable to NTI which required annual $1,000 payments beginning in December 1993. The note was recorded at a discount reflecting an annual rate of interest of 10%. The Company was also contingently obligated to make payments to NTI dependent upon the Company's future profitability. The contingent payments, up to a cumulative maximum of $12.5 million, were to have been paid in annual installments calculated at 33 1/3% of the Company's pre-tax annual profits, excluding extraordinary items, in excess of $10.0 million in each of the 10 fiscal years beginning with fiscal 1993. During 1995 and 1994, the Company incurred no liability to make such contingent payments as a result of the net losses incurred. On June 25, 1996, the Company paid NTI $2.2 million representing the two deferred principal payments on the secured debt which were due December 1994 and December 1995 and accrued and unpaid interest. Additionally, on July 1, 1996, the Company entered into a prepayment agreement with NTI pursuant to which the Company paid $5.05 million to NTI in full satisfaction of all amounts due and to be due under the note. The prepayment agreement fully relieves the Company of its obligation to make annual $1.0 million payments to NTI that commenced in December 1993 and of which seven payments remained to be made, as well as certain contingent payment obligations.



    Aggregate   scheduled  maturities   of  long-term   debt  are   as  follows:
1997--$3,114;  1998--$3,853;  1999--  $5,092;  2000--$5,000;  2001--$5,000   and
$45,000 thereafter.



11. STOCKHOLDERS' DEFICIT


    During 1996 fiscal year, the Company issued 442,488 shares of common stock held in treasury as a result of employee separations.



    Throughout 1996, the Company issued 166,151 shares from common stock held in treasury to participants in the U.S. 401(k) retirement and savings plan.



    The Company settled two different lawsuits during fiscal 1996 by issuing 20,000 shares and 100,000 shares of common stock held in treasury.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                      1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



11. STOCKHOLDERS' DEFICIT (CONTINUED)



    During 1996 fiscal year, the Board of Directors elected to make a corporate contribution to the Datapoint Corporation Supplemental Executive Retirement Plan of 50,000 shares of the Company's $1.00 preferred stock with a $20.00 per share liquidation preference. The contribution was made on behalf of certain participants only.



    The $1.00 preferred stock has a liquidation preference of $20.00 per share and cumulative dividends of $1.00 annually. On January 16, 1996, the Company announced that it was in arrears on its $1.00 preferred stock in an aggregate amount equal to six full quarterly dividends. As a result, each holder of $1.00 preferred stock has the right to exchange each such share (inclusive of all accrued and unpaid dividends) into two shares of the Company's common stock. Under this right of exchange, 28,300 shares of $1.00 preferred stock were converted to 56,600 shares of common stock during 1996. In addition, as a result of the dividend arrearages the number of directors constituting the Board of Directors of the Company will be increased by two and holders of the $1.00 preferred stock (not including those who have exchanged $1.00 preferred stock for the Company's common stock), voting as a single class, will have the opportunity to elect two directors of the Company to fill such newly created directorships at the next annual meeting of stockholders. These rights continue until such time as the arrearages have been paid in full. Dividends of $3,700 and $1,815 were accumulated and unpaid at July 27, 1996 and July 29, 1995, respectively.



    In addition, on July 24, 1996, the Company announced that its Board of Directors determined to offer for exchange for each share of its $1.00 Exchangeable Preferred Stock ($1.00 par value) 3.25 shares of its Common Stock ($.25 par value) and to submit a proposal to stockholders under which each share of its $1.00 Exchangeable Preferred Stock would be converted into 3.25 shares of Common Stock. The Company had previously announced on April 16, 1996, that it intended to submit to its stockholders a proposal to effect the conversion of the $1.00 Exchangeable Preferred Stock into 2.75 shares of its Common Stock. The affirmative vote of two-thirds of the outstanding shares of the $1.00 Exchangeable Preferred Stock and a majority vote of the outstanding shares of the Common Stock will be required to adopt the proposal which the Company expects to submit at its Annual Meeting of Stockholders expected to be held on December 10, 1996. On January 16, 1996, the Company announced that it was in arrears on its $1.00 preferred stock in an aggregate amount equal to six full quarterly dividends. As a result, each holder of $1.00 preferred stock currently has the right to exchange each such share into two shares of the Company's common stock.



12. STOCK OPTION PLANS


    At July 27, 1996, 2,248,404 shares were reserved for issuance in connection with the Company's stock option plans. Total options outstanding for all plans total 1,378,171 and are exercisable at an average price of $3.14.



    Under the Company's employee stock option plans, officers and other key employees may be granted options to purchase common stock and related stock appreciation rights. Under the terms of these plans, options may be granted at no less than 75% of fair market value and expire no later than ten years from the date of grant. The Board may grant options exercisable in full or in installments, and has generally granted options at fair market value exercisable in two to four installments beginning one year from the date of grant. As of July 27, 1996 and July 29, 1995, options for 593,387 and 499,285 shares, respectively, under all

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



12. STOCK OPTION PLANS (CONTINUED)


employee plans were exercisable and no stock appreciation rights had been granted. Options outstanding as of July 27, 1996 have an average exercise price of $3.70 and expire during the period September 1997 through March 2006.



                                                                                 EMPLOYEE STOCK OPTION PLANS
                                                                            --------------------------------------
                                                                                              NUMBER OF SHARES
                                                                             PRICE RANGE   -----------------------
                                                                              OF SHARES      UNDER      AVAILABLE
                                                                            UNDER OPTION     OPTION    FOR OPTION
                                                                            -------------  ----------  -----------
Outstanding at July 31, 1993..............................................   $ 1.38-8.00    1,195,658     951,653
Granted...................................................................     2.50-7.25      276,989    (276,989)
Exercised.................................................................     1.38-5.62     (103,274)         --
Canceled..................................................................     1.38-7.13      (84,500)     84,500
Expired...................................................................            --           --      (1,500)
                                                                            -------------  ----------  -----------
Outstanding at July 30, 1994..............................................   $ 1.38-8.00    1,284,873     757,664
Granted...................................................................     2.69-3.94      557,000    (557,000)
Exercised.................................................................     1.38-1.63     (156,666)         --
Canceled..................................................................     1.63-7.38     (243,215)    243,215
Expired...................................................................            --           --     (18,049)
                                                                            -------------  ----------  -----------
Outstanding at July 29, 1995..............................................   $ 1.38-8.00    1,441,992     425,830
Granted...................................................................     1.06-1.94      413,500    (413,500)
Canceled..................................................................     1.38-6.75     (667,321)    667,321
Expired...................................................................            --           --    (109,418)
                                                                            -------------  ----------  -----------
Outstanding at July 27, 1996..............................................   $ 1.06-8.00    1,188,171     570,233
                                                                            -------------  ----------  -----------
                                                                            -------------  ----------  -----------



    During 1992, the 1985 Director Stock Option Plan was terminated. As of July 27, 1996, there were continuing options for 25,000 shares outstanding from this plan which expire five years from the date of grant. The 1985 Plan was replaced by the 1991 Director Stock Option Plan. This plan greatly resembles the terminated 1985 Plan and provides for a one-time grant of an option to purchase, at fair market value as of the date of the grant, 25,000 shares of common stock to each director, and an additional 50,000 shares to the present and any newly elected Chairman of the Board. The 1991 Plan does not grant any options to individuals holding options under the 1985 Plan. The Plan includes both employee and non-employee directors and options expire five years from the date of grant. Total director options outstanding as of July 27, 1996 have an average exercise price of $3.12 and expire during the period November 1996 through December 1998.



                                                                               DIRECTOR STOCK OPTION PLANS
                                                                       -------------------------------------------
                                                                                            NUMBER OF SHARES
                                                                        PRICE RANGE   ----------------------------
                                                                         OF SHARES      UNDER        AVAILABLE
                                                                       UNDER OPTION    OPTION       FOR OPTION
                                                                       -------------  ---------  -----------------
Outstanding at July 31, 1993.........................................   $ 1.88-3.06     250,000         275,000
Granted..............................................................          6.31      25,000         (25,000)
Exercised............................................................          2.50     (10,000)             --
                                                                       -------------  ---------         -------
Outstanding at July 30, 1994.........................................   $ 1.88-6.31     265,000         250,000
Canceled.............................................................          2.50     (50,000)         50,000
                                                                       -------------  ---------         -------
Outstanding at July 29, 1995.........................................   $ 1.88-6.31     215,000         300,000
Expired..............................................................          1.88     (25,000)             --
                                                                       -------------  ---------         -------
Outstanding at July 27, 1996.........................................   $ 2.50-6.31     190,000         300,000
                                                                       -------------  ---------         -------
                                                                       -------------  ---------         -------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



12. STOCK OPTION PLANS (CONTINUED)


    The FASB has issued Statement No. 123, "Accounting for Stock-Based Compensation", which requires either recognition or disclosure of a charge for the value of stock options granted. The Company will adopt this statement in 1997 at which time it will elect to continue to apply the provisions of Accounting Principles Board Opinion No. 25 and will make the footnote disclosures required by Statement No. 123.



13. INFORMATION RELATING TO BUSINESS SEGMENTS AND INTERNATIONAL OPERATIONS


BUSINESS SEGMENT INFORMATION



    The Company operates in one industry and is an international computer and communications systems marketer, manufacturer and developer. Additionally, the Company provides maintenance services on its products in the United States through a non-exclusive agreement with DSI and services its products outside the United States through its international distributors and subsidiaries.



INTERNATIONAL OPERATIONS



    The Company conducts the majority of its international marketing and service operations through its subsidiaries and, to a lesser extent, through various distributorship arrangements. For products manufactured domestically, the Company's policy is to transfer such products to and between affiliates at prices which reflect market conditions. Financial information on a geographic basis follows:



                                                                                1996        1995         1994
                                                                             ----------  ----------  -------------
Revenue--unaffiliated customers:
  United States -- domestic................................................  $    4,090  $    7,122  $       7,617
              -- export sales..............................................       3,529       3,899          6,174
  Europe...................................................................     170,806     162,146        156,403
  Other international......................................................       1,116       1,734          2,742
                                                                             ----------  ----------  -------------
      Total revenue from unaffiliated customers............................     179,541     174,901        172,936
Revenue--intercompany:
  United States............................................................       4,572       6,390         20,868
  Europe...................................................................         105         427            518
  Other international......................................................          --          --              7
  Eliminations.............................................................      (4,677)     (6,817)       (21,393)
                                                                             ----------  ----------  -------------
      Total consolidated revenue...........................................  $  179,541  $  174,901  $     172,936
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
Operating income (loss):
  United States............................................................  $  (11,671) $  (25,201) $      (8,728)
  Europe...................................................................      11,832       7,661        (72,517)
  Other international......................................................         444        (979)          (904)
  Eliminations.............................................................         412         287          1,128
                                                                             ----------  ----------  -------------
      Total operating income (loss)........................................  $    1,017  $  (18,232) $     (81,021)
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
Identifiable assets:
  United States............................................................  $   16,471  $   21,469  $      43,595
  Europe...................................................................      82,497      83,894         87,159
  Other international......................................................         239       1,116          1,250
  Eliminations.............................................................      (5,389)     (4,728)        (4,570)
                                                                             ----------  ----------  -------------
      Total identifiable assets............................................  $   93,818  $  101,751  $     127,434
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



14. RETIREMENT INCOME PLANS


    Retirement expenses incurred by the Company were as follows:



                                                                                           1996       1995       1994
                                                                                         ---------  ---------  ---------
U.S.:
  Matching contributions...............................................................  $      55  $     119  $     143

Outside the U.S.:
  Defined benefit plans................................................................      1,279        510        119
  Other plans..........................................................................        970        675        600
                                                                                         ---------  ---------  ---------
                                                                                             2,249      1,185        719
                                                                                         ---------  ---------  ---------
                                                                                         $   2,304  $   1,304  $     862
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------



U.S. PLANS



    The Company adopted a 401(k) retirement and savings plan effective January 1988. The plan covers all full-time employees who have been employed for at least 12 months. The Company's retirement and savings plan contribution has been a 25% matching contribution for employee contributions up to 5% of each employee's compensation. At the Board's discretion, the Company may also contribute a profit sharing amount to the plan that is contingent upon the performance level of the Company at the net income line.



    In addition, the Company maintains a Supplemental Executive Retirement Plan for certain executive employees selected by the Board of Directors. The plan provides for employee contributions of up to 10% of applicable compensation. In addition, at the Board's discretion, the Company may also make contributions on an annual, individual basis, allocated on a pro-rata basis according to participant's applicable compensation up to a maximum contribution of 15% of applicable compensation per employee. During the fiscal years ended July 29, 1995 and July 27, 1996, the Company contributed 62,000 and 50,000 shares of its Preferred Stock, respectively, to the plan for credit to the accounts of various executive officers. Under the terms of the plan, benefits accrue to the various executive officers upon satisfaction of the plan's vesting criteria which is based upon length of employment with the Company.



PLANS OUTSIDE THE U.S.



    Most of the Company's foreign subsidiaries provide retirement income plans which conform to the practice of the country in which they do business. The types of company-sponsored plans in use are defined benefit and defined contribution.



    Five of the Company's subsidiaries, including the United Kingdom, utilize defined benefit plans with employee benefits generally being based on years of service and wages near retirement. The plans cover all full-time employees who have been employed for at least 12 months. Obligations under these plans are funded primarily through fixed rate of return investments, primarily insurance policies, except for Germany where reserves are established for the obligations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



14. RETIREMENT INCOME PLANS (CONTINUED)


    The Company's United Kingdom and New Zealand subsidiaries have defined contribution plans. The plans cover all full-time salaried employees who have been employed for at least 12 months and contributions are based upon a percentage of compensation. Obligations under this plan are funded primarily through deposits in pooled investments or insurance policies.



                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
Defined benefit plans:
  Service cost........................................................................  $     659  $     998  $     773
  Interest cost.......................................................................      2,219      1,931      1,770
  Actual return on assets.............................................................     (2,508)      (887)      (926)
  Net amortization and deferral.......................................................        909     (1,532)    (1,498)
                                                                                        ---------  ---------  ---------
Net pension cost......................................................................  $   1,279  $     510  $     119
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------



    The funded plan status at July 27, 1996 and July 29, 1995 was:



                                                                                 1996                  1995
                                                                         --------------------  --------------------
                                                                           OVER-     UNDER-      OVER-     UNDER-
                                                                          FUNDED     FUNDED     FUNDED     FUNDED
                                                                         ---------  ---------  ---------  ---------
Actuarial present value of:
  Vested benefits......................................................  $  22,533  $   4,083  $  17,141  $   6,454
  Accumulated benefit obligations......................................  $  22,912  $   4,202  $  17,520  $   6,503
  Projected benefit obligations........................................  $  23,861  $   4,909  $  18,197  $   7,466
  Plan assets at fair value............................................  $  24,476  $   1,181  $  20,303  $   2,632
                                                                         ---------  ---------  ---------  ---------
  Plan assets in excess of (less than) projected benefit obligation....        615     (3,729)     2,106     (4,834)
    Unrecognized net (gain) loss.......................................      4,676     (1,635)     3,611     (2,755)
    Unrecognized transition net loss...................................        783         28        797        124
                                                                         ---------  ---------  ---------  ---------
Prepaid (accrued) pension cost.........................................  $   6,074  $  (5,336) $   6,514  $  (7,465)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------



    Unrecognized gains and losses are amortized on a straight-line basis over five years.



    Actuarial assumptions used to determine funded status for 1996 and 1995 varied between subsidiaries. Discount rates used to determine projected benefit obligations range from 5.0% to 9.0% in both 1996 and 1995. Rates of increase in future compensation levels range from 3.0% to 3.5% in both 1996 and 1995. The long-term rates of return on plan investments range from 5.0% to 10.0% in both 1996 and 1995.



15. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Director Agranoff had provided various tax, legal and real estate consulting services prior to serving as Vice President, General Counsel and Corporate Secretary for the Company. During 1994, the Company paid Mr. Agranoff $126 for those services. During the fiscal years 1996, 1995 and 1994, Datapoint paid legal fees of $485, $51 and $5, respectively, to the law firm of Pryor, Cashman, Sherman, & Flynn, to which firm Mr. Agranoff is of counsel, for legal services provided by attorneys other than Mr. Agranoff.



    Director Thomas worked from August 1994 until May 1, 1995 as a special consultant for which he received compensation of $0.5 per day payable in shares of common stock. Subsequently, on May 5, 1995, in consideration of the additional work and responsibilities he had taken on for the Company as a special consultant, the Board of Directors approved a special compensation package for Director Thomas. From

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



15. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (CONTINUED)


May 1, 1995, through July 31, 1995, he was paid at the rate of $0.5 per day for his services, plus travel and housing expenses, plus additional compensation of a flat $2 per week for expenses. On July 31, 1995, Director Thomas's consulting contract was extended until December 31, 1995 and then was to continue on a month-to-month basis to July 31, 1996. Upon the resignation of Doris Bencsik as President and Chief Operating Officer, Director Thomas was appointed on December 5, 1995 to the position of Executive Vice President and Chief Operating Officer. Director Thomas was also entitled under the extended contract to participate in the Standard Health Benefit program until he was appointed Executive Vice President and Chief Operating Officer . At such time, he converted to the Executive Health Benefit program. During fiscal 1995, the Board also approved a one time special issuance of 45,000 shares of common stock of the Company to Director Thomas in recognition of his service to the Company. During the term Director Thomas acted as a special consultant he did not accrue or receive any regular Board or committee fees.



    Director Ruffat had a consulting agreement from January 1994 through June 1995 under which he received a monthly compensation of $10. For 1996 and 1995 Director Ruffat was paid $50 and $80, respectively, for consulting services.



    During fiscal 1996, the Company paid office rent and secretarial expenses of $39 to Canal Capital Corporation. Chief Executive Officer Edelman and Director Agranoff are Canal Capital Corporation board members, with Chief Executive Officer Edelman serving as Chairman of the Board.



16. COMMITMENTS AND CONTINGENCIES


    The Company is a defendant in various lawsuits generally incidental to its business. The amounts sought by the plaintiffs in such cases are substantial and, if all such cases were decided adversely to the Company, the Company's aggregate liability might be material. However, the Company does not expect such an aggregate result based upon the limited number of such actions and an assessment that most such actions will be successfully defended. No provision has been made in the accompanying financial statements for any possible liability with respect to such lawsuits.



    In addition, in 1994, the Company began patent infringement lawsuits against several defendants related to the Company's video conferencing patents and dual protocol local area networking patents. In 1995, the Company negotiated two settlements for an aggregate of $1.0 million and negotiated one settlement in 1996 for an undisclosed amount. Patent infringement suits against other defendants are pending. The aggregate amounts sought in these suits are substantial. However, no provision has been made in the accompanying financial statements for any possible gains or cash infusions resulting from favorable judgments in these suits.



    In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. During the fourth quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The $3.3 million settlement, which was reached to avoid the considerable expense, including the business disruption of a protracted appeal and legal process, had no material impact on the Company's then current cash position as it included payment of funds from a non-working capital trust fund which were otherwise not available to the Company, issuance of a short term note, and issuance of shares of the Company's common stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATAPOINT CORPORATION AND SUBSIDIARIES JULY 27, 1996, JULY 29, 1995 AND JULY 30,
                                1994 (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



17. DIVESTITURES


    On May 28, 1996, the Company entered into an agreement with Kalamazoo providing for the sale by Datapoint to Kalamazoo of Datapoint's EADS business, other than its United Kingdom operations, for a purchase price of $33.0 million.



    As part of the agreement in connection with the sale of the EADS business, the Company agreed to continue to sell hardware to Kalamazoo at various discounts from its normal hardware prices and to continue to provide hardware service maintenance to Kalamazoo at a 15% discount from the Company's normal hardware service maintenance prices. While there can be no assurances that the future volume levels will remain the same, revenues related to the EADS continuing business were $12.6 million and $14.7 million for the years ended July 27, 1996 and July 29, 1995, respectively. The Company transferred to Kalamazoo all of its employees who were dedicated to the EADS business. The amounts below represent the operations of EADS sold to Kalamazoo plus the effect of discounts on the continuing EADS's business which are included in the accompanying statements of operations. Because the Company's accounting records do not completely segregate the EADS business' historical performance, certain allocations were required based upon employee effort analyses of EADS and other appropriate measures.



                                                                            1996       1995
                                                                          ---------  ---------
Revenues................................................................  $  17,028  $  18,459
Costs and expenses......................................................     13,914     15,411



ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.



    Not Applicable.

                                                                         ANNEX A

                         DESCRIPTION OF PREFERRED STOCK

    The Preferred Stock was issued pursuant to a certificate of designation, rights, preferences and limitations (the "Preferred Stock Designation") filed with the Secretary of State of the State of Delaware amending the Company's Certificate of Incorporation, as amended, and setting forth the rights, preferences and limitations of the Preferred Stock. The terms of the Preferred Stock include those stated in the Preferred Stock Designation, and the Preferred Stock possesses all those rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Certificate of Incorporation of the Company, subject to the terms of the Preferred Stock Designation. The Preferred Stock is subject to all such terms, and holders of the Preferred Stock are referred to the Certificate of Incorporation of the Company, the Preferred Stock Designation and the General Corporation Law of the State of Delaware.

    A copy of the Preferred Stock Designation is available as described under "Available Information." The following summary of all material provisions of the Preferred Stock Designation does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the Preferred Stock Designation, including the definition therein of certain terms used below. Wherever defined terms of the Preferred Stock Designation not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

GENERAL

    The Company is authorized to issue 10,000,000 shares of preferred stock, 2,000,000 shares of which are designated as Preferred Stock pursuant to the Preferred Stock Designation. The Preferred Stock has a par value of $1.00 per share and a liquidation preference of $20.00 per share. The Preferred Stock does not have any preemptive rights.

DIVIDENDS

    Holders of shares of Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at an annual rate of $1.00 per share. Such dividends are payable on the fifteenth day of January, April July and October in each year ("Quarterly Dividend Payment Date") when and as declared by the Board of Directors, out of sums legally available therefor. Dividends payable for a portion of a quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not compound.

    Pursuant to the terms of the Preferred Stock Designation, whenever quarterly dividends payable on the Preferred Stock are in arrears, the Company will be prohibited from (i) paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock provided that the Company will be able at any time to redeem, purchase or otherwise acquire shares of any such junior stock in exchange for, or out of the net cash proceeds from the sale of, other shares of any such junior stock, (ii) paying dividends on or making any other distributions on any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, except dividends that pay ratably on the Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled, or (iii) redeeming or purchasing or otherwise acquiring for consideration any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, provided that the Company will be able at any time to redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior to the Preferred Stock. Pursuant to the terms of the Preferred Stock Designation, the Company will be restricted from permitting any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could purchase such shares at such time and in such manner.

EXCHANGE

    Whenever quarterly dividends payable on the Preferred Stock are in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive), each of the outstanding shares of Preferred Stock shall, at the option of the holder thereof, be exchangeable into two shares of Common Stock (until such cumulative dividends have been paid in full). At the time of exchange, the rights of the holders of the Preferred Stock as preferred stockholders of the Company shall cease, all dividend arrearages in respect of such shares shall be eliminated and the person or persons entitled to receive the Common Stock issuable upon exchange shall be treated for all purposes as the registered holder or holders of Common Stock.

LIMITATION ON REDEMPTION OR EXCHANGE

    Provisions of Delaware law prohibiting the redemption or repurchase by a corporation of its shares when capital is impaired or when such redemption or repurchase would result in an impairment of capital will apply to any redemption or repurchase of the Preferred Stock.

LIQUIDATION, DISSOLUTION OR WINDING UP

    Upon any liquidation, dissolution or winding up of the Company, no distribution will be permitted to be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock unless, prior thereto, the holders of Preferred Stock shall have received $20 per share, plus an amount equal to unpaid dividends thereon, including accumulated dividends, whether or not declared, to the date of such payment, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock except distributions made ratably on the Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

VOTING RIGHTS

    The Holders of Preferred Stock will not have any voting rights except as set forth in the following paragraphs.

    The following actions will be required to be approved by Holders of two-thirds of the shares of Preferred Stock, voting as a class: (i) any amendment to the Certificate of Incorporation of the Company which would materially alter the relative rights and preferences of the Preferred Stock so as to adversely affect the holders thereof; and (ii) issuance of securities of any class of the Company's capital stock ranking prior (as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

    Whenever quarterly dividends payable on the Preferred Stock are in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive), the number of directors constituting the Board of Directors of the Company shall be increased by two and the holders of the Preferred Stock shall have, in addition to the rights set forth above, the special right, voting separately as a single class, to elect two directors of the Company to fill such newly created directorships at the next successive annual meeting of stockholders (and with two directorships to be so voted upon at each successive annual meeting of stockholders thereafter until such cumulative dividends have been paid in full).

                                                                         ANNEX B
July 24, 1996

                                                                          [logo]

Independent Committee
Board of Directors
Datapoint Corporation
8400 Datapoint Drive
San Antonio, Texas 78229-4500


Gentlemen:

    You have asked Corporate Capital Consultants, Inc. ("CCC") to provide a written opinion as to the fairness, from a financial point of view, to the exchanging preferred shareholders ("the Exchanging Preferred Shareholders"), other than Asher B. Edelman, with respect to whom no opinion was requested, of Datapoint Corporation ("Datapoint" or "the Company") of the consideration to be received by them in an offer by the Company, whereby each share of Datapoint's $1.00 Exchangeable Preferred Stock ("the Preferred Stock") tendered by the Exchanging Preferred Shareholders would be exchanged for 3.25 shares of the common stock of the Company ("the Exchange Offer") upon the terms and conditions set forth in the draft of the preliminary Proxy Statement and Prospectus ("the Prospectus") dated July 24, 1996.

    CCC is a specialist investment banking firm which, since its inception in 1974, performs services in the areas of financial consulting, corporate valuation and fairness opinions, and mergers and acquisitions. In the valuation area, CCC has provided corporate valuations, often in conjunction with pending purchase offers, plans to sell or recapitalizations, for both public and privately-held companies in a broad range of industries. In the case of public companies, CCC has furnished fairness opinions in conjunction with a number of tender offers, going-private transactions, and the purchase of minority interests.

    In connection with rendering this opinion, CCC has reviewed and analyzed, among other things: a) drafts of the Registration Statement for the Company on Form S-4 up to and including the draft dated July 16, 1996 ("the Registration Statement"); b) the Forms 10-K filed by Datapoint for the fiscal years 1991 through 1995; c) the Forms 10-Q for the Company for the three fiscal quarters ended April 27, 1996; d) drafts of the Prospectus; e) the indenture pertaining to the Company's 8 7/8% Convertible Subordinated Debentures due 2006; f) various corporate documents, including by-laws, minutes, loan agreements, litigation documents, employment agreements, product literature, proxies, and so forth; g) certain internal financial documents, memoranda and other information furnished by the Company; h) historical market prices for the two classes of stock; i) certain financial, operational, and stock market data of companies engaged in businesses comparable to the Company; and additional information provided from time to time by Datapoint or by other sources we deemed relevant.

    In addition, we: a) met with the Company's principal officers and visited its San Antonio facility; b) discussed the financial and operating performance with such officers; c) reviewed with such officers the current and future prospects of Datapoint; and d) considered such other information, financial studies, analyses and investigations and financial economic and market criteria as we deemed relevant.

    In rendering this opinion, we have not made any independent appraisal of any of the physical or intangible assets or liabilities of the Company, and we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials which have been provided to us by the Company, or which are publicly available. We have also relied on the representations made by various representatives of the Company and their agents and advisors, and on other relevant factors.

    CCC, in reviewing the fairness of the Exchange Offer, took into account the financial and operating performance of Datapoint, in relation to a group of similar public companies and their market values. We considered various multiples of earnings, cash flow, and book value of these companies in rendering our opinion. We also prepared a discounted cash flow analysis based on our own scenarios for the Company over the next five years. Other approaches to fairness included an analysis of market history for both the Preferred Stock and common stock, projected book value giving effect to the recent sale of the Company's automotive business and the possible sale of selected assets and operations of the Company, estimated liquidation value of both types of shares, comparable transactions, and other factors.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Preferred Stock, other than Asher B. Edelman, with respect to whom no opinion was requested, upon the terms and conditions set forth in the Prospectus is fair, from a financial point of view, to such holders.

                                          Very truly yours,
                                          CORPORATE CAPITAL CONSULTANTS, INC.
                                          /s/ Carl A. Goldman
                                          President

                                                                          [logo]


                                October 30, 1996



Independent Committee
Board of Directors
Datapoint Corporation
8410 Datapoint Drive
San Antonio, Texas 78229-8500


Gentlemen:


    With regard to rendering its opinion as to the fairness, from a financial point of view, to the exchanging preferred shareholders ("the Exchanging Preferred Shareholders"), other than Asher B. Edelman, of Datapoint Corporation ("Datapoint" or "the Company") of the consideration to be received by them in an offer by the Company, whereby each share of Datapoint's $1.00 Exchangeable Preferred Stock ("the Preferred Stock") tendered by the Exchanging Preferred Shareholders would be exchanged for 3.25 shares of the common stock of the Company ("the Exchange Offer") upon the terms and conditions set forth in the draft of the joint Proxy Statement/Prospectus dated October 30, 1996 ("the Prospectus"), CCC has reviewed the 1996 10-K and the most current preliminary 1997 budget information of Datapoint and reviewed its analysis based on this information, assuming both the expected sale of Datapoint's Telephony division and the possibility that this division will not be sold.


    Based on CCC's review of both this information and its analysis based on such information, it remains CCC's opinion that the Exchange Offer is fair, from a financial point of view, to the Exchanging Preferred Shareholders.


                                           Very truly yours,
                                  CORPORATE CAPITAL CONSULTANTS, INC.
                                            Carl A. Goldman
                                               President

                                                                         ANNEX C

July 24, 1996
                                                                          [logo]
Board of Directors
Datapoint Corporation
8400 Datapoint Drive
San Antonio, Texas 78229-8500

Gentlemen:

    By letter dated April 9, 1996, Patricof & Co. Capital Corp. was engaged by the board of directors of Datapoint Corporation ("Datapoint" or the "Company") to express an opinion relating to the fairness, from a financial point of view, of the consideration to the holders of Datapoint common stock, other than Mr. Edelman, with respect to whom no opinion was requested, of the Company's offer to exchange each share of $1.00 Exchangeable Preferred Stock (inclusive of accrued dividends), $20 liquidation preference per share (the "Preferred Stock"), for shares of the common stock, par value $0.25 per share (the "Common Stock"), of the Company (the "Exchange Offer").

    It is our understanding that the Preferred Stock is in arrears in the payment of dividends totalling $2.00 per share as of July 15, 1996.

    I. PROCEDURES FOLLOWED

    In connection with our analysis of the Exchange Offer and as a basis for forming our opinion, we have reviewed and analyzed such information as we considered relevant, including but not limited to the following:

    A. DOCUMENTS CONSULTED

        1.  Public Filings of Datapoint Corporation

           --  10-Ks for the years ended July 31, 1995, 1994, 1993

           --  10-Q for the quarter ended 4/27/96

        2.  Public filings of companies used for comparative purposes:

        3.  Relevant Agreements and Contracts, including:

           --  March 17, 1992 Exchange Offer and Proxy

           --  8 7/8% Convertible Subordinated Debenture prospectus and
               Indenture

           --  Acquisition agreements between Kalamazoo and Datapoint

        4.  Other Company documents

           --  Draft S-4 describing the Exchange Offer

           --  Company Data

           --  Annual Operating Plan for fiscal year 1996

           -- Fiscal year 1996 forecast (as of May) pro forma for restructurings & sale of EADS and certain Dispositions

           -- Other internal company financial statements (historic, current, and prospective)

           --  Company financial projections for 1997-2001

           --  Company product descriptions

           --  Minx business plan

           -- Bylaws, articles of incorporation, minutes and other corporate items

        5.  Trading history of Datapoint Common Stock and Preferred Stock

    B.  FACILITIES VISITED

        1.  We visited Datapoint's U.S. headquarters in San Antonio, Texas.

    C.  PERSONS INTERVIEWED

        1. We interviewed certain Datapoint officers to discuss the Company's historic, current, and prospective financial and operating condition. The Company personnel interviewed included, but was not limited to, its chairman, chief operating officer, chief financial officer, chief counsel and director of open systems product development.

        2.  We also interviewed Datapoint's outside patent attorneys.

    II. FACTORS CONSIDERED AND ALTERNATIVE APPROACHES

    A. In arriving at our conclusion we considered, among other elements, the Company's business (historic, current, and prospective) and its financial condition. We also made numerous financial and operating comparisons between the Company and a group of public companies that could be used for comparative purposes, and determined the investor appraisal ratios accorded the common stocks of these companies.

    B. We considered several approaches usable for the purpose of determining the value of the equity, as outlined below:

        1.  Comparative company analysis;

        2.  Discounted cash flow analysis;

        3.  Liquidation analysis;

        4.  The market value of the Common Stock.

        We considered several approaches usable for determining the value of the Preferred Stock, as outlined below:

        1.  Discounted dividend value

        2.  Comparative security analysis

        3.  The market value of the Preferred Stock.

    C. We relied most heavily on the results from the comparative company approach and discounted cash flow analysis in valuing the equity of the Company, and less heavily on the liquidation approach. We relied most heavily on the discounted dividend approach in valuing the Preferred Stock and less heavily on the comparative security analysis.

    III. ASSUMPTIONS AND LIMITATIONS

    A. We have relied on, and assumed without independent verification, the accuracy and completeness of the financial and other information contained in publicly available sources or provided to us orally or in writing by Datapoint, its officers, directors, employees and agents, its outside counsel, its independent auditors, independent appraisers, or others.

    B. We have assumed that the information supplied to us by Datapoint's management and others represented good faith efforts to describe the Company's operations and financial condition including, without limitation, the financial impact to Datapoint of planned and completed restructurings, the sale of the Company's Autobusiness Division, and the projected sale of certain of the Company's assets.

    C. We have not undertaken any independent appraisal of Datapoint's assets, nor have we inspected these companies' books or contracts or made inquiries of customers, competitors, creditors, or others.

    D. We express no opinion on any tax issues related to the Exchange Offer.

    E. This letter is furnished to you in connection with your consideration of and evaluation of the Exchange Offer, in connection with our engagement to determine the fairness, from a financial point of view, to the holders of Datapoint's Common Stock. The analyses contained in this fairness opinion are for the purposes of the Exchange Offer and cannot be used in connection with any other transactions or for any other purposes.

    IV. CONCLUSION

    Based upon the foregoing, and subject to the assumptions and limitations set forth in Section III hereof, and effective only as of the date of this letter, we are of the opinion that the Exchange Offer at 3.25 shares of Common Stock for each share of Preferred Stock is fair from a financial point of view to the holders of Datapoint Common Stock, other than Mr. Edelman, with respect to whom no opinion was requested.

                                          Very truly yours,
                                          PATRICOF & CO. CAPITAL CORP.

                                          By:          /s/ Gary H. Matt

                                             -----------------------------------

                                          Its:       /s/ Managing Director

                                             -----------------------------------

October 29, 1996


Board of Directors
Datapoint Corporation
8400 Datapoint Drive
San Antonio, TX 78229-8500
Gentlemen:


    With regard to its opinion dated July 24, 1996 as to the fairness, from a financial point of view, of the consideration to the holders of Datapoint common stock of Datapoint's offer to exchange for each share of $1.00 Exchangeable Preferred Stock (inclusive of accrued dividends) 3.25 shares of the common stock of Datapoint, Patricof has reviewed the Company's Form 10-K dated July 27, 1996 and the most current 1997 preliminary budget information of Datapoint and reviewed its analysis based on such information assuming both the expected sale of Telephony and the possibility that Telephony will not be sold. It remains Patricof's opinion that the Exchange Offer is fair, from a financial point of view, to the holders of the Company's common stock (other than Mr. Edelman, with respect to whom no opinion was requested).


Very truly yours,
/s/ Gary H. Matt
Gary H. Matt
Managing Director

                                                                         ANNEX D

                             DATAPOINT CORPORATION
                        1996 DIRECTOR STOCK OPTION PLAN

                                   ARTICLE I
                                    PURPOSE

    The purpose of the Datapoint Corporation 1996 Director Stock Option Plan is to encourage directors to acquire a proprietary interest in the Common Stock of, and to continue their association with, the Company. Furthermore, the availability and offering of stock options to such directors is believed to strengthen the ability of the Company to attract and retain directors with outstanding qualifications and experience.

                                   ARTICLE II
                                  DEFINITIONS

    The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

    2.1  BOARD:  The Board of Directors of Datapoint Corporation.

    2.2 CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    2.3 COMMITTEE: The Compensation Committee of the Board; provided, however, the Compensation Committee shall not take any action under this Plan unless it is at all times composed solely of not less than three "Non-Employee Directors" within the meaning of Rule 16b-3, as promulgated under the Securities Exchange Act of 1934, as amended. In the event the Compensation Committee is unable to act, the Board shall take any and all actions required or permitted to be taken by the Committee under this Plan.

    2.4  COMMON STOCK:  The common stock of Datapoint Corporation.

    2.5  COMPANY:  Datapoint Corporation and any of its subsidiaries.

    2.6 DISABILITY: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

    2.7  ELIGIBLE DIRECTOR:  A member of the Board of the Company.

    2.8 FAIR MARKET VALUE: The average of the high and low reported sales prices of Common Stock on the New York Stock Exchange -- Composite Tape as reported in the Southwest edition of THE WALL STREET JOURNAL. If there were no Common Stock sales on such day, then: (a) in the case of an Option grant, Fair Market Value is the average of the high and low reported sales prices on the last preceding day on which sales occurred; and (b) in the case of the exercise of an Option, the Fair Market Value is the "Weighted Average" of the average of the high and low reported sales prices on the last preceding day on which sales occurred and such average on the first succeeding day on which sales occurred. The Weighted Average is determined by first multiplying (i) the average between the high and low sales prices on the last preceding day on which sales occurred by the number of days after exercise until the first subsequent sales occurred,
(ii) the average between the high and low sales prices on the next succeeding day on which sales occurred by the number of days before exercise of the last preceding day on which sales occurred. The Weighted Average is the sum of (i) and (ii) above, divided by the number of days from the last preceding day on which sales occurred to the next succeeding day on which sales occurred.

    2.9  OPTION:  A stock option granted under the Plan.

    2.10 OPTION PRICE: The purchase price of a share of Common Stock under an Option.

    2.11 PLAN: The Datapoint Corporation 1996 Director Stock Option Stock Plan, as from time to time amended.

    2.12  RETIREMENT:  Cessation of service on the Board at or after age 65.

    2.13 SUBSIDIARY: A subsidiary corporation, as defined in section 424(f) of the Code.

    2.14 TERMINATION DATE: A date fixed by the Committee but not later than the day following the fifth anniversary of the date on which the Option is granted.

                                  ARTICLE III
                                 ADMINISTRATION

    3.1 Except as otherwise provided in the Plan, the Committee shall make all grants hereunder, administer the Plan, construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to its administration, including the delegation of administrative responsibilities, which it believes reasonable and proper; provided, however, that all Options granted hereunder shall be approved in advance by the Committee, and if the Committee is unable to act, then all such Option grants made hereunder shall be approved in advance by the Board.

    3.2 The Committee shall consist of not less than three members of the Board. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by the Board.

    3.3 Any decision made, or action taken, by the Committee in connection with the interpretation and administration of the Plan shall be final and conclusive.

                                   ARTICLE IV
                           SHARES SUBJECT TO THE PLAN

    4.1 The total number of shares of Common Stock available for grants of Options under the Plan shall be 500,000 subject to adjustment in accordance with
Article VIII of the Plan. These shares may be either authorized but unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future grants of Options.

                                   ARTICLE V
                        ELIGIBILITY AND GRANT OF OPTIONS

    5.1  Options may be granted only to Eligible Directors of the Company.

    5.2 Each current Eligible Director shall be granted, as of the date of adoption of the Plan by the Board, but exercisable only after the date of the approval of the Plan by the shareholders of the Company, an Option to purchase 25,000 shares of Common Stock. Thereafter, each newly elected Eligible Director shall be granted, as of the date of election to the Board, an Option to purchase 25,000 shares of Common Stock. Additionally, the current Chairman of the Board shall receive, as of the date of the adoption of the Plan by the Board, but exercisable only after the date of the approval of the Plan by the shareholders of the Company, an Option to purchase an additional 50,000 shares of Common Stock. Thereafter, each newly elected Chairman of the Board shall receive, as of the date of his election as Chairman of the Board, an Option to purchase additional shares of Common Stock.

    5.3 An Eligible Director or Chairman of the Board who receives a grant pursuant to Section 5.2 of the Plan shall not thereafter be eligible for a further grant under the Plan whether or not such original grant has been exercised, except in the limited case of a sitting director being promoted to Chairman as detailed in Section 5.2 hereof.

                                   ARTICLE VI
                                TERMS OF OPTIONS

    6.1 OPTION AGREEMENTS: All Options shall be evidenced by written agreements executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.

    6.2 OPTION PRICE: The Option Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

    6.3 PERIOD OF EXERCISE: Options shall be exercisable at any time after the date of the Option grant provided such grant has been approved in advance by the Committee (or the Board, as applicable). However, no Option or portion thereof shall be exercisable after the Termination Date.

    6.4 MANNER OF EXERCISE AND PAYMENT: An option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. The price of Common Stock purchased pursuant to an Option, or portion thereof, may be paid:

    (a) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company,

    (b) through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Option Price, if so specified in the relevant Option agreement, or

    (c) by any combination of the above methods of payment.

    The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

    6.5 NONTRANSFERABILITY OF OPTIONS: Each Option shall, during the Optionee's lifetime, be exercisable only by the Optionee, and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

    6.6  CESSATION OF DIRECTORSHIP OF OPTIONEE:

        (a) CESSATION OF DIRECTORSHIP OTHER THAN BY REASON OF RETIREMENT, DISABILITY, OR DEATH. If an Optionee shall cease to be a director of the Company otherwise than by reason of Retirement, Disability, or death, each Option held by the Optionee, together with all rights hereunder, shall terminate on the earlier of the Termination Date or the one-hundred and eightieth day following the date of cessation of the directorship, to the extent not previously exercised; provided, however, that in the event the Optionee's directorship service is terminated due to gross misconduct, the Options granted to such Optionee hereunder shall be null and void after such termination occurs or such determination is made.

        (b)  CESSATION OF DIRECTORSHIP BY REASON OF RETIREMENT OR
    DISABILITY. If an Optionee shall cease to be a director of the Company by reason of Retirement or Disability, each Option held by the Optionee shall remain exercisable until the earlier of:

         i. the termination Date,

         ii. the death of the Optionee, or such later date not more than one year after the death of the Optionee as the Committee, in its discretion, may provide pursuant to Section 6.6(c) of the Plan, or

        iii. the first anniversary of the date of the cessation of the Optionee's directorship, and thereafter all such Options shall terminate together with all rights hereunder, to the extent not previously exercised.

        (c) CESSATION OF DIRECTORSHIP BY REASON OF DEATH. In connection with adjusting the terms of outstanding Options, the Committee shall take any such action, including price adjustment, as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under
    Article IV above shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee.

                                  ARTICLE VII
                                  ADJUSTMENTS

    7.1 If (a) the Company shall at any time be involved in a transaction to which section 424(a) of the Code is applicable; (b) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock; or (c) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Options, the Board shall take any such action, including price adjustment, as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Article IV above shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee.

                                  ARTICLE VIII
                       AMENDMENT AND TERMINATION OF PLAN

    8.1 The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part, or amend it in such respects as the Board may deem appropriate.

    8.2 No amendment, suspension or termination of this Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Optionee under the Plan.

    8.3 The Board may amend this Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code and to Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE IX
                        GOVERNMENT AND OTHER REGULATIONS

    9.1 The obligation of the Company to issue, or transfer and deliver shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and any stock exchanges on which Common Stock is traded.

    9.2 In addition to, and without limiting, the Company's rights under the preceding paragraph, the Committee any postpone any exercise of an Option for such time as the Committee in its discretion may deem necessary in order to permit the Company with reasonable diligence (i) to effect or maintain the listing of the Common Stock on the New York Stock Exchange or to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares issuable upon the exercise of the Option, (ii) to determine that such shares and Plan are exempt from registration, or (iii) to comply with any applicable laws, regulations, rules, orders or approval requirements then in effect and required by governmental entities or any stock exchange on which the Common Stock is traded. Any such postponement shall not extend the term of an Option, and neither the Company or its directors or officers shall have any obligation or liability to any Optionee or Optionee's successor with respect to any shares subject to an Option that lapses unexercised because of such postponement.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

    10.1 PLAN DOES NOT CONFER STOCKHOLDER RIGHTS: Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of the Optionee's death shall have any rights of a stockholder with respect to the shares subject to each Option, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

    10.2 PLAN EXPENSES: Any expenses of administering this Plan shall be borne by the Company.

    10.3 USE OF EXERCISE PROCEEDS: Payments received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any Common Stock received in payment may be retired, or retained in the Company's treasury and reissued.

    10.4 INDEMNIFICATION: In addition to such other rights of indemnification as they may have as members of the Board, or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

                                   ARTICLE XI
                    SHAREHOLDER APPROVAL AND EFFECTIVE DATES

    11.1 The Plan shall become effective when it is adopted by the Board. However, if the Plan is not approved within one year after the Plan is adopted by the Board by the vote at a meeting of the shareholders of Datapoint Corporation of the holders of a majority of the outstanding shares of Datapoint Corporate entitled to vote, the Plan and all Options shall terminate at the time of that meeting of shareholders or, if no such meeting is held, after the passage of one year from the date the Plan was adopted by the Board. Options may not be granted under the Plan after November 1, 2006.

                                                                         ANNEX E

                             DATAPOINT CORPORATION
                        1996 EMPLOYEE STOCK OPTION PLAN

                                   ARTICLE I
                                    PURPOSE

    The purpose of the Datapoint Corporation 1996 Employee Stock Option Plan is to provide certain selected employees of Datapoint Corporation and its subsidiaries an opportunity to purchase or receive shares of Common Stock of Datapoint Corporation or to benefit from the appreciation thereof, thus providing an increased incentive for these employee to contribute to the future success and prosperity of Datapoint Corporation, enhancing the value of the stock for the benefit of the stockholders, and increasing the ability of Datapoint Corporation to attract and retain individuals of exceptional skills.

                                   ARTICLE II
                                  DEFINITIONS

    The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

    2.1  BOARD:  The Board of Directors of Datapoint Corporation.

    2.2 CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    2.3  COMMITTEE:  The Committee, appointed by the Board and described in
Section 3.2 of the Plan, that shall be responsible for administering the Plan and making Option Grants hereunder.

    2.4  COMMON STOCK:  The common stock of Datapoint Corporation.

    2.5  COMPANY:  Datapoint Corporation and any of its Subsidiaries, if any.

    2.6 DISABILITY: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

    2.7  EMPLOYER:  The corporation that employs the employee or Optionee.

    2.8 FAIR MARKET VALUE: The average of the high and low reported sales prices of Common Stock on the New York Stock Exchange-Composite Tape as reported in the Southwest edition of THE WALL STREET JOURNAL. If there were no Common Stock sales on such day, then:

    a. in the case of an Option grant, Fair Market Value is the average of the high and low reported sales prices on the last preceding day on which sales occurred; and

    b. in the case of the exercise of an Option, the Fair Market Value is the "Weighted Average" of the average of the high and low reported sales prices on the last preceding day on which sales occurred and such average on the first succeeding day on which sales occurred. The Weighted Average is determined by first multiplying (i) the average between the high and low sales prices on the last preceding day on which sales occurred by the number of days after exercise until the first subsequent sales occurred, and (ii) the average between the high and low sales prices on the next succeeding day on which sales occurred by the number of days before exercise of the last preceding day on which sales occurred.

    2.9 ISO: An incentive stock option within the meaning of section 422 of the Code.

    2.10 NON-EMPLOYEE DIRECTOR: A director who: (i) is not currently an officer or employee of Datapoint Corporation or of any Subsidiary; (ii) (A) does not receive compensation, either directly or indirectly, for any non-director service in an amount that would be required to be disclosed under
Item 404(a) of Regulation S-K or (B) possess an interest in any other transaction requiring disclosure under such Item; and (iii) is not engaged in a business relationship disclosable under Item 404(b) of Regulation S-K.

    2.11  NON-ISO:  A stock option that is not an ISO.

    2.12  OPTION:  A stock option granted under the Plan.

    2.13 OPTION PRICE: The purchase price of a share of Common Stock under an Option.

    2.14 OPTIONEE: An employee of the Company who has been granted one or more Options.

    2.15 PARENT CORPORATION: A parent corporation, as defined in section 424(e) of the Code.

    2.16 PLAN: The Datapoint Corporation 1996 Employee Stock Option Plan, as from time to time amended.

    2.17 RESTRICTED PERIOD: A period beginning on the date the Option is granted and ending on a date determined by the Committee.

    2.18 RESTRICTED STOCK: Common Stock subject to the restrictions described in Section 6.11 of the Plan, so long as such restrictions are in effect.

    2.19 RETIREMENT: Retirement on or after age sixty-five, or, with the advance consent of the Company, at an earlier age.

    2.20  STOCK APPRECIATION RIGHT:  A Stock Appreciation Right as defined in
Section 6.7 of the Plan.

    2.21 SUBSIDIARY: A subsidiary corporation, as defined in section 424(f) of the Code.

    2.22 TERMINATION DATE: A date fixed by the Committee but not later, with respect to an ISO, than the day preceding the tenth anniversary of the date on which the Option is granted or, with respect to a Non-ISO, than the day following the tenth anniversary of the date on which the Option is granted.

                                  ARTICLE III
                                 ADMINISTRATION

    3.1 Except as otherwise provided in the Plan, the Committee shall administer the Plan and shall have full power to grant Options, construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

    3.2 The Committee shall consist of not less than three members of the Board, all of whom shall be Non-Employee Directors, and appointed by the Board. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by the Board. The Board shall take all steps necessary to assure that the Committee is composed of Non-Employee Directors within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended, and that Options granted under this Plan comply in all respects with the requirements of Rule 16b-3. Options granted hereunder shall be approved in advance by the Committee. However, if the Committee, for whatever reason, is unable to act, then Options granted under this Plan shall be approved in advance by the Board.

    3.3 Subject to the provisions of the Plan, the Committee shall establish the policies and criteria pursuant to which it shall grant Options and administer the Plan. Subject to the provisions of the Plan, the Committee shall, in its discretion, determine which employees of the Company shall be granted Options, the number of shares subject to option under any such Options, the dates after which Options may be exercised, in whole or in part, and the terms and conditions of the Options. This shall include Options granted with terms and conditions that will permit their designation in accordance with the wishes of the prospective Optionee as ISOs or Non-ISOs.

    3.4 The Committee may at any time, with the consent of the Optionee, in its sole discretion, cancel any Option and issue to the Optionee a new Option for an equivalent or lesser number of Common Stock shares, and at a lesser Option Price.

    3.5 Any decision made, or action taken, by the Committee or the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

                                   ARTICLE IV
                           SHARES SUBJECT TO THE PLAN

    4.1 The total number of shares of Common Stock available for grants of Options under the Plan shall be 2,000,000, subject to adjustment in accordance with Article VIII of the Plan. These shares may be either authorized but unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire, terminate or be cancelled for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future grants of Options. An Option, or portion thereof, exercised through the exercise of a Stock Appreciation Right pursuant to Section 6.7 of the Plan shall be treated, for the purposes of this Article IV, as though the Option, or portion thereof, had been exercised through the purchase of Common Stock, with the result that the shares of Common Stock subject to the Option, or portion thereof, that was so exercised shall not be available for future grants of Options.

                                   ARTICLE V
                                  ELIGIBILITY

    5.1 Options may be granted to employees of the Company or, with respect to Non-ISO's, to persons who have been engaged to become employees of the Company. Members of the Board who are not employees of the Company shall not be eligible for Option grants hereunder.

                                   ARTICLE VI
                                TERMS OF OPTIONS

    6.1 OPTION AGREEMENTS. All Options shall be evidenced by written agreements executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date. Those Options that comply with the requirements for an ISO set forth in section 422 of the Code at the request of the Optionee shall be designated ISOs, and all other Options shall be designated Non-ISOs.

    6.2 OPTION PRICE. The Option Price shall not be less than seventy-five percent (75%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. However, if the Option is intended to be an ISO, the Option Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

    6.3 PERIOD OF EXERCISE. The Committee shall determine the dates after which Options may be exercised in whole or in part for any reason whatsoever. If Options are exercisable in installments, installments or portions thereof that are exercisable and not exercised shall accumulate and remain exercisable. The Committee may also amend an Option to accelerate the dates after which Options may be exercised in whole or in part. However, no Option or portion thereof shall be exercisable after the Termination Date; in addition, no Option or portion thereof granted to any Optionee subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, shall be made exercisable during the six month period beginning on the date such Option was granted.

    6.4  SPECIAL RULES REGARDING ISOS GRANTED TO CERTAIN
EMPLOYEES. Notwithstanding any contrary provisions of Section 6.2 and 6.3 of the Plan, no ISO shall be granted to any employee who, at the time the Option is granted, owns (directly, or within the meaning of section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Employer or of any Subsidiary or Parent Corporation thereof, unless (a) the Option Price under such Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted and (b) the Termination Date of such Option is a date not later than the day preceding the fifth anniversary of the date on which the Option is granted.

    6.5 MANNER OF EXERCISE AND PAYMENT. An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. The price of Common Stock purchased pursuant to an Option, or portion thereof, may be paid in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, or, if specifically permitted under the terms of the Option, through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Option Price, or by any combination of the above methods of payment. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of an option.

    6.6 WITHHOLDING TAXES. The Company may, in its discretion, require an Optionee to pay to the Company the amount, or make such other arrangements, at the time of exercise or thereafter, that the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise.

    6.7 STOCK APPRECIATION RIGHTS. At or after the grant of an Option, the Committee, in its discretion, may provide an Optionee with an alternate means of exercising an Option, or a designated portion thereof, by granting the Optionee a Stock Appreciation Right. A Stock Appreciation Right is a right to receive, upon exercise of an Option or any portion thereof, in the Committee's discretion, an amount of cash equal to and/ or shares of Common Stock having a Fair Market Value on the date of exercise equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Option Price, multiplied by the number of shares of Common Stock that the Optionee would have received had the Option or such portion thereof been exercised through the purchase of shares of Common Stock at the Option Price, provided that (a) such Option or portion thereof has been designated as exercisable in this alternative manner, (b) such Option or portion thereof is otherwise exercisable, and (c) the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option Price.

    6.8 NONTRANSFERABILITY OF OPTIONS. Each Option shall, during the Optionee's lifetime, be exercisable only by the Optionee, and neither it nor any right hereunder shall be transferable otherwise than by will, the laws of descent and distribution, or, solely with respect to Non-ISO's, a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder) nor will any Option granted hereunder be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights of interests hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

    6.9  CESSATION OF EMPLOYMENT OF OPTIONEE.

        (a) CESSATION OF EMPLOYMENT OTHER THAN BY REASON OF RETIREMENT, DISABILITY, OR DEATH. If an Optionee shall cease to be employed by the Company otherwise than by reason of Retirement, Disability, or death, each Option held by the Optionee, together with all rights hereunder, shall be exercisable only to the extent exercisable on the date of the cessation of employment, and shall terminate on the earlier of the Termination Date or the one hundred and eightieth day following the date of cessation of employment, to the extent not previously exercised; provided, however, that in the event the Optionee's employment with the Company is terminated due to his gross misconduct, the Options granted to such Optionee hereunder shall be null and void after such termination occurs or such determination is made by the Committee.

        (b) CESSATION OF EMPLOYMENT BY REASON OF RETIREMENT OR DISABILITY. If an Optionee shall cease to be employed by the Company by reason of Retirement or Disability, each Option held by the Optionee shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of:

         i. the Termination Date,

         ii. the death of the Optionee, or such later date not more than one year after the death of the Optionee as the Committee, in its discretion, may provide pursuant to section 6.9(c) of the Plan, or

        iii. the first anniversary of the date of the cessation of the Optionee's employment, and thereafter all such Options shall terminate together with all rights hereunder, to the extent not previously exercised.

        (c) CESSATION OF EMPLOYMENT BY REASON OF DEATH. In the event of the death of the Optionee, while employed by the Company, an Option may be exercised at any time or from time to time prior to the earlier of the Termination Date or the first anniversary of the date of the Optionee's death, by the person or persons to whom the Optionee's rights under each Option shall pass by will or by the applicable laws of descent and distribution, to the extent that the Optionee was entitled to exercise it on the Optionee's date of death. In the event of the death of the Optionee while entitled to exercise an option pursuant to Section 6.9(b), the Committee, in its discretion, may permit such Option to be exercised at any time or from time to time prior to the Termination Date during a period of up to one year from the death of the Optionee, as determined by the Committee, by the person or persons to whom the Optionee's rights under each Option shall pass by will or by the applicable laws of descent and distribution, to the extent that the Option was exercisable at the time of cessation of the Optionee's rights under an Option have passed by will or by the applicable laws of descent and distribution shall be subject to all terms and conditions of the Plan and the Option applicable to the Optionee.

    6.10 NOTIFICATION OF SALES OF COMMON STOCK. Any Optionee who disposes of shares of Common Stock acquired upon the exercise of an ISO: (a) within two years after date of the grant of the ISO under which the shares were acquired;
(b) within one year after the transfer of such shares to the Optionee; or (c) more than three months after his termination of employment with the Company, shall notify the Company of such disposition and of the amount realized upon such disposition. In the event an Optionee terminates employment with the Company due to Disability, the words "three months" in Section 6.10(c) shall be replaced with the words "one year."

    6.11  RESTRICTIONS UPON SHARES OF COMMON STOCK ACQUIRED UPON EXERCISE OF AN
OPTION:

        (a) PROVISIONS CONCERNING RESTRICTED STOCK. An Option may provide, in the discretion of the Committee, that all or a portion of the Common Stock to be received by the Optionee upon exercise of the Option (including exercise of a Stock Appreciation Right) shall be Restricted Stock. None of the shares of Common Stock acquired by the Optionee upon the exercise of an Option shall be Restricted Stock unless the Option agreement expressly provides that all or a portion of such shares shall be shares of Restricted Stock and the Restricted Period with respect to such shares is stated in the Option agreement. The Committee may establish different Restricted Periods with respect to different shares of Common Stock acquired pursuant to an Option. The Committee may also accelerate the dates at which the Restricted Period ends or otherwise waive or modify the restrictions on Restricted Stock with the consent of the Optionee before or after an Option is exercised, Common Stock delivered to an estate, heir or beneficiary of an Optionee pursuant to the exercise of an Option after the Optionee's death shall not be Restricted Stock.

        (b) RESTRICTIONS ON TRANSFERABILITY. During the Restricted Period shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided herein. Except for such restrictions, the Optionee, as owner of such shares, shall have all the rights of a stockholder, including (but not limited to) the right to receive all dividends paid on such shares and the right to vote such shares. Restricted Stock may be transferred to the Company in satisfaction of the Company's obligation to withhold taxes pursuant to Section 6.6 of the Plan, or be placed into escrow to secure the Company's ability to satisfy such obligation, and any restrictions with respect to shares transferred in satisfaction of such obligation shall terminate. Each certificate issued in respect of shares of Restricted Stock acquired pursuant to the exercise of an Option shall be registered in the name of the Optionee, shall be deposited by him with the Company together with stock power endorsed in blank and shall be the following (or similar legend):

        "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY THAT CERTAIN INSTRUMENT ENTITLED 'DATAPOINT CORPORATION 1996 EMPLOYEE STOCK OPTION PLAN', WHICH GRANTS TO THE COMPANY AN OPTION TO PURCHASE SUCH SHARES IN CERTAIN INSTANCES. A COPY OF SUCH PLAN IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

    At the end of the Restricted Period, or when the restrictions have otherwise terminated with respect to one or more shares of Restricted Stock, the Company shall deliver to the Optionee (or his legal representative, beneficiary or heir) one share of Common Stock without the legend referred to herein for each such share of Restricted Stock deposited with it by the Optionee.

        (c) COMPANY'S OPTION TO REPURCHASE UPON CESSATION OF EMPLOYMENT. If an Optionee cease to be an employee of the Company during the restricted Period for any reason, the Company shall have an option, with respect to Options exercised otherwise than pursuant to a Stock Appreciation Right, to purchase all or a portion of the shares of Restricted Stock acquired by the Optionee pursuant to the exercise of an Option, at a price equal to the price originally paid therefor by the Optionee. With respect to shares of Restricted Stock acquired pursuant to the exercise of a Stock Appreciation Right, the Company shall have the option to reacquire such shares without the payment of any consideration. The Company may exercise its option to purchase or reacquire the Restricted Stock within ninety days of the date on which the Optionee ceases to be employed by the Company. The Company shall exercise its option by giving notice to the Optionee in writing of such exercise. The Company shall pay in cash the purchase price for shares of Restricted Stock within five (5) days after exercising its option pursuant to this paragraph. If the Company does not exercise its option to purchase or reacquire shares of Restricted Stock, upon the expiration of the period during which the Company may exercise its option to purchase such shares of Restricted Stock, the Company shall deliver to the Optionee (or the Optionee's legal representative, beneficiary or heir) one share of Common Stock without the legend referred to herein for each share of Restricted Stock deposited with it by the Optionee.

                                  ARTICLES VII
                          LIMITATION ON GRANTS OF ISOS

    7.1 The aggregate Fair Market Value (determined as of the date the Option is granted) of the Common Stock which any employee may exercise for the first time in any calendar year under this or any other stock option plan maintained by the Employer or by any Subsidiary or Parent Corporation of the Employer as an ISO shall be limited to $100,000 or such higher amount as may be permitted from time to time under the Code.

                                  ARTICLE VIII
                                  ADJUSTMENTS

    8.1 If (a) the Company shall at any time be involved in a transaction to which section 424(a) of the Code is applicable; (b) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock; or (c) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options, the Committee shall take any such action, including price adjustment, as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Article IV above shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee.

                                   ARTICLE IX
                       AMENDMENT AND TERMINATION OF PLAN

    9.1 The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate.

    9.2 No amendment, suspension or termination of this Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Optionee under the Plan.

    9.3 The Board may amend this Plan, subject to the limitations cited above, in such matter as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code and Rule 16b-3.

                                   ARTICLE X
                        GOVERNMENT AND OTHER REGULATIONS

    10.1 The obligation of the Company to issue, or transfer and deliver shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and any stock exchanges on which Common Stock is traded.

    10.2 In addition to, and without limiting, the Company's rights under the preceding paragraph, the Committee may postpone any exercise of an Option or Stock Appreciation Right for such time as the Committee in its discretion may deem necessary in order to permit the Company with reasonable diligence (i) to effect or maintain the listing of the Common Stock in the New York Stock Exchange or to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares issuable upon the exercise of the Option or the Stock Appreciation Right, (ii) to determine that such shares and Plan are exempt from registration, or (iii) to comply with any applicable laws, regulations, rules, orders, or approval requirements then in effect and required by governmental entities of any stock exchange on which the Common Stock is traded. Any such postponement shall not extend the term of an Option, and neither the Company nor its directors or officers shall have any obligation or liability to any Optionee or Optionee's successor with respect to any shares subject to an Option or Stock Appreciation Right that lapses unexercised because of such postponement.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

    11.1 PLAN DOES NOT CONFER EMPLOYMENT OR STOCKHOLDER RIGHTS. The right of the Company to terminate (whether by dismissal or otherwise) the Optionee's employment with it at any time at will, or as otherwise provided by any agreement between the Company and the Optionee, is specifically reserved. Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of the Optionee's death shall have any rights of a stockholder with respect to the shares subject to each Option, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

    11.2 PLAN EXPENSES. Any expenses of administering this Plan shall be borne by the Company.

    11.3 USE OF EXERCISE PROCEEDS. Payments received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any Common Stock received in payment may be retired, or retained in the Company's treasury and reissued.

    11.4 INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board, or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expenses, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

                                  ARTICLE XII
                    SHAREHOLDER APPROVAL AND EFFECTIVE DATES

    12.1 The Plan shall become effective when it is adopted by the Board. However, if the Plan is not approved within one year after the Plan is adopted by the Board by the vote at a meeting of the stockholders of Datapoint Corporation of the holders of a majority of the outstanding shares of Datapoint Corporation entitled to vote, the Plan and all Options shall terminate at the time of that meeting of stockholders or, if no such meeting is held, after the passage of one year from the date the Plan was adopted by the Board. Options may not be granted under the Plan after November 1, 2006.

                               THE DEPOSITARY IS:
                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                                       BY FACSIMILE:          BY HAND OR OVERNIGHT COURIER:
          BY MAIL:                    (212) 509-5150
                                        TELEPHONE:                     19th Floor
         2 Broadway                                                    2 Broadway
     New York, NY 10003           (212) 509-4000 Ext. 227          New York, NY 10003

                           THE SOLICITATION AGENT IS:
                     SHAREHOLDER COMMUNICATIONS CORPORATION
                            (800) 733-8481 Ext. 402

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys' fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgment, fines, settlements and reasonable expenses (including attorneys' fees) incurred by him in connection with any other proceeding, if (a) he conducted himself in good faith and he reasonably believed his conduct to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

    Article Eight of the Company's Certificate of Incorporation, as amended, provides as follows: "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

    Section 25 of the Amended and Restated Bylaws of the Company provides as follows:

    "Each person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation (including the heirs, executors, administrators or estate of such person)- shall be indemnified by the corporation (and by any corporation succeeding this corporation by way of a merger or consolidation) to the full extent permitted or authorized by the laws of the State of Delaware, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person in his capacity as or arising out of his status as a director or officer of the corporation or, if serving at the request of the corporation, as a director or officer of another corporation. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which the corporation may have to make different or further indemnifications with respect to the same or different persons or classes of persons.

    No person shall be liable to the corporation for any loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by him as director or officer of the corporation or of any other corporation which he serves as a director or officer at the request of the corporation, if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (ii) took or omitted to take such action in reliance upon advice of counsel for the corporation, or for such other corporation, or upon statements made or information furnished by directors, officers, employees or agents of the corporation, or of such other corporation, which he had no reasonable grounds to disbelieve.

    Notwithstanding anything to the contrary set forth elsewhere herein, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

    The Company has in place agreements with certain officers and directors affirming the Company's obligation to indemnify them to the fullest extent permitted by law and providing various other projections. Certain of such officers and directors are also beneficiaries of a trust created by the Company to provide assurance to such individuals of the payment of the Company's obligations under the indemnification agreements. In December 1994, a lawsuit was brought against the Company involving the earlier sale of real estate by the Company. In April, 1996, an adverse jury verdict was rendered against the Company and two of its executive officers. Subsequent to the end of the third quarter of 1996, a settlement was reached among the litigants. As such, the District Court entered a Judgment Non Obstante Veredicto (Judgment Notwithstanding the Verdict) that set aside the jury's findings against the Company and its two executive officers and set aside all damages. The settlement included payment of funds from such trust fund and the depletion thereof, issuance of a short term note, and shares of the Company's common stock.

    In addition, the Company has purchased an officers' and directors' liability insurance policy effective July 8, 1996 for a period of one year. The limit of liability for each claim is capped at $3 million for the term of the policy. Such policy covers claims made against an insured person under the policy in both indemnifiable and unindemnifiable situations. Such insurance does not provide coverage for wrongful acts committed or allegedly committed before July 8, 1996.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a)         Exhibits
            The exhibits listed on the accompanying index to exhibits are filed as part of this report.

(b)         Financial Statements
            The consolidated financial statements listed in the accompanying index to the financial statements are filed as part of this report.

(b)(2)      Financial Statement Schedules
            Schedule II -- Valuation and Qualifying Accounts and Reserves
            All other schedules are omitted since they are either not applicable or the required information is shown in the Company's financial statements or notes thereto.
            Individual financial statements of the Company are omitted because the Company is primarily an operating company and subsidiaries included in the Consolidated Financial Statements being filed in the aggregate do not have minority equity interest and/or indebtedness to any person other than the Company or its consolidated subsidiaries in amounts which together exceed 5% of the total consolidated assets as shown by the most recent year-end
            Consolidated Balance Sheet.

*(c)(1) Analysis of Corporate Capital Consultants, Inc. contained in a presentation to the Independent Committee of Datapoint Corporation
            (filed as Exhibit 99(e) to Amendment No. 2 to the Company's
            Registration Statement on Form S-4 filed on September 27, 1996 and incorporated herein by reference.).

*(c)(2) Analysis of Patricof & Co. Capital Corp. contained in a presentation to the Board of Directors of Datapoint Corporation (filed as Exhibit
            99(f) to Amendment No. 2 to the Company's Registration Statement on
            Form S-4 filed on September 27, 1996 and incorporated herein by reference.).


------------------------
* Confidential treatment requested pursuant to Rule 406.

ITEM 22.  UNDERTAKINGS

   (a)  (1)  The undersigned registrant hereby undertakes as follows:
             that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such re- offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
   (a) (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or
             (ii) that purports to meet the requirements of section
             10(a)(3) under the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule
             415 under such Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under such Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   (a) (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
   (a) (4) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule
             430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 30, 1996.


                                          DATAPOINT CORPORATION

                                          By: /s/ GERALD N. AGRANOFF

                                             -----------------------------------

                                              Vice President, General Counsel
                                              and Secretary


                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Phillip
P. Krumb and Gerald N. Agranoff his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                         TITLE                  DATE
-----------------------------------  -------------------------  ----------------

       /s/ ASHER B. EDELMAN
-----------------------------------  Chairman of the Board and   August 6, 1996
         Asher B. Edelman             Chief Executive Officer

        /s/ BLAKE D. THOMAS          Executive Vice President,
-----------------------------------   Chief Operating Officer    August 6, 1996
          Blake D. Thomas             and a Director

       /s/ PHILLIP P. KRUMB
-----------------------------------  Vice President and          August 6, 1996
         Phillip P. Krumb             Chief Financial Officer

      /s/ GERALD N. AGRANOFF         Vice President, General
-----------------------------------   Counsel, Secretary and a   August 6, 1996
        Gerald N. Agranoff            Director

      /s/ IRVING J. GARFINKEL
-----------------------------------  Director                    August 6, 1996
        Irving J. Garfinkel

        /s/ DANIEL R. KAIL
-----------------------------------  Director                    August 6, 1996
          Daniel R. Kail

      /s/ DIDIER M.M. RUFFAT
-----------------------------------  Director                    August 6, 1996
        Didier M.M. Ruffat

                               INDEX TO EXHIBITS


                                                                         SEQUENTIALLY
 EXHIBIT                                                                  NUMBERED
 NUMBER                      DESCRIPTION OF EXHIBITS                       PAGES
---------  ------------------------------------------------------------  ----------

 (3)  (a)  Certificate of Incorporation of Datapoint Corporation, as
            amended (filed as Exhibit (3)(a) to the Company's Annual
            Report on Form 10-K for the year ended July 31, 1993, and incorporated herein by reference).
 (3)  (b)  Bylaws of Datapoint Corporation, as amended (filed as
            Exhibit (3)(b) to the Company's Annual Report on Form 10-K for the year ended August 1, 1992, and incorporated herein by reference).
 (4)  (a)  Debenture holder Notice of Adjustment to Conversion Rate, dated as of June 11, 1981, between Datapoint Corporation and Continental Illinois Bank and Trust Company of Chicago, as Trustee, providing for 8 7/8% Convertible Subordinated
            Debentures Due 2006 (filed as Exhibit (4)(a) to the
            Company's Annual Report on Form 10-K for the year ended
            July 27, 1985 and said Indenture filed as Exhibit 4 to the Company's Registration Statement on Form S-116 (No.
            2-72395), each incorporated herein by reference).
 (4)  (b)  Certificate of Designation, Preferences, Rights and
            Limitations of Series of $1.00 Preferred Stock (filed as
            Exhibit (4)(e) to the Company's Registration Statement on
            Form S-4 dated April 30, 1992 and incorporated herein by reference).
(10)  (a)  1983 Employee Stock Option Plan (filed as Exhibit (4)(a)(4)
            to the Company's Registration Statement on Form S-8 dated
            November 9, 1983 and incorporated herein by reference).
(10)  (b)  1985 Director Stock Option Plan (filed as Exhibit (10)(i) to the Company's Annual Report on Form 10-K for the year ended
            August 11, 1987 and incorporated herein by reference).
(10)  (c)  1986 Employee Stock Option Plan (filed as Exhibit (10)(h) to the Company's Annual Report on Form 10-K for the year ended
            August 1, 1987 and incorporated herein by reference).
(10)  (d)  1991 Director Stock Option Plan (filed as Exhibit (10)(b)(2)
            to Amendment No. 1 dated February 6, 1992 to the Company's
            Registration Statement on Form S-4 (Registration No.
            33-44097) and incorporated herein by reference).
(10)  (e)  1992 Employee Stock Option Plan (filed as Exhibit (4)(a)(4)
            to the Company's Registration Statement on Form S-8 dated
            January 19, 1993 and incorporated herein by reference).
(10)  (f)  Agreement for Transfer of Assets and Liabilities in Exchange
            for Stock, dated as of June 28, 1985, between the Company and Intelogic Trace, Inc. (filed as Exhibit (10)(a) to the
            Company's Current Report on Form 8-K dated July 28, 1985 and incorporated herein by reference).
(10)  (g)  Master Maintenance Agreement, dated as of June 28, 1985, between the Company and Intelogic Trace, Inc. (filed as
            Exhibit (10)(b) to the Company's Current Report on Form 8-K dated July 28, 1985 and incorporated herein by reference).
(10)  (h)  Maintenance Agreement regarding open systems products between the Company and Intelogic Trace, Inc., (filed as
            Exhibit (10)(g) to the Company's Annual Report on Form 10-K for the year ended August 1, 1992, and incorporated herein by reference).

                                                                         SEQUENTIALLY
 EXHIBIT                                                                  NUMBERED
 NUMBER                      DESCRIPTION OF EXHIBITS                       PAGES
---------  ------------------------------------------------------------  ----------
(10)  (i)  Agreement between the Company and Arbitrage Securities
            Company, as amended (filed as Exhibit (10)(f) to the
            Company's Annual Report on Form 10-K for the year ended
            July 29, 1989 and incorporated herein by reference).
(10)  (j)  Indemnity Agreements with Officers and Directors (filed as
            Exhibit (10)(f) to the Company's Annual Report on Form 10-K
            for the year ended August 1, 1987 and incorporated herein
            by reference).
(10)  (k)  First Amendment to Indemnification Agreement with certain
            Officers and Directors, (filed as Exhibit (10)(h) to the
            Company's Annual Report on Form 10-K for the year ended
            July 28, 1990 and incorporated herein by reference).
(10)  (l)  Second Amendment to Employment Agreement with A.B. Edelman
            (said amendment filed as Exhibit (10)(h)(3) to the
            Company's Registration Statement on Form S-4 dated April
            30, 1992), amending Employment Agreement dated January 9,
            1991 (said agreement filed as Exhibit (10)(j) to the
            Company's Annual Report on Form 10-K for the year ended
            July 28, 1990), as amended by Amendment No. 1 dated
            December 1, 1990 (said amendment filed as Exhibit (10)(i)
            to the Company's Annual Report on Form 10-K for the year
            ended July 27, 1991), each of which are incorporated herein by reference.
(10)  (m)  Employment Agreement with D. Berger (filed as Exhibit
            (10)(m) to the Company's Annual Report on Form 10-K for the
            Year ended July 31, 1993 and incorporated herein by
            reference).
(10)  (n)  Employment Agreement with J. Berger (filed as Exhibit
            (10)(n) to the Company's Annual Report on Form 10-K for the
            Year ended August 1, 1992 and incorporated herein by
            reference).
(10)  (o)  Employment Agreement with K.L. Thrower (filed as Exhibit
            (10)(o) to the Company's Annual Report on Form 10-K for the
            Year ended August 1, 1992 and incorporated herein by
            reference).
(10)  (p)  First Amendment to the Grantor Trust Agreement dated June
            18, 1991 (filed as Exhibit (10)(n) to the Company's Annual
            Report on Form 10-K for the year ended July 27, 1991 and
            incorporated herein by reference).
(10)  (q)  Manufacturing facilities Agreement of Lease between the
            Company and Willis and Cox Associates, dated June 21, 1991
            (filed as Exhibit (10)(q) to the Company's Annual Report on
            Form 10-K for the Year ended August 1, 1992 and
            incorporated herein by reference).
(10)  (r)  Employment Agreement with D. Bencsik (filed as Exhibit
            (10)(r) to the Company's Annual Report on the Form 10-K for
            the Year ended July 30, 1994 and incorporated herein by
            reference).
(10)  (s)  Employment Agreement with G. Agranoff and Amendment No. 1 to
            Employment Agreement (filed as Exhibit (10)(s) to Amendment
            No. 2 to the Company's Registration Statement on Form S-4
            filed on September 27, 1996 and incorporated herein by
            reference).
(10)  (t)  Employment Agreement with B. Thomas (filed as Exhibit
            (10)(t) to Amendment No. 2 to the Company's Registration
            Statement on Form S-4 filed on September 27, 1996 and
            incorporated herein by reference).
(10)  (u)  Employment Agreement with P. Krumb (filed as Exhibit (10)(u)
            to Amendment No. 2 to the Company's Registration Statement
            on Form S-4 filed on September 27, 1996 and incorporated
            herein by reference).

                                                                         SEQUENTIALLY
 EXHIBIT                                                                  NUMBERED
 NUMBER                      DESCRIPTION OF EXHIBITS                       PAGES
---------  ------------------------------------------------------------  ----------
(10)  (v)  Settlement Agreement with NTI (filed as Exhibit (10)(v) to
            Amendment No. 2 to the Company's Registration Statement on
            Form S-4 filed on September 27, 1996 and incorporated
            herein by reference).
(10)  (w)  Umbrella Acquisition Agreement between Kalamazoo and
            Datapoint (filed as Exhibit 2 to the Company's Current
            Report on Form 8-K dated June 25, 1996 and incorporated
            herein by reference).
(10)  (x)  Form of Agreement for sale of assets of Datapoint Group
            Vendor and Kalamazoo (filed as Exhibit 3 to the Company's
            Current Report on Form 8-K dated June 25, 1996 and
            incorporated herein by reference).
(10)  (y)  Agreement for sale of DARTS Software (filed as Exhibit 4 to the Company's Current Report on Form 8-K dated June 25,
            1996 and incorporated herein by reference).
**(23)(a)  Consent of Independent Auditors.
**(23) (b) Letter dated October 21, 1996 from Independent Auditors regarding Consolidated financial statements as of July 27,
            1996 and July 29, 1995 and for each of the three fiscal
            years in the period ended July 27, 1996.
**(23)(c)  Consent of Patricof & Co. Capital Corporation.
**(27) (a) Schedule II, Datapoint Corporation and Subsidiaries,
            Valuation and Qualifying Accounts and Reserves.
**(99) (a) Form of Proxy to be used in soliciting the Holders of
            Datapoint Corporation $1.00 Exchangeable Preferred Stock.
**(99) (b) Form of Proxy to be used in soliciting the Holders of
            Datapoint Corporation Common Stock, par value $.25 per
            share.
**(99) (c) Form of Letter of Transmittal to be used by the Holders of
            Datapoint Corporation $1.00 Exchangeable Preferred Stock.
**(99) (d) Form of Notice of Guaranteed Delivery.
(99)  (e)  Analysis of Corporate Capital Consultants, Inc. contained in a presentation to the Independent Committee of Datapoint
            Corporation (filed as Exhibit 99(e) to Amendment No. 2 to
            the Company's Registration Statement on Form S-4 filed on
            September 27, 1996 and incorporated herein by reference).
(99)  (f)  Analysis of Patricof & Co. Capital Corp. contained in a presentation to the Board of Directors of Datapoint
            Corporation (filed as Exhibit 99(f) to Amendment No. 2 to
            the Company's Registration Statement on Form S-4 filed on
            September 27, 1996 and incorporated herein by reference).


------------------------

**  Filed herewith.